EXHIBIT 99.1

As further discussed in Note C to our consolidated financial statements “Adoption of Recent Accounting Standards and Revised Financial Statements”, this Exhibit 99.1 includes information from the Sepracor Inc. Annual Report on Form 10-K for the year ended December 31, 2008, or 2008 Form 10-K, adjusted to reflect the retrospective application of (i) Financial Accounting Standards Board Staff Position, or FSP, No. Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Settlement), or FSP APB 14-1 and (ii) FSP Emerging Task Force No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, or FSP EITF 03-6-1, each of which became effective on January 1, 2009, and to correct two immaterial accounting errors detected during the first quarter of 2009.  The information contained in this Exhibit 99.1 does not otherwise reflect events occurring after February 27, 2009 or modify or update the disclosure in our 2008 Form 10-K.

Item 6.  Selected Financial Data.

The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” and the related notes thereto. The historical results presented are not necessarily indicative of future results.

SEPRACOR SELECTED FINANCIAL DATA

	Year Ended December 31,
	2008 (as adjusted) (1)	2007 (as adjusted) (1)	2006 (as adjusted) (1)	2005 (as adjusted)(1)	2004 (as adjusted)(1)
	(In Thousands, Except Per Share Data)
STATEMENT OF OPERATIONS DATA:
Revenues:
Product sales, net	$1,215,239	$1,177,256	$1,149,374	$749,865	$311,945
Royalties and license fees	77,050	47,974	33,759	51,243	61,096
Total revenues	1,292,289	1,225,230	1,183,133	801,108	373,041
Costs and expenses:
Cost of revenue	129,999	116,116	103,555	66,263	35,427
Research and development(2)	246,813	263,756	163,488	144,504	159,974
Research and development—in process upon acquisition(3)	89,995	—	—	—	—
Selling, general and administrative and patent costs	759,235	779,922	762,839	624,819	389,072
Amortization of intangibles	7,368	154	230	535	667
Litigation settlement, net	—	34,000	—	—	—
Restructuring expense	(566)	6,921	—	—	—
Total costs and expenses	1,232,844	1,200,869	1,030,112	836,121	585,140
Income (loss) from operations	59,445	24,361	153,021	(35,013)	(212,099
Other income (expense):
Interest income	22,301	46,585	46,589	27,462	8,470
Interest expense	(34,105)	(28,801)	(46,474)	(46,287)	(29,168
Debt conversion expense(4)	—	—	—	—	(69,768)
Gain (loss) on early extinguishment of debt(5)	4,214	—	—	—	(7,022)
Equity in investee losses(6)	(1,103)	(507)	(422)	(665)	(1,485)
Other(7)	(11,960)	(1,002)	(300)	(79)	482
Gain on sale of affiliate stock(8)	—	—	—	18,345	—
Income (loss) before income taxes	38,792	40,636	152,414	(36,237)	(310,590)
(Benefit from) provision for income taxes(9)	(441,196)	6,270	3,656	151	—
Net income (loss)	$479,988	$34,366	$148,758	$(36,388)	$(310,590)
Basic net income (loss) attributable to common shares and other participating securities	$4.42	$0.32	$1.42	$(0.35)	$(3.38)
Diluted net income (loss) attributable to common shares and other participating securities	$4.13	$0.30	$1.29	$(0.35)	$(3.38)
Shares used in computing basic and diluted net income (loss) attributable to common shares and other participating securities:
Basic	108,562	106,908	105,074	104,839	92,017
Diluted	116,279	116,418	115,639	104,839	92,017

	December 31,
	2008	2007	2006	2005	2004
BALANCE SHEET DATA:
Cash and short and long-term investments	$765,830	$1,065,619	$1,166,324	$976,201	$833,912
Total assets	$1,807,324	$1,403,475	$1,491,833	$1,271,813	$1,035,179
Short- and long-term debt	$515,427	$674,489	$1,087,181	$1,065,085	$1,043,332
Stockholders’ equity (deficit)	$724,639	$227,552	$115,290	$(106,563)	$(231,874)

(1)

See Note C, “Adoption of Recent Accounting Standards and Revised Financial Statements,” in the notes to consolidated financial statements for more detailed information regarding adjustments to our consolidated financial statements.

The following table sets forth the impact of our adoption of FSP APB 14-1 and FSP EITF 03-6-1 in addition to other immaterial accounting error adjustments on our historical financial statements disclosed in the “Sepracor Selected Financial Data” table, set forth above, for the fiscal years ended December 31, 2008, 2007, 2006, 2005 and 2004.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Consolidated Statement of Operations changes:
Total costs and expenses
As previously reported	$1,236,562	$1,202,697	$1,032,017	$838,545	$584,818
As adjusted	$1,232,844	$1,200,869	$1,030,112	$836,121	$585,140
Income (loss) from operations
As previously reported	$55,727	$22,533	$151,116	$(37,437)	$(211,777)
As adjusted	$59,445	$24,361	$153,021	$(35,013)	$(212,099)
Interest income
As previously reported	$24,124	$46,599	$46,589	$27,462	$8,470
As adjusted	$22,301	$46,585	$46,589	$27,462	$8,470
Gain (loss) in extinguishment of debt
As previously reported	$10,082	$—	$—	$—	$(7,022)
As adjusted	$4,214	$—	$—	$—	$(7,022)
Interest expense
As previously reported	$(8,506)	$(3,020)	$(22,166)	$(23,368)	$(23,646)
As adjusted	$(34,105)	$(28,801)	$(46,474)	$(46,287)	$(29,168)
Net income (loss) before income taxes
As previously reported	$68,364	$64,603	$174,817	$(15,742)	$(304,746)
As adjusted	$38,792	$40,636	$152,414	$(36,237)	$(310,590)
Income taxes
As previously reported	$(446,746)	$6,270	$3,656	$151	$—
As adjusted	$(441,196)	$6,270	$3,656	$151	$—
Net income (loss)
As previously reported	$515,110	$58,333	$171,161	$(15,893)	$(304,746)
As adjusted	$479,988	$34,366	$148,758	$(36,388)	$(310,590)
Basic net income (loss) per common share
As previously reported	$4.79	$0.55	$1.63	$(0.15)	$(3.31)
As adjusted	$4.42	$0.32	$1.42	$(0.35)	$(3.38)
Diluted net income (loss) per common share
As previously reported	$4.47	$0.50	$1.48	$(0.15)	$(3.31)
As adjusted	$4.13	$0.30	$1.29	$(0.35)	$(3.38)

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Consolidated balance sheet changes:
Total assets
As previously reported	$1,815,075	$1,404,726	$1,493,793	$1,274,497	$1,039,118
As adjusted	$1,807,324	$1,403,475	$1,491,833	$1,271,813	$1,035,179
Short- and long-term debt
As previously reported	$531,938	$723,425	$1,161,898	$1,164,110	$1,165,275
As adjusted	$515,427	$674,489	$1,087,181	$1,065,085	$1,043,332
Stockholders’ equity (deficit)
As previously reported	$708,622	$176,413	$40,184	$(204,072)	$(349,878)
As adjusted	$724,639	$227,552	$115,290	$(106,563)	$(231,874)

(2)	Research and development costs for 2007 include the $75.0 million upfront payment to Bial-Portela & Ca, S.A., or Bial.

(3)	Represents costs associated with our Nycomed GmbH, or Nycomed, and Arrow International Limited, or Arrow, transactions in 2008.

(4)	Represents inducement costs associated with our conversion of $177.2 million of our 0% Series A notes due 2008 and $352.0 million of our 0% Series B notes due 2010, which was completed in 2004.

(5)

Represents a gain on our redemption in 2008 of the then outstanding $117.6 million par value amount of our 0% convertible subordinated notes due 2024 and a loss on our redemption in 2004 of the then remaining outstanding $430.0 million par value amount of our 5.75% convertible subordinated notes due 2006.

(6)	Represents our portion of BioSphere losses.

(7)	This amount includes an other-than-temporary impairment loss of $14.4 million on our investment in ACADIA Pharmaceuticals Inc., or ACADIA, in 2008.

(8)	Represents a gain on the sale of approximately 688,000 shares of Vicuron Pharmaceuticals Inc. common stock in 2005.

(9)	This amount includes the release of our valuation allowance in 2008.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Executive Overview

We are a research-based pharmaceutical company focused on discovering, developing and commercializing differentiated products that address large and growing markets and unmet medical needs and that are prescribed principally by primary care physicians and certain specialists. Our drug research and development program, together with our corporate development and licensing activities, have yielded a portfolio of products and product candidates intended to treat a broad range of indications. We are currently concentrating our product development efforts in two therapeutic areas: respiratory diseases and central nervous system, or CNS, disorders.

Our currently marketed products in the United States are:

•                  LUNESTA® (eszopiclone), a non-benzodiazepine sedative hypnotic, for the treatment of insomnia in adults;

•                  XOPENEX® (levalbuterol HCl) Inhalation Solution, a short-acting bronchodilator, for the treatment or prevention of bronchospasm in patients six years of age and older with reversible obstructive airway disease;

•                  XOPENEX HFA® (levalbuterol tartrate) Inhalation Aerosol, , a hydrofluoroalkane, or HFA, metered-dose inhaler, or MDI, for the treatment or prevention of bronchospasm in adults, adolescents and children four years of age and older with reversible obstructive airway disease;

•                  BROVANA® (arformoterol tartrate) Inhalation Solution, a long-acting, twice-daily (morning and evening), maintenance treatment of bronchoconstriction in patients with chronic obstructive pulmonary disease, or COPD, including chronic bronchitis and emphysema;

•                  OMNARIS™ (ciclesonide) Nasal Spray, an intranasal formulation of ciclesonide for the treatment of nasal symptoms associated with seasonal allergic rhinitis in adults and children six years of age and older, and with perennial allergic rhinitis in adults and adolescents 12 years of age and older; and

•                  ALVESCO® (ciclesonide) HFA Inhalation Aerosol, an inhaled corticosteroid in an HFA MDI formulation for the maintenance treatment of asthma as prophylactic therapy in adult and adolescent patients 12 years of age and older.

In January 2008, we obtained from Nycomed the exclusive United States distribution rights to OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol. We commercially introduced OMNARIS Nasal Spray in April 2008. In September 2008, we commercially introduced ALVESCO HFA Inhalation Aerosol through an extended, staged launch that initially was targeted primarily to specialists. In early 2009, we expanded our sales and marketing efforts to include a broader group of physicians. Because of the extended, staged launch for ALVESCO HFA Inhalation Aerosol, we expect 2009 revenues for this product to take place in the latter part of the year as we reduce launch phase inventory.

Our sales force markets our products in the United States to primary care physicians, allergists, pulmonologists, pediatricians, hospitals, psychiatrists and sleep specialists, as appropriate. We expect to commercialize any additional products that we may successfully develop or acquire through our own or a contract sales force, co-promotion agreements and/or out-licensing partnerships.

In January 2009, we announced a corporate restructuring and workforce reduction plan pursuant to which we intend to reduce our workforce by approximately 20%, or approximately 530 positions, of which approximately 180 are corporate positions and approximately 350 are field-based positions. We expect to substantially complete the workforce reduction by the end of the second quarter of 2009. In addition, we eliminated approximately 410 contract sales organization sales representative positions. These representatives marketed OMNARIS Nasal Spray, ALVESCO HFA Inhalation Aerosol and our XOPENEX products from September 2008 through January 2009. In total, our sales positions were reduced to approximately 1,325 (although the actual number of sales positions varies from time to time due to attrition in the ordinary course of business).

These reductions, together with other anticipated cost-saving initiatives across the organization, have resulted in a projected reduction in operating expenses of approximately $190 million in 2009, which is in addition to approximately $20 million of expense reductions realized during the fourth quarter of 2008. We are taking these actions in order to reduce costs, streamline operations and improve our cost structure. However, if we are unable to achieve the anticipated benefits, savings or improvements in our cost structure in the expected timeframe or other unforeseen events occur, our business and results of operations may be adversely affected. In addition, our restructuring plan may be disruptive to our business and could impair our ability to maintain sales levels and/or support potential sales growth and sales of additional products we may commercialize in the future.

As a result of the reduction in workforce, we expect to record restructuring charges and make future payments of between approximately $33.0 million and $37.0 million, a substantial portion of which we anticipate will be recorded in the first quarter of 2009. We currently expect these charges to consist of approximately $23.0 million to $24.0 million relating to employee termination benefits and approximately $10.0 million to $13.0 million relating to other charges, including contract sales organization termination fees and lease termination fees associated with office locations, equipment and automobiles. The increase in the estimate of our restructuring charge from our previously announced range primarily relates to recent decisions to vacate two additional office locations and fees related to the termination of our contact sales organization earlier than previously anticipated. Our estimated restructuring charge is based on a number of assumptions. Actual results may differ materially and additional charges not currently expected may be incurred in connection with, or as a result of, these reductions.

In June 2008, in order to establish a Canadian commercial presence, we acquired the outstanding capital stock of Oryx Pharmaceuticals, Inc., or Oryx, a specialty pharmaceutical company that markets branded prescription pharmaceutical products to physician specialists and hospitals within Canada and is focused in the cardiovascular, CNS disorder, pain and infectious disease therapeutic areas. We subsequently changed Oryx’s name to Sepracor Pharmaceuticals, Inc., or SPI. Following this acquisition, in accordance with SFAS 131, we began operating in two segments distinguished by strategic business units that offer different products: (1) Sepracor Inc., which consists of Sepracor and our subsidiaries other than SPI and currently engages in the discovery, research and development and commercialization of pharmaceutical products, and (2) SPI, which currently engages in the licensing and commercialization of pharmaceutical products in Canada. However, since there are no differences among our operating segments that are material to an understanding of our business as a whole, we present the discussion in this Management’s Discussion and Analysis of Financial Condition and Results of Operations on a consolidated basis. The accounting policies of both segments are the same.

Factors that will be critical for us in achieving near-term success include our ability to:

•                  increase our LUNESTA revenues, despite increasing competition;

•                  grow XOPENEX Inhalation Solution revenues outside of the Medicare market by maintaining targeted sales and marketing efforts aimed at the retail and hospital market segments;

•                  continue to increase our XOPENEX HFA revenues;

•                  successfully market and sell BROVANA, particularly in the home health care market segment, which could be adversely affected by potential restrictions on Medicare Part B reimbursement or changes in the Medicare Part B reimbursement amount for BROVANA;

•                  successfully commercialize OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol;

•                  successfully implement our corporate restructuring and workforce reduction plan and manage the impact of the restructuring on our revenues;

•                  reduce and manage expenses effectively to help preserve profitability and positive cash flow from operations; and

•                  maintain patent protection for our products, including successful enforcement of our patents, particularly for XOPENEX Inhalation Solution and LUNESTA for which a number of Abbreviated New Drug Application, or ANDAs, have been submitted to the United States Food and Drug Administration, or FDA.

We believe that success in each of these areas should allow us to continue to be profitable in the near term and provide us the ability to repay the outstanding $530.5 million par value amount of our convertible debt if and when it comes due. If not converted, repurchased at the holders’ or our option, or otherwise refinanced earlier, the par value amount of this debt becomes due as follows:

Par Value Amount of Outstanding Convertible Debt	Maturity Date
$148,020,000	October 2010
$382,450,000(1)	2024	(2)

(1)   During the year ended December 31, 2008, we repurchased and retired, at our option in privately negotiated transactions, an aggregate of $117.6 million par value amount of our 0% notes due 2024. We paid a total of $106.9 million in cash to repurchase these notes. On February 17, 2009, we announced that we commenced a tender offer to purchase for cash up to all $382.5 million aggregate par value amount of our outstanding 0% notes due 2024.

(2)   These notes may be converted into cash, and if applicable, shares of our common stock under a conversion formula that becomes applicable, if and when, our common stock price exceeds $67.20 per share on the NASDAQ Global Select Market. Prior to our common stock exceeding such price, the notes are convertible to cash at the option of the holders in October 2009, 2014, 2019 and 2024, as well as under certain other conditions.

Our long-term success depends in part on our ability to continue to sell our commercialized products, build upon our current business, successfully develop or acquire and commercialize new products and successfully implement our corporate restructuring and workforce reduction plan. Our long-term success also depends in part on our ability to maintain patent protection for our products, including successful enforcement of our patents, particularly for XOPENEX Inhalation Solution and LUNESTA for which a number of ANDAs have been submitted to the FDA.

We expect that sales of LUNESTA and XOPENEX Inhalation Solution will represent the majority of our total revenues in 2009. We do not have long-term sales contracts with our customers, and we rely on purchase orders for sales of our products. Reductions, delays or cancellations of orders for our marketed products could adversely affect our operating results. If sales of our marketed products do not meet our expectations, we may not have sufficient revenues to achieve our business plan and our business will not be successful.

In 2009, we expect to be profitable for the year on an operating and net income basis. We expect research and development expenses, sales, marketing and distribution expenses and general and administrative expense to decrease compared to 2008 as a result of our corporate restructuring and workforce reduction plan, together with other anticipated cost savings initiatives. As part of our business strategy, we have and expect to continue considering and, as appropriate, consummating acquisitions of other technologies, product candidates, approved products and/or businesses. We can provide no assurance that we will be successful in completing any such future acquisitions.

Recent Developments

In February 2009, the Committee for Medicinal Products for Human Use, or CHMP, re-confirmed its initial opinion recommending the European Commission, or EC, grant LUNIVIA® marketing approval in Europe, but without a new active substance status designation that we believe would enable more favorable commercialization of the product in the European Union, or EU. We intend to continue to pursue with the EC the circumstances surrounding LUNIVIA and our marketing application, and we anticipate the EC will be making a final decision in near future.

On February 17, 2009, we announced that we commenced a tender offer to purchase for cash up to all $382.5 million aggregate par value amount of our outstanding 0% notes due 2024. The terms and conditions of the offer are set forth in the Schedule TO, Offer to Purchase and the related Letter of Transmittal filed with the SEC on February 17, 2009. We are offering to purchase the notes at a price of $970 for each $1,000 of par value amount of notes tendered. The tender offer will expire at midnight, New York City time, at the end of March 16, 2009, unless extended or earlier terminated pursuant to the terms of the tender offer. The tender offer will not be contingent upon any minimum number of notes being tendered but is subject to certain conditions described in the Offer to Purchase.

Beginning February 9, 2009, we received notices from Teva Pharmaceuticals USA, Inc., or Teva, Cobalt Laboratories Inc., or Cobalt Laboratories, Dr. Reddy’s Laboratories Ltd. and Dr. Reddy’s Laboratories, Inc., collectively referred to as Dr. Reddy’s, Orchid Healthcare, a division of Orchid Chemicals & Pharmaceuticals Ltd., or Orchid, Glenmark Generics, Inc., or Glenmark Generics, Roxane Laboratories, Inc., or Roxane, Lupin Ltd, or Lupin, Wockhardt Limited, or Wockhardt, and Sun Pharma Global Inc., or Sun Global, that each has filed an ANDA with the FDA for generic versions of eszopiclone tablets (1 mg, 2 mg and 3 mg). Each submission includes a Paragraph IV certification alleging that one or more of our patents listed in the Orange Book for LUNESTA is invalid, unenforceable or not infringed by their respective proposed generic products. We anticipate receipt of additional notices that other ANDAs with Paragraph IV certifications have been filed by different generic pharmaceutical companies. We are currently contemplating commencing civil actions against these parties for patent infringement and will consider commencing patent infringement litigation against any other company that files an ANDA that includes a Paragraph IV certification with respect to eszopiclone.

Partnered Products and Revenue Related Agreements

As part of our business strategy, we have entered into collaboration, license and distribution agreements with other pharmaceutical companies for the development and commercialization of various products. These agreements sometimes include the receipt or payment of nonrefundable upfront payments, payments on achieving significant milestones, and royalty payments on sales if and when the underlying product or product candidate is commercialized in the relevant jurisdiction.

Out-Licensed Patents

Royalty revenues from our out-licensing agreements for certain patents we own were $70.3 million, $47.7 million and $33.8 million for the years ended December 31, 2008, 2007 and 2006, respectively. Our royalty revenues currently come primarily from sales in the antihistamine market. The antihistamine products for which we receive royalties face intense competition from over-the-counter products, such as CLARITIN® and ZYRTEC®, and generic prescription antihistamine products. This competition has a direct impact on our ability to earn royalties in this market. Additionally, there is uncertainty relating to possible changes in the market with much discussion about other prescription allergy products possibly being sold without a prescription. Finally, there is a possibility that companies that produce generic drugs may succeed in their patent challenges relating to drugs for which we receive royalties and other branded drugs with large market share. This could result in the introduction of other generic equivalents, which may increase price competition among antihistamines and lower market share for the branded drugs.

sanofi-aventis for Fexofenadine HCl.  In July 1993, we licensed to Hoechst Marion Roussel, Inc., or HMR, now sanofi-aventis (formerly Aventis), our U.S. patent rights covering fexofenadine HCl, which is marketed by sanofi-aventis as ALLEGRA® (fexofenadine HCl). However, since the introduction of a generic version of ALLEGRA in the United States during the third quarter of 2005, we have ceased to earn royalties on sales in the United States of ALLEGRA. Since August 1999, we have been entitled to receive royalties on fexofenadine product sales in countries outside of the United States where we have patents related to fexofenadine. We are currently receiving royalties from sanofi-aventis for sales of ALLEGRA in Japan, Canada and Australia and in certain EU member states. We recorded approximately $26.6 million, $25.2 million and $16.6 million of royalty revenues under these agreements in 2008, 2007 and 2006, respectively.

Schering-Plough Corporation for Desloratadine.  In December 1997, we licensed to Schering-Plough Corporation, or Schering- Plough, exclusive worldwide rights to our patents and patent applications relating to desloratadine, an active-metabolite of loratadine, which is marketed by Schering-Plough as CLARITIN. In January 2002, Schering-Plough commercially introduced CLARINEX®  brand desloratadine 5 mg tablets for the treatment of seasonal allergic rhinitis, in adults and children twelve years of age and older. In February 2002, Schering-Plough received FDA approval to market CLARINEX tablets for the treatment of chronic idiopathic urticaria, or CIU, in adults and children twelve years of age and older. Under the terms of our license agreement with Schering-Plough, we are currently receiving royalties on sales of CLARINEX in countries in which we hold patents. We recorded approximately $24.1 million, $16.5 million and $12.2 million of royalty revenue under this agreement in 2008, 2007 and 2006, respectively. Beginning in October 2007, the contractual royalty rate increased with respect to sales in the United States.

Schering-Plough has entered into settlement agreements with several ANDA filers involved in litigation with Schering-Plough that permit generic entry of CLARINEX-D®-12 Hour, CLARINEX-D® -24 Hour and CLARINEX® REDITABS® on January 1, 2012 and CLARINEX 5 mg tablet on July 1, 2012. Upon generic entry of each product by a party to any such settlement agreement, our right to receive royalties on sales of such product will be significantly reduced.

UCB for Levocetirizine.  In February 2006, we entered into a license agreement with UCB S.A. relating to levocetirizine. Under this agreement, we have exclusively licensed to UCB S.A. all of our patents and patent applications in the United States regarding levocetirizine and royalties are payable to us on United States sales of levocetirizine products. Pursuant to our agreement with UCB Farchim S.A., we also earn royalties on sales of levocetirizine outside of the United States. Levocetirizine is currently marketed by UCB Farchim S.A. under the brand names XYZALTM (levocetirizine) and XUSALTM (levocetirizine). In the EU for treatment of symptoms of seasonal and perennial allergic rhinitis, persistent allergic rhinitis and chronic idiopathic urticaria, or CIU, in adults and children six years of age and older. We recorded approximately $19.6 million, $6.0 million and $5.0 million of royalty revenue under the agreements with the UCB entities in 2008, 2007 and 2006, respectively.

Out-Licensed Products

Eisai for Eszopiclone.  In July 2007, we entered into an agreement with Eisai Co. Ltd., or Eisai, for the development and commercialization of our eszopiclone product in Japan. Under this agreement, Eisai will be responsible for completing remaining clinical trials necessary for obtaining marketing approval from the Japanese regulatory authorities and, contingent on obtaining regulatory approval, commercialization of the product in Japan. We received an initial milestone payment and will be entitled to receive subsequent payments upon accomplishment of various development, regulatory and pricing milestones, as well as royalties on product sales. We will also be responsible for, and will receive compensation in connection with, the manufacture and supply of bulk tablets and/or active ingredient.

GSK for Eszopiclone.  In September 2007, we entered into an agreement with GSK Group Limited, or GSK, for the development and commercialization of our eszopiclone product for all markets worldwide excluding the United States, Canada, Mexico and Japan. Our eszopiclone product will be marketed by GSK in its territories primarily as LUNIVIA brand eszopiclone for the treatment of insomnia, contingent upon receipt of applicable regulatory approvals. Under this agreement, we received an initial payment of $20.0 million and are entitled to receive additional payments upon accomplishment of various milestones. If all milestones are met, GSK will be obligated to pay us $155.0 million in aggregate license and milestone payments. We are also entitled to receive double-digit royalties, which escalate up to an agreed upon amount, upon increased product sales, and compensation for supplying the product to GSK pursuant to a supply agreement entered into by the parties.

In-Licenses and Exclusive Distributor Agreement

sanofi-aventis for Eszopiclone.  In September 1999, we entered into an agreement with sanofi-aventis’ predecessor, Rhone-Poulenc Rorer SA, under which we exclusively licensed preclinical, clinical and post-marketing surveillance data package relating to zopiclone, its isomers and metabolites, to develop, make, use and sell eszopiclone in the United States. Zopiclone is marketed by sanofi-aventis in approximately 80 countries worldwide under the brand names of IMOVANE® and AMOBAN®. Under this agreement, Rhone-Poulenc Rorer assigned all U.S. patent applications relating to (S)-zopiclone to us. Under an amended agreement, we have the right to read and reference sanofi-aventis’ regulatory filings related to zopiclone outside of the United States for the purpose of development and regulatory registration of eszopiclone outside of the United States, and sanofi-aventis has assigned to us the foreign counterparts to the U.S. patent covering eszopiclone and its therapeutic use. Also as part of the amendment, we permitted sanofi-aventis to assign our obligation to pay a royalty on sales of LUNESTA in the United States to a third party.

Bial for STEDESA.  In December 2007, we entered into a license agreement with Bial for the development and commercialization in the United States and Canada of Bial’s anti-epileptic compound, BIA 2-093, which we plan to market and sell under the brand name STEDESATM, if and when approved. Pursuant to the agreement, we paid Bial an upfront payment of $75.0 million and are required to make subsequent payments upon accomplishment of various development and regulatory milestones, including $10.0 million we paid to Bial in May 2008 upon achievement of one such milestone, a $20 million milestone payment we expect to pay Bial in 2009 upon acceptance of the New Drug Application, or NDA, for STEDESA by the FDA and which could include up to an additional $70.0 million if all milestones are met. We will also compensate Bial for providing finished product pursuant to a supply agreement that is expected to be entered into by the parties, which will be calculated as a percentage of the average net selling price for finished tablets, and milestone payments upon FDA approval of additional indications, if any.

Nycomed for Ciclesonide Compound.  In January 2008, we entered into an agreement with Nycomed for the exclusive distribution, development and commercialization in the United States, its territories and possessions of Nycomed’s ciclesonide compound, and products incorporating such compound, including ALVESCO HFA Inhalation Aerosol, for use in the treatment of asthma, and OMNARIS Nasal Spray for use in the treatment of allergic rhinitis. Under the agreement, we paid Nycomed an upfront payment of $150.0 million in February 2008 and may be required to make subsequent payments of up to $280.0 million over the life of the agreement upon accomplishment of various development and sales milestones. We also compensate Nycomed for supplying finished product pursuant to the agreement, including a supply price for the products, which will be based on Nycomed’s manufacturing costs plus a percentage of such costs, and make quarterly royalty payments based on our net sales of the products.

Arrow for Levalbuterol/ipratropium Product.  In April 2008, we entered into a license and development agreement with Arrow for the development, commercialization, marketing, sale and distribution of Arrow’s Levalbuterol/ipratropium Product in current and all future formulations and delivery modes, throughout the world. We paid Arrow an upfront payment of $500,000 upon execution of the agreement. We are also required to pay Arrow $25.0 million on December 15, 2009 and $25.0 million on December 15, 2010 as further consideration for the transfer of know-how and the grants of rights and licenses to the Arrow technology, provided Arrow is not in material breach of certain of its obligations under the agreement, as well as a milestone payment of $20.0 million upon receipt of marketing approval for the Levalbuterol/ipratropium Product in the United States. We will also pay single-digit royalties that escalate up to an agreed upon amount based on product sales, subject to Arrow’s one-time option in the fourth quarter of 2009 to receive a lump sum discounted amount of $23.5 million in lieu of ongoing royalty payments, which if incurred will result in an IPR&D charge in the fourth quarter of 2009. Arrow has the right to manufacture and supply us with our requirements of the Levalbuterol/ipratropium Product. If Arrow elects not to manufacture and supply the Levalbuterol/ipratropium Product to us, we will have the right to manufacture or arrange for the manufacture of the Levalbuterol/ipratropium Product.

Arrow for Ciclesonide Enabling Technology.  In April 2008, we also entered into a license and development agreement with Arrow for know-how and intellectual property rights related to stable sterile suspension formulations, for use in the development, commercialization, marketing, sale and distribution of an inhalation pharmaceutical product containing ciclesonide as its only active ingredient and an inhalation pharmaceutical product containing both ciclesonide and arformoterol as its active ingredients, throughout the world, collectively referred to as the Ciclesonide Products. The agreement also includes rights to Arrow’s “U-Bend” packaging technology, which allows increased accuracy in dosing through a novel U-Bend ampule design. We paid Arrow an upfront payment of $500,000 upon execution of the agreement. We are also required to pay Arrow $10.0 million on December 15, 2009 and $10.0 million on December 15, 2010, as further consideration for the transfer of know-how and the grants of rights and licenses to the Arrow technology, provided Arrow is not in material breach of certain of its obligations under the agreement, as well as milestone payments of up to an aggregate of $27.5 million upon the achievement of certain regulatory milestones relating to both of the Ciclesonside Products. We will also pay single-digit royalties on sales of the Ciclesonide Products, subject to Arrow’s one-time options in the fourth quarter of 2009 to receive an aggregate lump sum discounted amount of up to $37.9 million in lieu of ongoing royalty payments, which if incurred will result in an acquired in-process research and development, or IPR&D, charge in the fourth quarter of 2009.

Partnered Products in Canada

Prior to our acquisition of SPI in June 2008, its primary business strategy was to consider and, as appropriate, license approved products and product candidates for commercialization in Canada. SPI’s partners in Canada include multinational companies, regional pharmaceutical companies without a global presence, and U.S. and European companies with biotech late-stage product candidates. Since its inception in 2001, SPI has entered into a number of in-licensing agreements resulting in its current portfolio of marketed products including its four main products ANGIOMAX® (bivalirudin), NIASPAN® (niacin), CUBICIN® (daptomycin) and NAPRELAN® (controlled-release naproxen sodium).

Since our acquisition of SPI, it has expanded its business strategy to include the pursuit of regulatory approval and commercialization of certain of our products and product candidates in Canada. SPI also plans to continue to pursue additional in-licensing arrangements with third parties to expand its Canadian product portfolio.

Results of Operations

Adoption of Recent Accounting Standards and Revised Financial Statements

As a result of our January 1, 2009 adoption of FSP APB 14-1 and its impact on our 0% notes due 2024, prior period interest expense and general and administrative amounts have been adjusted to reflect the retrospective application of the accounting pronouncement. In addition, during the first quarter of 2009, we detected two immaterial accounting errors. The first related to our interest income calculation and the second related to our accounting for manufacturing costs associated with our commercial products and product samples. The correction of the errors has been recorded in the applicable periods in 2008, 2007 and 2006. The net impact to net income related to FSP APB 14-1 and the prior period immaterial errors was a reduction of $35.1 million, $24.0 million and $22.4 million for 2008, 2007 and 2006, respectively. The discussion and analysis set forth in this Item 7 has been amended to reflect the impact of FSP APB 14-1, as more fully described in Note C ‘‘Adoption of Recent Accounting Standards and Revised Financial Statements’’ to our consolidated financial statements.

While we have adjusted our financial statements and related information for the years ended December 31, 2008, 2007 and 2006, we have not amended and do not intend to amend any of our other previously filed reports for the periods affected by these adjustments.

Year Ended December 31, 2008 Compared to 2007 (as adjusted)

Revenues

Product Sales Revenues

Product sales were $1,215.3 million and $1,177.3 million in 2008 and 2007, respectively, an increase of approximately 3%.

Sales of LUNESTA were $600.3 million and $600.9 million in 2008 and 2007, respectively, a decrease of less than 1%. The decrease was primarily the result of an approximately 8% decrease in the number of units sold, which we believe is primarily the result of the April 2007 commercial introduction of zolpidem tartrate, the generic equivalent to AMBIEN, and a decline in the overall market growth for insomnia products. Partially offsetting the decrease in the number of units sold was a net selling price increase of approximately 9%. The net selling price increase consisted of a gross selling price increase of approximately 20% offset by an increase in product sales allowances. Adjustments recorded to gross sales are disclosed below under the heading “Analysis of gross sales to net sales”.

Sales of XOPENEX Inhalation Solution were $441.0 million and $487.2 million in 2008 and 2007, respectively, a decrease of approximately 10%. The decrease was primarily due to a decrease in number of units sold of approximately 17%, which we believe is primarily the result of a decline in units sold in the home health care market, which are subject to reimbursement under Medicare Part B. The reimbursement paid by Centers for Medicare and Medicaid Services, or CMS, for XOPENEX Inhalation Solution has fallen significantly since July 1, 2007 as a result of the implementation of the blended

Medicare Part B reimbursement rate for XOPENEX Inhalation Solution and generic albuterol. As a result, commencing January 1, 2009, we ceased contracting with home health care providers for XOPENEX Inhalation Solution. Accordingly, we expect that our sales to Medicare Part B providers will decrease and, as a result, our aggregate unit sales and revenues for this product will decrease. However, we expect the decrease in revenues will be proportionately less than the decrease in unit sales due to a commensurate reduction in Medicaid rebate liability that has been incurred historically and that resulted from sales of XOPENEX Inhalation Solution at steeply discounted prices to home health care providers since the blended reimbursement rate went into effect. We also believe that the re-allocation of our sales resources in an effort to support the commercial introductions of OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol may have contributed to the decrease in the number of units sold. Partially offsetting the decrease in the number of units sold was a net selling price increase of approximately 9%. The net selling price increase consisted of a gross selling price increase of approximately 18% offset by an increase in product sales allowances. Adjustments recorded to gross sales are disclosed below under the heading “Analysis of gross sales to net sales”.

Sales of XOPENEX HFA were $74.2 million and $74.9 million in 2008 and 2007, respectively, a decrease of less than 1%. The decrease was primarily the result of an approximately 8% decrease in the number of units sold. Partially offsetting the decrease in the number of units sold was a net selling price increase of approximately 8%. The net selling price increase consisted of a gross selling price increase of approximately 10% offset by an increase in product sales allowances. Adjustments recorded to gross sales are disclosed below under the heading “Analysis of gross sales to net sales”.

Sales of BROVANA were $57.3 million and $14.3 million in 2008 and 2007, respectively, an increase of 301%. We commercially introduced BROVANA in April 2007. The increase is primarily the result of an increase in the number of units sold of approximately 305%. Partially offsetting the increase in the number of units sold was a net selling price decrease of approximately 1%. The net selling price decrease consisted of a gross selling price increase of approximately 9% offset by an increase in product sales allowances. Adjustments recorded to gross sales are disclosed below under the heading “Analysis of gross sales to net sales”.

Sales of OMNARIS Nasal Spray were $14.6 million and $0 in 2008 and 2007, respectively. We commercially introduced OMNARIS Nasal Spray in April 2008. Adjustments recorded to gross sales are disclosed below under the heading “Analysis of gross sales to net sales”.

Sales of ALVESCO HFA Inhalation Aerosol were $16.8 million and $0 in 2008 and 2007, respectively. We commercially introduced ALVESCO HFA Inhalation Aerosol in September 2008. Adjustments recorded to gross sales are disclosed below under the heading “Analysis of gross sales to net sales”.

Analysis of gross sales to net sales—The following table presents the adjustments deducted from total gross sales to arrive at total net sales:

	For the Years Ended December 31,
	2008	% of Sales	2007	% of Sales	Change	% Change
	(Dollars in Thousands)
Gross sales	$1,762,561	100.0%	$1,594,467	100.0%	$168,094	11%
Adjustments to gross sales:
Payment term discounts	34,639	2.0%	31,939	2.0%	2,700	8%
Wholesaler fee-for-service	24,897	1.4%	28,629	1.8%	(3,732)	(13)%
Government and commercial rebates and discounts	457,417	26.0%	312,686	19.6%	144,731	46%
Returns	19,213	1.1%	29,606	1.9%	(10,393)	(35)%
Other (includes product introduction discounts)	11,156	0.6%	14,351	0.9%	(3,195)	(22)%
Sub-total adjustments	547,322	31.1%	417,211	26.2%	130,111	31%
Net sales	$1,215,239	68.9%	$1,177,256	73.8%	$37,983	3%

The increase in adjustments to gross sales as a percentage of gross sales in 2008, as compared to 2007, primarily reflects an increase in government and commercial rebates and discounts as a result of:

•                  an increase in discounts given through managed care programs on the sales of LUNESTA, XOPENEX HFA and XOPENEX Inhalation Solution;

•                  an increase in Medicare Part D discounts given on the sales of LUNESTA and XOPENEX HFA;

•                  an increase in discounts under a program with the VA on the sales of LUNESTA and XOPENEX Inhalation Solution;

•                  an increase in Medicare Part B discounts given on the sales of XOPENEX Inhalation Solution and BROVANA;

•                  a net increase in Medicaid discounts primarily given on the sales of XOPENEX Inhalation Solution and XOPENEX HFA, partially off-set by a decrease in Medicaid discounts given on the sales of LUNESTA; and

•                  a slight increase in discounts given to hospitals in the form of chargebacks given primarily on the sales of XOPENEX Inhalation Solution and LUNESTA, largely offset by a decrease in chargebacks given on the sales of XOPENEX HFA.

In addition, the increase in government rebates and contractual discounts was partially offset by:

•                  a net decrease in product returns reserves primarily related XOPENEX Inhalation Solution, XOPENEX HFA and LUNESTA as we experienced a lower rate of actual returns for these products in 2008; and

•                  a net decrease in wholesaler fee-for-service discounts primarily related to credits earned in 2008 due to XOPENEX Inhalation Solution, LUNESTA and XOPENEX HFA gross price increases in that period; and

•                  a net decrease in other discounts primarily related to the timing and reduction of XOPENEX HFA vouchers and coupons distributed.

Royalties and License Fees Revenue

Royalties and license fees were $77.0 million and $48.0 million for the twelve months ended December 31, 2008 and 2007, respectively, an increase of approximately 61%.

Royalties earned on the sales of ALLEGRA under our agreements with sanofi- aventis were $26.6 million and $25.2 million in 2008 and 2007, respectively, an increase of approximately 6%. The increase is primarily the result of increased sales in Japan.

Royalties earned on sales of CLARINEX under our agreement with Schering-Plough were $24.1 million and $16.5 million in 2008 and 2007, respectively, an increase of approximately 46%. The increase is primarily the result of a contractual royalty rate increase that took effect in October 2007.

Royalties received on sales of XYZAL/XUSAL under our agreements with UCB were $19.6 million and $6.0 million in 2008 and 2007, respectively, an increase of approximately 226%. The increase is the result of the commercialization of XYZAL in the United States beginning in the fourth quarter of 2007.

License fees recognized on our GSK and Eisai agreements for the development and commercialization of our eszopiclone product, which we entered into in the second half 2007, were $5.8 million and $264,000 in 2008 and 2007, respectively. The increase primarily relates to an additional Eisai milestone achieved in 2008 as well as reimbursed product development services provided to both GSK and Eisai during 2008.

A number of the patents we own and license to third parties for which we receive these royalties are the subject of patent invalidation or revocation claims by companies seeking to introduce generic equivalents of the products covered by such patents. We can provide no assurance concerning the duration or outcome of any patent related lawsuits. If we, or third parties from whom we receive royalties, are not successful in enforcing our respective patents, the companies seeking to market generic versions will not be excluded from marketing their generic versions of these products. Introduction of generic equivalents of any of these products before the expiration of our patents or the patents of our licensees could have a material adverse effect on our business.

Costs of Revenues

Cost of Products Sold

Cost of products sold was $127.9 million in 2008 and $114.8 million in 2007, respectively, an increase of approximately 11%.

Cost of LUNESTA sold as a percentage of LUNESTA gross sales was approximately 5% and 6% in 2008 and 2007, respectively. The decrease in the cost as a percentage of gross sales is primarily due to an increase in our gross selling price.

Cost of XOPENEX Inhalation Solution sold as a percentage of XOPENEX Inhalation Solution gross sales was approximately 5% and 7% in 2008 and 2007, respectively. The decrease in the cost as a percentage of gross sales is primarily due to an increase in our gross selling price.

Cost of XOPENEX HFA sold as a percentage of XOPENEX HFA gross sales was approximately 15% in 2008 and 2007.

Cost of BROVANA sold as a percentage of BROVANA gross sales was approximately 11% and 15% in 2008 and 2007, respectively. We commercially introduced BROVANA in April 2007. The decrease in the cost as a percentage of gross sales is primarily due to lower manufacturing costs during 2008 as compared to 2007, in addition to an increase in our gross selling price. The decrease in the cost to manufacture BROVANA is the result of increased production of the 60-count package, which has a lower manufacturing cost than the 30-count package, during 2008 as compared to 2007.

Cost of OMNARIS Nasal Spray sold as a percentage of OMNARIS Nasal Spray gross sales was approximately 33% in 2008. We commercially introduced OMNARIS Nasal Spray in April 2008.

Cost of ALVESCO HFA Inhalation Aerosol sold as a percentage of ALVESCO HFA Inhalation Aerosol gross sales was approximately 25% in 2008. We commercially introduced ALVESCO HFA Inhalation Aerosol in September 2008.

Cost of Royalty Revenue

Cost of royalties earned was $2.1 million and $1.3 million for 2008 and 2007, respectively. The cost of royalties in both periods relates to an obligation to a third party as a result of royalties we earn from Schering- Plough based on its sales of CLARINEX. This increase in obligations to the third party is due to the increase in royalties earned in 2008 as compared to 2007.

Research and Development

Research and development expenses were $246.8 million and $263.8 million in 2008 and 2007, respectively, a decrease of approximately 6%. The decrease is primarily due to the $75.0 million fee we paid in 2007 to Bial pursuant to the license agreement for STEDESA, offset by a $10.0 million milestone payment we paid to Bial in 2008, increased spending on the new ciclesonide pipeline, increased spending on four of our early-stage programs, SEP-225441, SEP-228432, SEP-225289 and SEP-227900, and increased drug discovery efforts.

In 2009, we intend to decrease our research and development expenditures as compared to 2008. We expect our principal research and development expenditures will relate to our drug discovery efforts and the following clinical programs: (1) OMNARIS HFA Nasal Spray, (2) STEDESA, (3) LUNESTA Phase IIIb and Phase IV Studies, (4) SEP-225289, (5) SEP-227162 and (6) post-NDA approval studies of BROVANA.

Drug development and approval in the United States is a multi-step process regulated by the FDA. The process begins with the filing of an Investigational New Drug Application, or IND, which, if successful, allows the opportunity for study in humans, or clinical study, of the potential new drug. Clinical development typically involves three phases of study: Phase I, II and III. The most significant costs in clinical development are in Phase III clinical trials, as they tend to be the longest and largest studies in the drug development process. Following successful completion of Phase III clinical trials, an NDA must be submitted to, and accepted by, the FDA, and the FDA must approve the NDA, prior to commercialization of the drug. We may elect either on our own, or at the request of the FDA, to conduct further studies that are referred to as Phase IIIb and IV studies, which if conducted, could cause us to incur substantial costs. Phase IIIb studies are initiated while the NDA is under FDA review. These studies are conducted under an IND. Phase IV studies, also referred to as post-marketing studies, are studies that are initiated and conducted after the FDA has approved a product for marketing. Phase IV studies may be requested by the FDA either before or after the FDA has approved an NDA. These studies may also be independently initiated by the company for which an NDA has been approved. The FDA and companies conducting post-marketing studies use them to gather additional information about a product’s safety, efficacy or optimal use.

Successful development of our product candidates is highly uncertain. Completion dates and completion costs can vary significantly for each product candidate and are difficult to predict. The lengthy process of seeking FDA approvals, and subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. Any failure by us to obtain, or delay in obtaining, regulatory approvals could materially adversely affect our business. We cannot provide assurance that we will obtain any approval required by the FDA on a timely basis, if at all.

For additional discussion of the risks and uncertainties associated with completing development of potential product candidates, see “Risk Factors.”

Below is a summary of development for our products and product candidates that represent approximately 10% or more of our direct project research and development spending for the year ended December 31, 2008. The “Estimate of Completion of Phase” column contains forward-looking statements regarding expected timing of completion of product development phases. Completion of product development, if successful, culminates in the submission of an NDA to the FDA; however, there can be no assurance that the FDA will accept for filing, or approve, any NDA. The actual timing of completion of phases could differ materially from the estimates provided in the table. The FDA approved product and the three product candidates listed in the table below accounted for approximately 63% of our direct project research and development spending for the year ended December 31, 2008. No other product candidate accounted for more than 6% of our direct research and development spending in this period.

Product or Product Candidate	Indication	Phase of Development	Estimate of Completion of Phase
LUNESTA (eszopiclone)	Insomnia	*	*
SEP-225441	Anxiety	Phase II	2009
SEP-227162	Depression	Phase I	2009
SEP-225289	Depression	Phase II	2009

*                                         Spending relates to post-marketing studies. We commercially introduced LUNESTA in April 2005.

Below is a summary of expenditure information related to our products and product candidates representing approximately 10% or more of our direct project research and development spending during the year ended December 31, 2008 or 2007, as well as the costs incurred on these projects through December 31, 2008. The costs in this analysis include only direct costs and do not include certain indirect labor, overhead, share-based compensation or other costs that benefit multiple projects. As a result, fully-loaded research and development cost summaries by project are not presented.

	Project costs for the year ended December 31, 2008	Project costs to date through December 31, 2008	Project costs for the year ended December 31, 2007	Project costs to date through December 31, 2007
	(In Thousands)
LUNESTA (eszopiclone)	$26,235	$271,332	$25,074	$245,097
BROVANA (arformoterol tartrate)	$5,443	$194,211	$14,837	$188,768
SEP-225289	$14,841	$39,034	$11,083	$24,193
SEP-225441	$15,686	$22,931	$7,245	$7,245
SEP-227162	$11,763	$32,747	$12,844	$20,984

Due to the length of time necessary to develop a product, uncertainties related to the ability to obtain governmental approval for commercialization, and difficulty in estimating costs of projects, we do not believe it is possible to make accurate and meaningful estimates, with any degree of accuracy, of the ultimate cost to bring our product candidates that have not entered into Phase III clinical trials to FDA approved status. We recently commenced a Phase III clinical trial for OMNARIS HFA Nasal Spray. As of December 31, 2008, the costs associated with this project were approximately $4.1 million. We estimate that it will cost an additional $40.0 million to $50.0 million to advance OMNARIS HFA Nasal

Spray from its current stage of development through an NDA submission is an additional $40.0 million to $50.0 million based on a targeted NDA submission during 2011, provided that no significant delays are imposed by internal resource constraints or unanticipated FDA requirements.

Research and Development in-process upon acquisition

In 2008, we recorded approximately $90.0 million of IPR&D including $50.8 million associated with Arrow as well as $39.2 million associated with the Nycomed transaction. These expenses represent the cost of acquiring rights to branded pharmaceutical products in development from third parties, which we expensed at the time of acquisition.

The $50.8 million of IPR&D associated with the Arrow transactions relates to the following:

•                  rights to Arrow’s Levalbuterol/ipratropium Product for the potential treatment of COPD, which we have targeted for commercial introduction in 2013;

•                  know-how and intellectual property rights related to stable sterile suspension formulations, which we refer to as Enabling Technology, for use in connection with an inhalation solution pharmaceutical product containing ciclesonide as its only active ingredient, intended for the potential treatment of asthma symptoms regardless of asthma severity, which we have targeted commercial introduction at the end of 2013 or early 2014; and

•                  Enabling Technology for use in connection with an inhalation solution pharmaceutical product containing both ciclesonide and arformoterol as its active ingredients, intended as a long-acting maintenance treatment of bronchoconstriction in patients suffering from COPD, which we have targeted for commercial introduction in 2015/2016.

The $39.2 million of IPR&D associated with the Nycomed transaction relates to an OMNARIS HFA Nasal Spray and two other respiratory-related candidates. We have targeted commercial introduction of OMNARIS HFA Nasal Spray for 2012. One of the respiratory candidates is a combination therapy that is comprised of ciclesonide and a long-acting beta-agonist (we have selected arformoterol), which we have targeted for commercial introduction for 2014. The second respiratory candidate is an inhalation solution for which we have targeted commercial introduction at the end of 2013 or early 2014.

Selling, Marketing and Distribution

Selling, marketing and distribution expenses were $653.5 million and $699.3 million in 2008 and 2007, respectively, a decrease of approximately 7%. The decrease was largely due to a $109.5 million reduction in advertising and promotional expenses related to LUNESTA, XOPENEX and BROVANA and in salary and other compensation expenses associated with field sales positions. Amounts are partially offset by a $43.7 million increase in marketing and promotional expenses related to OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol, both commercially introduced in 2008, as well as $19.4 million associated with the addition of our former contract sales organization in 2008.

General and Administrative

General and administrative costs were $105.8 million and $80.7 million in 2008 and 2007, respectively, an increase of approximately 31%. The increase is primarily the result of a $14.1 million increase in salary and other compensation related expenses, a $5.2 million increase in legal fees largely related to patent litigation, and a $6.8 million increase in costs related to the additional work required for our remediation plan to address a material weakness in internal control and financial reporting as discussed in Part II, Item 9A “Controls and Procedures” of the 2008 Form 10-K as well as an increase in audit fees and other internal company initiatives.

Amortization of Intangible Assets

Amortization of intangible assets was $7.4 million and $154,000 in 2008 and 2007, respectively. The increase primarily relates to the amortization of the intangible assets acquired from Nycomed and Arrow in the first and second quarters of 2008, respectively.

Litigation Settlement

Litigation settlement expense was $0 and $34.0 million in 2008 and 2007, respectively. In June 2007, we filed in the United States District Court for the District of Massachusetts, or the Court, a Stipulation of Settlement regarding two class actions pending in the Court naming Sepracor and certain of our current and former officers and one director as defendants. As previously disclosed, the class actions alleged that the defendants violated the Federal securities laws by making false and misleading statements relating to the testing, safety and likelihood of approval of tecastemizole by the FDA. Under the terms of the Stipulation of Settlement, in June 2007 we paid into escrow $52.5 million in settlement of the class actions and, in July 2007, received an $18.5 million reimbursement from our insurance carriers. In September 2007, the Court granted final approval of the Stipulation of Settlement and entered a final judgment consistent with the Stipulation of Settlement. The settlement is now final and the total settlement amount has been released from escrow. We recorded the litigation settlement expense of $34.0 million relating to this matter during the quarter ended March 31, 2007.

Restructuring

Restructuring in 2008 was an expense reversal of $566,000 as compared to restructuring expense of $6.9 million in 2007. In December 2007, we recorded a $6.9 million restructure reserve related to a restructuring and re-alignment of our sales force. The restructuring program was completed by December 31, 2007 and the charge was primarily comprised of severance costs for terminated employees and contract termination costs for excess leased computer equipment and company cars. The $566,000 expense reversal in 2008 was primarily the result of a change in estimate associated with employee severance costs and contract terminations.

Other Income (Expense)

Interest income was $22.3 million and $46.6 million in 2008 and 2007, respectively. Our monthly average cash and investment balances were approximately $851.2 million and $918.0 million for 2008 and 2007, respectively. For 2008 and 2007, the average annualized interest rate that we earned on our investments was 2.6% and 5.1%, respectively. The decrease in interest income was a result of a decrease in cash balances and lower interest rates in 2008.

Gain on extinguishment of debt was $4.2 million and $0 in 2008 and 2007, respectively. During the second half of 2008, we repurchased and retired, at our option in privately negotiated transactions, an aggregate of $117.6 million par value amount of our 0% notes due 2024. We paid a total of $106.9 million in cash to repurchase these notes. In connection with these transactions, we recognized a cash gain on the extinguishment of $10.7 million offset by non-cash charges of approximately $6.0 million related to accelerated interest expense due to the adoption of FSP APB 14-1 and $445,000 resulting from the write-off of debt issuance costs associated with the retired debt.

Interest expense was $34.1 million and $28.8 million in 2008 and 2007, respectively. The interest expense for both 2008 and 2007 is primarily related to the interest on our 0% notes due 2024 as a result of the adoption of FSP APB 14-1 and its impact on our 0% notes due 2024. In 2008, we also recorded imputed interest on the contingent liabilities associated with the assets we licensed from Arrow. The expense in 2007 also includes the interest we paid on our 5% convertible subordinated debentures, which we repaid in full upon their maturity on February 15, 2007.

Our ownership interest in BioSphere at December 31, 2008 was approximately 18% and we account for the investment under the equity method of accounting. Our share of equity losses was $1.1 million and $507,000 in 2008 and 2007, respectively. The increase in equity losses is attributable to higher losses at BioSphere.

Other expense was $12.0 million and $1.0 million in 2008 and 2007, respectively. The expense in 2008 primarily represents a $14.4 million other-than-temporary impairment recorded in connection with our investment in ACADIA, partially offset by a $2.6 million insurance settlement.

Income Taxes

The benefit from income tax was $441.2 million in 2008 as compared to an expense of $6.3 million in 2007. The net tax benefit recorded for the year ended December 31, 2008 was principally due to a tax benefit of $443.4 million recorded upon our decision to release a valuation allowance recorded against net deferred tax assets in the United States and a foreign jurisdiction. Excluding the effect of these tax benefits, our income tax provisions for the year ended December 31, 2008 consisted primarily of certain state income taxes. The tax provision for the year ended December 31, 2007 is primarily due to foreign income taxes, state income taxes as well as United States Federal and state alternative minimum tax, or AMT.

As of the end of the first quarter of 2008, a full valuation allowance was recorded against our net deferred tax assets in the United States and foreign jurisdictions. Based upon our settlement of patent litigation with Breath Limited, or Breath, during the second quarter of 2008, our operating results over recent years and through June 30, 2008 and an assessment of our expected future results of operations, we determined that it is more likely than not that we will realize a substantial portion of our deferred tax assets in the United States and a foreign jurisdiction. As a result, during the second quarter of 2008, we released a total of $443.4 million of our valuation allowance, which was recorded as an income tax benefit.

We have a remaining valuation allowance recorded against United States net deferred tax assets of $182.8 million, which consists of $145.1 million for stock-based compensation deductions and $6.9 million of stock-based compensation research and development credits that will be credited to additional paid-in-capital when realized; and $1.9 million for certain state operating loss carryforwards, $9.0 million for capital losses, and $19.9 million of research and development credits that will likely expire without being utilized. Additionally, there is a non-U.S. valuation allowance of $1.1 million for non-U.S. operating loss and tax credit carryforwards that will likely expire without being utilized.

Year Ended December 31, 2007 Compared to 2006 (as adjusted)

Revenues

Product Sales Revenues

Product sales were $1,177.3 million and $1,149.4 million in 2007 and 2006, respectively, an increase of approximately 2%.

Sales of LUNESTA were $600.9 million and $565.4 million in 2007 and 2006, respectively, an increase of approximately 6%. The increase was primarily due to a 7% increase in net selling price, which resulted from a gross price increase of approximately 13%, offset by an increase in sales discounts and allowance of approximately 5%. Units sold decreased by just under 1%. Adjustments recorded to gross sales are disclosed below under the heading “Analysis of gross sales to net sales”.

Sales of XOPENEX Inhalation Solution were $487.2 million and $543.0 million in 2007 and 2006, respectively, a decrease of approximately 10%. The decrease was primarily due to units sold decreasing by approximately 4% and a decrease in net selling price of 6%. The net selling price decrease resulted from a realized gross price increase of approximately 7%, offset by an increase in sales discounts and allowances of approximately 10%. Adjustments recorded to gross sales are disclosed below under the heading “Analysis of gross sales to net sales”.

Sales of XOPENEX HFA were $74.9 million and $41.0 million in 2007 and 2006, respectively, an increase of approximately 83%. The increase was primarily due to a 30% increase in net selling price, which resulted from a decrease in sales discounts and allowances and a 40% increase in units sold. Adjustments recorded to gross sales are disclosed below under the heading “Analysis of gross sales to net sales”.

Sales of BROVANA were $14.3 million and $0 in 2007 and 2006, respectively. We commercially introduced BROVANA in April 2007. Adjustments recorded to gross sales are disclosed below under the heading “Analysis of gross sales to net sales”.

Analysis of gross sales to net sales—The following table presents the adjustments deducted from total gross sales to arrive at total net sales:

	For the Years Ended December 31,
	2007	% of Sales	2006	% of Sales	Change	% Change
	(Dollars in Thousands)
Gross sales	$1,594,467	100.0%	$1,435,363	100.0%	$159,104	11%
Adjustments to gross sales:
Payment term discounts	31,939	2.0%	29,264	2.0%	2,675	9%
Wholesaler fee-for-service	28,629	1.8%	42,048	2.9%	(13,419)	(32)%
Government and commercial rebates and discounts	312,686	19.6%	190,206	13.3%	122,480	64%
Returns	29,606	1.9%	20,255	1.4%	9,351	46%
Other (includes product introduction discounts)	14,351	0.9%	4,216	0.3%	10,135	240%
Sub-total adjustments	417,211	26.2%	285,989	19.9%	131,222	46%
Net sales	$1,177,256	73.8%	$1,149,374	80.1%	$27,882	2%

The increase in adjustments to gross sales as a percentage of gross sales in 2007 as compared to 2006 primarily reflects an overall increase in government and commercial rebates and discounts as a result of:

•                  an increase in Medicaid discounts that we offered on the sales of XOPENEX Inhalation Solution, LUNESTA and XOPENEX HFA;

•                  an increase in discounts given through Medicare Part B program that we offered on the sales of XOPENEX Inhalation Solution as a result of CMS’ decision to discontinue the stand-alone reimbursement for the product, which created a new reimbursement rate for XOPENEX Inhalation Solution;

•                  an increase in managed care commercial discounts we offered on the sales of LUNESTA and XOPENEX HFA;

•                  an increase in discounts given through the Medicare Part D program that we offered on the sales of LUNESTA; and

•                  a decrease in XOPENEX HFA units sold under a government contract with the Veterans Administration, or VA, in 2007 as compared to 2006.

Returns also increased in 2007 as compared to 2006, which is primarily due to a higher rate of return of XOPENEX Inhalation Solution as a result of CMS’ decision to discontinue the stand-alone reimbursement for the product and also higher returns of LUNESTA, primarily in the 1 mg tablets and all hospital unit doses. In addition, other discounts increased as we increased the utilization of coupon programs, primarily related to XOPENEX HFA. Partially offsetting these increases in adjustments to gross sales as a percentage of gross sales was a net decrease in wholesaler fee-for-service charges primarily related to credits earned due to LUNESTA and XOPENEX Inhalation Solution gross price increases during 2007.

Royalties and License Fees Revenue

Royalties and license fees were $48.0 million and $33.8 million in 2007 and 2006, respectively, an increase of approximately 42%.

Royalties earned on the sales of ALLEGRA under our agreement with sanofi-aventis were $25.2 million and $16.6 million in 2007 and 2006, respectively, an increase of approximately 52%. The increase was primarily the result of increased sales in Japan and sanofi-aventis’ product commercialization of a 180 mg dosage strength of ALLEGRA.

Royalties earned on sales of CLARINEX under our agreement with Schering-Plough were $16.5 million and $12.2 million in 2007 and 2006, respectively, an increase of approximately 35%. The increase was primarily the result of a contractual royalty rate increase that took effect in October 2007.

Royalties received on sales of XYZAL/XUSAL under our agreement with UCB were $6.0 million and $5.0 million in 2007 and 2006, respectively, an increase of approximately 21%.

License fees recognized on our GSK and Eisai agreements for the development and commercialization of our eszopiclone product, which we entered into in the second half 2007, were $264,000 and $0 in 2007 and 2006, respectively.

Costs of Revenues

Cost of Products Sold

Cost of products sold was $114.8 million and $102.6 million in 2007 and 2006, respectively, an increase of approximately 12%.

Cost of LUNESTA sold as a percentage of LUNESTA gross sales was approximately 6% in 2007 and 2006, principally due to royalties we pay to a third party on net sales of LUNESTA.

Cost of XOPENEX Inhalation Solution sold as a percentage of XOPENEX Inhalation Solution gross sales was approximately 7% in 2007 and 2006.

Cost of XOPENEX HFA sold as a percentage of XOPENEX HFA gross sales was approximately 15% in 2007 and 2006. Included in the costs of XOPENEX HFA sold is a royalty paid on net sales of XOPENEX HFA to 3M Corporation our third-party finished goods manufacturer of the product.

Cost of BROVANA sold as a percentage of BROVANA gross sales was approximately 15% in 2007. We commercially introduced BROVANA in April 2007.

Cost of Royalty Revenue

Cost of royalties earned was $1.3 million and $1.0 million for 2007 and 2006, respectively. The cost of royalties in both periods relates to an obligation to a third party as a result of royalties we earn from Schering-Plough based on its sales of CLARINEX. This increase in obligations to the third party is due to the increase in royalties earned in 2007 as compared to 2006.

Research and Development

Research and development expenses were $263.8 million and $163.5 million in 2007 and 2006, respectively, an increase of approximately 61%. The increase is primarily due to the $75.0 million fee we paid to Bial pursuant to the license agreement for Bial’s anti-epileptic compound, increased spending on two of our early-stage programs, SEP-227162 and SEP-225441, the LUNESTA Phase IIIb/IV and pediatric studies and increased drug discovery efforts.

Below is a summary of development of our products and product candidates that represent 10% or more of our direct project research and development spending for the year ended December 31, 2007. The three FDA-approved products and two product candidates listed in the table below accounted for approximately 81% of our direct project research and development spending in 2007. No other product candidate accounted for more than 9% of our direct research and development spending in 2007.

Product or Product Candidate	Indication	Phase of Development in 2007
LUNESTA (eszopiclone)	Insomnia	*
XOPENEX HFA (levalbuterol tartrate)	Respiratory—Asthma	**
BROVANA (arformoterol tartrate)	Respiratory—COPD	***
SEP-225289	Depression	Phase II
SEP-227162	Depression	Phase I

*                                         Spending relates to post-NDA approval studies. We commercially introduced LUNESTA in April 2005.

**                                  We commercially introduced XOPENEX HFA in December 2005.

***                           We commercially introduced BROVANA in April 2007.

Below is a summary of expenditure information related to our products and product candidates representing 10% or more of our direct project research and development spending during the years ended December 31, 2007 and 2006, as well as the costs incurred as of December 31, 2007 on these projects. The costs in this analysis include only direct costs and do not include certain indirect labor, overhead, share-based compensation, up-front license fees, milestone payments, or other costs that benefit multiple projects. As a result, fully-loaded research and development cost summaries by project are not presented.

	Project costs for the year ended December 31, 2007	Project costs through December 31, 2007	Project costs for the year ended December 31, 2006	Project costs through December 31, 2006
	(In Thousands)
LUNESTA (eszopiclone)	$25,074	$245,097	$20,301	$220,023
XOPENEX HFA (levalbuterol tartrate)	$6,209	$175,507	$12,507	$169,298
BROVANA (arformoterol tartrate)	$14,837	$188,768	$12,353	$173,931
SEP-225289	$11,083	$24,193	$9,041	$13,110
SEP-227162	$12,844	$20,984	$6,394	$8,140

Selling, Marketing and Distribution

Selling, marketing and distribution expenses were $699.3 million and $691.7 million in 2007 and 2006, respectively, an increase of approximately 1%. The increase was primarily attributable to an increase in salary and other compensation related expense as a result of hiring additional sales representatives and management in the second quarter of 2006 to support our marketed products, in addition to increased costs associated with our April 2007 commercialization of BROVANA. These increases were partially offset by a decrease in marketing, advertising and promotional expenses primarily related to costs to support LUNESTA.

General and Administrative

General and administrative costs were $80.7 million and $71.2 million in 2007 and 2006, respectively, an increase of approximately 13%. The increase was largely due to an increase in legal fees of approximately $8.7 million related to patent support and litigation costs.

Litigation Settlement

Litigation settlement expense was $34.0 million and $0 in 2007 and 2006, respectively. In June 2007, we filed a Stipulation of Settlement regarding two class actions pending naming Sepracor and certain of our current and former officers and one director as defendants. As previously disclosed, the class actions alleged that the defendants violated the Federal securities laws by making false and misleading statements relating to the testing, safety and likelihood of approval of tecastemizole by the FDA. Under the terms of the Stipulation of Settlement, in June 2007, we paid into escrow $52.5 million in settlement of the class actions and, in July 2007, received an $18.5 million reimbursement from our insurance carriers. In September 2007, the Court granted final approval of the Stipulation of Settlement and entered a final judgment consistent with the Stipulation of Settlement. The settlement is now final and the total settlement amount has been released from escrow. We recorded the litigation settlement expense of $34.0 million relating to this matter during the quarter ended March 31, 2007.

Restructuring

Restructuring expense was $6.9 million and $0 in 2007 and 2006, respectively. During the quarter ended December 31, 2007, we decided to restructure and re-align our sales force. The costs associated with the restructuring were employee-related items, primarily resulting from severance costs of $6.5 million and contract terminations on excess leased computer equipment and company cars for $428,000. All associated costs were paid by the end of the second quarter of 2008.

Other Income (Expense)

Interest income was $46.6 million in both 2007 and 2006. Our monthly average cash and investment balance was approximately $918.0 million and $990.2 million in 2007 and 2006, respectively. For 2007 and 2006, the average annualized interest rate that we earned on our investments was 5.1% and 4.7%, respectively.

Interest expense was $28.8 million and $46.5 million in 2007 and 2006, respectively. The expense in both periods is primarily related to the interest associated with our 0% notes due 2024 as a result of the adoption of FSP APB 14-1 and its impact on our 0% notes due 2024 and interest we paid on our 5% convertible subordinated debentures due 2007, which we repaid in full upon their maturity in February 2007.

Our ownership interest in BioSphere at December 31, 2007 was approximately 18% and we account for the investment under the equity method of accounting. Our share of equity loss was $507,000 and $422,000 in 2007 and 2006, respectively. The increase in equity losses is attributable to greater losses at BioSphere.

Income Taxes

Income tax expense was $6.3 million and $3.7 million in 2007 and 2006, respectively. Income tax expense in 2007 and 2006 includes Federal and state AMT, state income taxes and foreign income tax in 2007. Although we had Federal and state tax net operating loss carryforwards as of December 31, 2007 and 2006, the utilization of these loss carryforwards was limited in the calculation of AMT.

Critical Accounting Policies

A critical accounting policy is one that is both important to the portrayal of our financial condition and results of operations and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are more fully described in Note B “Summary of Significant Accounting Policies” to the consolidated financial statements included in the 2008 Form 10-K, we believe the following accounting policies to be critical:

Product Revenue Recognition:  We recognize revenues from product sales, upon delivery, when title to product and associated risk of loss has passed to the customer and collectability is reasonably assured. We record revenues from product sales net of applicable allowances for returns, rebates and other applicable discounts and allowances.

The timing of product shipments and receipts can have a significant impact on the amount of revenues recognized in a period. Also, the majority of our products are sold through distributors. Revenue could be adversely affected if distributor inventories increased to an excessive level. If this were to happen, we could experience reduced purchases in subsequent periods, or product returns from the distribution channel due to overstocking, low end-user demand or product expiration. We have invested in resources to track channel inventories in order to prevent distributor inventories from increasing to excessive levels. If we determine that distributor inventories are at excessive levels, we do not recognize revenue for those shipments that we believe represent excessive inventory.

Product Sales Allowances and Reserves:  We record product sales net of the following significant categories of product sales allowances: payment term discounts, wholesaler fee-for-service discounts, government and commercial rebates and discounts (includes Medicaid discounts, Medicare discounts, managed care discounts, chargebacks and group purchasing organization, or GPO, contract discounts), returns and other discounts. Calculating each of these items involves significant estimates and judgments and requires us to use information from external sources. Based on known market events and trends, internal and external historical trends, third party data, customer buying patterns and up-to-date knowledge of contractual and statutory requirements, we believe we are able to make reasonable estimates of sales discounts.

1)                                      Payment Term Discounts—We offer our direct purchase customers a 2% prompt-pay cash discount as an incentive to remit payment within the first 30 days after the date of the invoice. Prompt-pay discount calculations are based on the gross amount of each invoice. We account for these discounts by reducing sales by the 2% discount amount when product is sold, and apply earned cash discounts at the time of payment. Since we began selling our products commercially in 1999, our customers have routinely taken advantage of this discount. Based on common industry practices and our customers’ overall payment performance, we accrue for cash discounts on product sales recorded during the period. We adjust the accrual to reflect actual experience as necessary, and historical adjustments have not been material. Based on our history of estimating payment term discounts and the low dollar exposure, we do not anticipate that changes to estimates will have a material impact on net sales.

2)                                      Wholesaler Fee- for-Service Discounts—In both 2008 and 2007, we had agreements with certain wholesaler customers that provide these wholesalers with the opportunity to earn discounts in exchange for the performance of certain services. Our effective rate of wholesaler fee-for-service discounts applied across all product gross sales was approximately 1.4% and 1.8% in 2008 and 2007, respectively. The net decrease in the wholesaler fee-for service discounts is primarily related to credits earned in 2008 due to XOPENEX Inhalation Solution, LUNESTA and XOPENEX HFA gross price increases in that period. Our accruals for wholesaler fee-for-service discounts are based on actual data of product sales made to wholesale customers with agreements and not on estimates. If the percentage of gross sales sold to wholesalers with agreements increases, our liability related to these discounts could increase materially.

3)                                      Government Rebates and Contractual Discounts—

Medicaid Discounts—We record accruals for rebates to be provided through the Medicaid Drug Rebate Program as a reduction of sales when the product is sold. We rebate individual states for all eligible units purchased under the Medicaid program based on a rebate per unit calculation, which is driven off of our AMP. We estimate the expected rebate per unit to be used and adjust our rebate accruals based on expected changes in rebate pricing. We also examine the historical rebate trends and the trend of sales that become eligible for Medicaid programs and any changes expected to these trends. In addition, certain states have supplemental rebate programs, which provide such states with an additional rebate. Supplemental rebates, like rebates under the Medicaid Drug Rebate Program, are recorded as a reduction of sales when the product is sold. Rebate amounts are generally invoiced quarterly in arrears and paid thirty days after they are invoiced. As a result, our accrual consists of: (i) an estimate of the amount expected to be incurred for the current quarter’s prescriptions; (ii) an accrual for prior quarters’ unpaid rebates; and (iii) an accrual for estimated inventory in the distribution channel.

We recorded a provision for Medicaid rebates of 9.4% and 9.1% of gross sales in 2008 and 2007, respectively. The increase in Medicaid discounts primarily relates to discounts given on the sales of XOPENEX Inhalation Solution and XOPENEX HFA, partially off-set by a decrease in Medicaid discounts given on the sales of LUNESTA. The most significant estimate we make in connection with this accrual is the estimate of the number of Medicaid-eligible units in the distribution channel. With the exception of the potential errors in our determination of best price used to calculate Medicaid rebate amounts in periods prior to 2008, as described in more detail in Part I, Item 1 “Business—Government Regulation—Reimbursement”, our estimates have been approximately 94% accurate in recent quarters. Although the actual Medicaid rebate may vary by more than 6% of the estimated eligible Medicaid units in future periods, we believe, based on prior experience, a 6% variation in our estimate is reasonably likely. A 6% understatement of Medicaid-eligible units at December 31, 2008 would have resulted in an additional provision of approximately $3.5 million.

Medicare Discounts—Part B—We record accruals for rebates to be provided through Medicare Part B programs as a reduction of sales when the product is sold. We established a Medicare Part B rebate program in order to increase the access by Medicare Part B beneficiaries to our XOPENEX Inhalation Solution product through Medicare Part B pharmacy providers, or MPPs. We estimate the expected rebate using historical data and by examining trends and expected changes in Medicare Part B codes. Medicare Part B payments are paid to MPPs primarily on a monthly basis. Accordingly, the provision typically relates to the activity over a one-month period and, as a result, the total provision consists of: (i) an estimate of the amount expected to be incurred for the current month’s prescriptions; (ii) an accrual for prior months’ unpaid rebates; and (iii) an accrual for estimated inventory in the distribution channel.

Medicare Discounts—Part D—Effective January 1, 2006, Medicare created a prescription drug benefit for its beneficiaries known as Medicare Part D. The CMS contracted with numerous health plans and prescription drug benefit plans to design and administer the drug benefit, including the development of a formulary that defines which products are covered and at what co-pay level. We pay rebates to certain Medicare Part D health plans and prescription drug plans on the utilization of LUNESTA, XOPENEX Inhalation Solution, XOPENEX HFA and BROVANA. XOPENEX Inhalation Solution and BROVANA have been, and we expect they will remain, subject to reimbursement under Medicare Part B resulting in minimal Medicare Part D utilization. Our accruals for Medicare Part D are estimated based on projected sales volumes through the contracted health and drug plans.

The provision for both Medicare rebates was 6.9% and 4.9% of gross sales in 2008 and 2007, respectively. The increase in both Medicare rebates is primarily due to an increase in discounts given on the sales of LUNESTA, XOPENEX HFA, XOPENEX Inhalation Solution and BROVANA. Actual Medicare discounts could change significantly in the future based on future Medicare reimbursement classifications. Based on the accuracy of our historic estimates we do not expect changes in estimates to have a material impact on net sales.

Managed Care Discounts—We have entered into agreements with certain MCOs whereby we provide agreed upon discounts to such entities based on the achievement of sales volume and/or market share purchasing targets. We record accruals for these discounts as a reduction of sales when product is sold based on discount rates and expected levels of sales volumes of these MCOs during a period. We estimate eligible sales based on historical amounts and sales trends and expected changes to these trends. Discounts are generally invoiced and paid quarterly in arrears. Accordingly, our accrual consists of: (i) the amount expected to be incurred for the current quarter’s prescriptions, (ii) an accrual for prior quarters unpaid discounts; and (iii) an accrual for estimated inventory in the distribution channel.

The provision for MCO rebates was approximately 6.3% and 3.3% of gross sales in 2008 and 2007, respectively. The increase in MCO rebates is primarily related to an increase in discounts given through managed care programs on the sales of LUNESTA, XOPENEX HFA and XOPENEX Inhalation Solution.

Actual MCO discounts could exceed historical experience and our estimates of expected future participation in these programs. However, in part due to the fact that only a few organizations currently account for approximately 90% of our MCO discounts, our MCO discount estimates have historically been very similar to the actual MCO discounts. We expect that a small number of organizations will continue to account for substantially all of our MCO discounts for the foreseeable future and, therefore, do not expect significant changes to our MCO discount estimates in future periods.

Chargebacks and GPO Contract Discounts—We have entered into agreements with certain GPOs in which their members can purchase product from our wholesalers at a specified price. GPOs are organizations that represent a group of end buyers in the purchase of goods. These agreements involve the wholesalers who receive a stated margin on sales to GPOs. When the difference between the wholesaler’s purchase price and the GPO’s price creates a margin less than the amount agreed between us and the wholesaler, the wholesaler requests a credit, which is referred to as a chargeback. We record accruals for these discounts as a reduction of sales when product is sold. We estimate eligible sales based on a history of the average actual chargebacks and an average of the chargeback cycle time, which is the time from when a wholesaler sells to a GPO until we issue a credit to the wholesaler. We examine the history of sales which qualify for chargebacks and monitor sales trends and contractual changes. Our accrual consists of the amount expected to be incurred for the current sales in the calculated chargeback cycle, plus an accrual for estimated inventory in the distribution channel.

The provision for chargebacks and GPO contract credits was approximately 2.4% of gross sales in 2008 and 2007. Actual chargeback and GPO contract credits could exceed historical experience and our estimates of future participation in these programs. However, over the past few years, chargeback activity has been fairly stable with the exception of XOPENEX HFA, which currently has a limited number of chargeback contracts. Therefore, we do not expect significant variation between actual chargeback and GPO credits and our estimates.

4)                                      Returns—Customers can return short-dated or expired product that meets the guidelines set forth in our returned goods policy. Product shelf-life from the date of manufacture for XOPENEX Inhalation Solution is 18 to 24 months, XOPENEX HFA is 24 months, LUNESTA is 24 to 36 months, BROVANA is 18 months, OMNARIS Nasal Spray is 24 months and ALVESCO HFA is 24 months. Returns are accepted from wholesalers and retail pharmacies. Customers can receive credit for returned product with six months or less of shelf life remaining and expired product within 12 months following the expiration date. We record an estimate for returns as reductions of revenue at the time product sales are recorded. We base our estimates of product returns on the percentage of returns that we have experienced historically, on a historical aging of the average time a return occurs from the time the product was sold and on key analytical measures such as the percentage of the outstanding pipeline covered by the returns reserve. For products with insufficient return history, we estimate by examining data of similar drugs. For example, we utilized the return history of XOPENEX HFA in estimating a returns reserve for ALVESCO HFA. We may adjust our estimate of product returns if we are aware of other factors that we believe could significantly impact our expected return percentages. These factors include our estimate of inventory levels of our products in the distribution channel, the product shelf-life of the product we have shipped, competitive issues such as new product entrants and other known changes in sales trends.

The provision for returns was approximately 1.1% and 1.9% in 2008 and 2007, respectively. The decrease in our provision for returns is primarily attributable to lower actual returns related to XOPENEX Inhalation Solution, XOPENEX HFA and LUNESTA. Actual returns could exceed historical experience and our estimates of expected future returns due to factors such as wholesaler and retailer stocking patterns and inventory levels and/or competitive changes. Based on these factors, and as a result of fluctuations observed in prior periods, we believe it is reasonably likely that the actual returns provision percentage could vary from the estimated percentage within a range of up to 0.25%. If the returns provision percentage for each of these products had increased by 0.25% of gross sales in 2008, an additional provision of approximately $4.4 million would have been necessary.

Many of our accruals include an estimate of inventory in the distribution pipeline. At December 31, 2008, we believe a reasonable estimate of the value of our pipeline inventory in gross sales dollars is approximately $104.1 million for

XOPENEX Inhalation Solution, $22.1 million for XOPENEX HFA, $126.3 million for LUNESTA, $7.4 million for BROVANA, $6.7 million for OMNARIS Nasal Spray and $20.7 million for ALVESCO HFA Inhalation Aerosol.

5)                                      Other Discounts—At times we offer special programs and discounts to support the goal of making our products widely available. In 2008 and 2007, we utilized discount programs related to LUNESTA and XOPENEX HFA, and in 2008 we added programs related to OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol. These programs include, free product sample voucher programs under the LUNESTA 7-Night Challenge and the XOPENEX HFA voucher programs, as well as reduced co-pay coupon programs under the LUNESTA—Sleep and Save program, XOPENEX HFA, OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol coupon programs. Under the free product voucher programs, physicians give patients vouchers to obtain free samples of the prescribed drug from any retail pharmacy. We reimburse retail pharmacies for the cost of these products through a third-party administrator. We use the voucher program primarily in states where samples cannot be shipped directly to physicians. Under the reduced co-pay coupon programs, patients are given coupons to purchase the prescribed drug at a discount from any retail pharmacy. We reimburse retail pharmacies for these discounts through a third-party administrator. In 2007, we implemented a patient assistance program that was in place through the end of 2008, which provided LUNESTA, XOPENEX Inhalation Solution, XOPENEX HFA and BROVANA at no cost to those eligible patients who lacked prescription drug coverage and were unable to afford them. In 2008, our other discounts decreased as compared to 2007, which is largely the result of a decrease in our voucher and coupon programs related to XOPENEX HFA.

In each case mentioned above, we estimate the cost of reimbursement as a reduction of gross sales when the product is sold. In addition, we maintain an accrual for unused coupons and vouchers based on outstanding total coupons and vouchers and their historical usage rates and adjust this accrual whenever changes in such historical usage rate occurs. Each of these programs has a defined expiration date.

The following table summarizes activity in each of the above product sales allowances and reserve categories for the years ended December 31, 2008 and 2007:

	Payment Terms Discount	Wholesaler Fee for Service	Government Rebates and Contractual Discounts	Returns	Other Discounts	Total
	(In Thousands)
Balance at December 31, 2006	$(4,351)	$(16,669)	$(126,233)	$(23,218)	$(1,511)	$(171,982)
Current provision:
Current year	(31,939)	(29,086)	(312,049)	(29,606)	(14,791)	(417,471)
Prior year	—	457	(637)	—	440	260
Total	(31,939)	(28,629)	(312,686)	(29,606)	(14,351)	(417,211)
Actual:
Current year	27,773	19,063	175,373	2,142	12,629	236,980
Prior year	4,378	14,123	56,813	26,331	590	102,235
Total	32,151	33,186	232,186	28,473	13,219	339,215
Balance at December 31, 2007	$(4,139)	$(12,112)	$(206,733)	$(24,351)	$(2,643)	$(249,978)
Current provision:
Current year	(34,639)	(24,897)	(447,973)	(19,213)	(11,156)	(537,878)
Prior year	—	—	(9,444)	—	—	(9,444)
Total	(34,639)	(24,897)	(457,417)	(19,213)	(11,156)	(547,322)
Actual:
Current year	31,116	14,484	307,684	6,968	9,657	369,909
Prior year	3,912	11,046	116,557	13,369	2,168	147,052
Total	35,028	25,530	424,241	20,337	11,825	516,961
Balance at December 31, 2008	$(3,750)	$(11,479)	$(239,909)	$(23,227)	$(1,974)	$(280,339)

Royalty Revenue Recognition:  Royalty revenue is recognized based upon estimates of sales of products including our licensed intellectual property in licensed territories in the period in which the sales occur or at the time we received the royalty payment. Royalty revenue estimates are derived when possible from information from the company paying the royalty, or from historical data and third-party prescription data. Changes in market conditions, such as the introduction of competitive products, can lead to significant deviations from historical patterns and therefore cause estimates to be inaccurate. When estimates differ from actual results, the difference is recognized in the following quarter, provided the difference is not material to the results of either quarter. Historically, our estimates have not materially differed from our actual results.

License Fee Revenue Recognition:  We have entered into collaborative agreements with other pharmaceutical companies for the development and commercialization of our eszopiclone product outside of the United States, Canada and Mexico. The terms of these agreements involve multiple deliverables by us, such as license rights, development services and clinical and commercial supply, in exchange for consideration to us in the form of non-refundable license fees, non-refundable contingent milestones, out-of-pocket cost reimbursements, and royalties on net product sales. Our revenue recognition policy for all multiple revenue-generating arrangements are in accordance with the guidance provided in the SEC’s Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, and Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, or SAB, No. 101.

Accounts Receivable and Bad Debt:  Our trade receivables in 2008 and 2007 primarily represent amounts due to us from wholesalers, distributors and retailers of our pharmaceutical products. We perform ongoing credit evaluations of our customers and generally do not require collateral. Bad debt write-offs were not significant in 2008, 2007 and 2006; however, they could be significant in the future and we monitor our receivables closely because a few customers make up a large portion of our overall revenues. In 2008 and 2007, our top four customers accounted for approximately 84% and 87%, respectively, of our total revenues.

Impairment of Goodwill and Intangible Assets:  SFAS No. 142, Goodwill and Other Intangible Assets, or SFAS 142, requires that we annually review goodwill and other intangible assets that have indefinite lives for impairment and when events or changes in circumstances indicate the carrying value of these assets might exceed their current fair values. The fair value of our reporting units has been determined by the income approach using the excess cash flow method and a discount rate of 13%, which requires us to make certain assumptions and estimates regarding industry economic factors and future profitability of acquired businesses. It is our policy to allocate goodwill and conduct impairment testing based on our most current business plans, which reflect changes we anticipate in the economy and the pharmaceutical industry. If actual results are not consistent with our assumptions and judgments, we could be exposed to a material impairment charge.

Impairment of Long-Lived Assets:  We review our long-lived assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144, whenever events or changes in circumstances indicate the undiscounted cash flow estimated to be generated by those assets is less than the assets’ carrying amount. Any change in the carrying amount of an asset as a result of our evaluation is separately identified in the consolidated statements of operations in the period that the impairment occurs.

Other-Than-Temporary Impairments of Available-For-Sale Investments:  A decline in the market value of any available-for-sale investments below its cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to operations and a new cost basis for the security established. The determination of whether an available-for-sale marketable security is other-than-temporarily impaired requires significant judgment and requires consideration of available quantitative and qualitative evidence in evaluating the potential impairment. Factors evaluated to determine whether the investment is other-than-temporarily impaired include: significant deterioration in the issuer’s earnings performance, credit rating, asset quality, business prospects of the issuer, adverse changes in the general market conditions in which the issuer operates, length of time that the fair value has been below our cost, our expected future cash flows from the security and our intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment. Assumptions associated with these factors are subject to future market and economic conditions, which could differ from our assessment. During 2008, we determined that our investment in ACADIA had sustained other-than-temporary impairments and, as a result, we recognized impairment losses of $14.4 million, which were recorded as other expense in the consolidated statement of operations.

Fair Value Measurement:  Effective January 1, 2008, we partially adopted SFAS 157. SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value and expands disclosures about fair value measurements. In February 2008, the FASB released a FASB Staff Position, or FSP, No. 157-2, Effective Date of FASB Statement No. 157, or FSP 157-2, which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

We have not adopted SFAS 157 as it relates to goodwill and other intangible assets due to the delay allowed by FSP 157-2. We do not expect that the adoption of this standard for non-financial assets and liabilities will have a significant impact on our consolidated financial position, results of operations or cash flows. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value is based upon quoted market prices, where available. Where quoted market prices or other observable inputs are not available, we apply valuation techniques to estimate fair value. SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The three levels of the hierarchy are defined as follows:

Level 1—Inputs to the valuation methodology are quoted market prices for identical assets or liabilities in active markets. The types of assets measured at fair value using Level 1 inputs include our publicly traded equity investments with quoted market prices and money market funds.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs). The types of assets measured at fair value using Level 2 inputs include our publicly traded debt securities and other marketable securities with quoted market prices, which are in markets that are considered less active.

Level 3—Inputs to the valuation methodology are unobservable inputs based on management’s best estimate of inputs market participants would use in pricing the asset or liability at the measurement date, including assumptions about risk. The types of assets measured at fair value using Level 3 inputs include auction-rate securities where the auctions have failed.

Inventory Write-Downs:  Inventory represents bulk material, work-in-process and finished goods relating to our commercial products on hand, valued at lower of cost or market value. Inventories are reviewed periodically for slow-moving or obsolete status based on sales activity, both projected and historical, and through a review of the expiration dates. Our current sales projections provide for full utilization of the inventory balance. If product sales levels differ from projections, inventory may not be fully utilized and could be subject to impairment, at which point we would write down the value of the inventory to its net realizable value.

We expense costs relating to inventory as research and development expense until such time as we receive an approval letter from the FDA for a new product, and then we begin to capitalize the inventory costs relating to that product.

Share-Based Compensation:  On January 1, 2006, we adopted SFAS 123(R), which requires measurement and recognition of compensation expense for all share-based payment awards made to employees and directors. Under SFAS 123(R), the fair value of share-based payment awards is estimated at the grant date using an option pricing model, and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period. We use the Black-Scholes option-pricing model, which uses both historical and current market data to estimate the fair value. This method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield and expected life of the options.

Research and Development Expenses:  We expense internal and external research and development costs, including costs of funded research and development arrangements, in the period incurred. We also expense the cost of purchased technology in the period of purchase if we believe that the technology has not demonstrated technological feasibility and that it does not have an alternative future use.

Purchased In-Process Research and Development Expenses:  Purchased IPR&D represents the estimated fair value assigned to research and development projects acquired in a purchase business combination or asset acquisition that have not been completed at the date of acquisition and which have no alternative future use. Accordingly, these costs are charged to expense as of the acquisition date.

Recent Accounting Pronouncements

See Note B “Summary of Significant Accounting Policies” to the consolidated financial statements for a description of recent accounting pronouncements including the expected dates of adoption and effects on our results of operations, financial position and cash flows.

Liquidity and Capital Resources

Our liquidity requirements have historically consisted of research and development expenses, sales and marketing expenses, in-licensing fees, capital expenditures, working capital, debt service and general corporate expenses. Historically, we have funded these requirements and the growth of our business primarily through convertible subordinated debt offerings, the issuance of common stock, including the exercise of stock options, sales of our products and license agreements for our drug compounds. Although we may use one or more of these financing mechanisms in the future, we now expect to fund our liquidity requirements primarily with operating profits generated from product sales. We also believe we have the ability to meet our short-term liquidity needs through the use of our cash and short-term investments on hand at December 31, 2008.

As of December 31, 2008, the total par value amount of our convertible debt was approximately $530.5 million: $148.0 million of outstanding 0% Series B notes due December 2010 and $382.5 million of outstanding 0% notes due 2024. As a result of the impact of FSP APB 14-1, as of December 31, 2008, the total carrying value of our convertible debt was approximately $514.0 million: $148.0 million of outstanding 0% Series B notes due December 2010 and $365.9 million of outstanding 0% notes due 2024.

During the second half of 2008, we repurchased and retired, at our option in privately negotiated transactions, an aggregate of $117.6 million par value amount of our 0% notes due 2024. We paid a total of $106.9 million in cash to repurchase these notes. In December 2008, we repaid in full the entire $72.8 million par value amount of our 0% Series A notes due 2008.

On February 17, 2009, we announced that we commenced a tender offer to purchase for cash up to all $382.5 million aggregate par value amount of our outstanding 0% notes due 2024. We are offering to purchase the notes at a price of $970 for each $1,000 of par value amount of notes tendered, or a total of $371.0 million if all outstanding 0% notes due 2024 are repurchased. The tender offer will expire at midnight, New York City time, at the end of March 16, 2009, unless extended or earlier terminated pursuant to the terms of the tender offer. The tender offer will not be contingent upon any minimum number of notes being tendered but will be subject to certain conditions described in the Offer to Purchase. Our 0% notes due 2024 that are not repurchased by us pursuant to the tender offer may be converted into cash at the option of the noteholders in October 2009, 2014, 2019 and 2024, as well as under certain conditions.

At December 31, 2008, $70.9 million of our investment portfolio was invested in AAA rated auction-rate securities. These investments were rated AAA by one or more rating agency. Auction-rate securities are long-term variable rate bonds tied to short-term interest rates. After the initial issuance of the securities, the interest rate on the securities is reset periodically, at intervals established at the time of issuance (primarily every 28 days), based on market demand for a reset period. Auction-rate securities are bought and sold in the marketplace through a competitive bidding process often referred to as an auction. If there is insufficient interest in the securities at the time of an auction, the auction may not be completed and the rates may be reset to predetermined “penalty” or “maximum” rates.

Substantially all of our auction-rate securities are backed by pools of student loans guaranteed by the FFELP and we continue to believe that the credit quality of these securities is high based on this guarantee and other collateral. Auctions for these securities began failing in the first quarter of 2008 and continued to fail throughout the remainder of the year, which we believe is a result of the recent uncertainties in the credit markets. Consequently, the investments are not currently liquid, and we will not be able to access these funds until a future auction of these investments is successful, a buyer is found outside of the auction process, the security is called, or the underlying securities have matured. At the time of our initial investment and through the date of this report, all of our auction-rate securities remain AAA rated by one or more rating agency. We believe we have the ability to hold these investments until the lack of liquidity in these markets is resolved. As a result, we continue to classify the entire balance of auction-rate securities as non-current available-for-sale investments at fair value on our consolidated balance sheets.

Typically, the fair value of auction-rate securities investments approximates par value due to the frequent resets through the auction process. While we continue to earn interest on our auction-rate securities investments at the contractual rate, these investments are not currently trading and therefore do not have a readily determinable market value. Accordingly, the estimated fair value of the auction-rate securities no longer approximates par value.

At December 31, 2008, because of the temporary declines in fair value for the auction-rate securities, which we attribute to liquidity matters rather than credit issues as discussed above, we have classified our auction-rate securities at Level 3, as defined under the SFAS 157 framework and described in Note F “Fair Value Measurements”, of our consolidated financial statements included in the 2008 Form 10-K, with a fair value of $70.9 million. The fair value of these auction-rate securities is estimated utilizing a trinomial discounted cash flow analysis, which was compared, when possible, to other observable market data or inputs with similar characteristics. The assumptions used in preparing the discounted cash flow analysis include estimates for the maximum interest rate, the probability of passing, failing or default at each auction, the severity of default and the discount rate. Based on this assessment of fair value, as of December 31, 2008, we determined there was a decline in fair value of our auction-rate securities investments of $8.7 million, which was deemed temporary on the basis that substantially all of our auction-rate securities are backed by pools of student loans guaranteed by FFELP, and we continue to believe that the credit quality of these securities is high based on this guarantee and other collateral. The decline in the fair value of our auction-rate securities investments was primarily the result of the assumed delay in the return of liquidity to this investment market-sector. If current market conditions deteriorate further, we may be required to record additional unrealized losses in other comprehensive income. If the credit ratings of the security issuers deteriorate or the anticipated recovery in market values does not occur, we may be required to adjust the carrying value of these investments through impairment charges recorded to earnings, as appropriate, which could be material.

Cash, cash equivalents and short- and long-term investments totaled $765.8 million, or 42% of total assets, at December 31, 2008, compared to $1.1 billion, or 76% of total assets, at December 31, 2007.

Net cash provided by operating activities for the year ended December 31, 2008 was $139.4 million, which includes net income of $480.0 million. Our net income includes adjustments of $266.5 million, consisting primarily of the release of the tax valuation allowance, research and development in-process upon acquisition, share-based compensation, interest expense related to accretion of debt discount, settlement of accreted interest on convertible debt, impairment on investments, gain on extinguishment of debt, interest accretion on license fee liabilities and depreciation and amortization expense. Accounts receivable increased by $16.2 million primarily due to the timing of our sales. Inventory on hand increased by $14.2 million primarily due to the replenishment of depleted XOPENEX Inhalation Solution inventory, in addition to inventory recorded in connection with the SPI acquisition. Other assets increased by $16.0 million, which is primarily a result of an increase in prepaid expenses and a change in our other receivables. Accrued expenses decreased by $62.4 million primarily due to the $75.0 million upfront payment we paid to Bial in January 2008. Product sales allowances and reserves increased by $30.8 million primarily due to rebates related to LUNESTA, XOPENEX HFA and BROVANA product sales.

Net cash provided by investing activities for the year ended December 31, 2008 was $44.2 million, which is primarily attributable to the net purchase, sale and maturities of short- and long-term investments of $299.7 million offset by the purchase of intangible assets from Nycomed for $150.0 million, the acquisition and related costs associated with Oryx for $55.0 million, and the purchases of property and equipment of $49.6 million.

Net cash used in financing activities for the year ended December 31, 2008 was $149.7 million. We paid $179.7 million, which includes $23.4 million related to the settlement of accreted interest on convertible debt, to repurchase and retire an aggregate of $117.6 million and $72.8 million par value amount of our 0% notes due 2024 and 0% notes due 2008, respectively, as well as $1.1 million for capital lease obligations. These amounts were partially offset by receipts of $6.9 million from issuing common stock upon the exercise of stock options issued under our stock option plans.

We believe our existing cash and the cash flow that we anticipate from operations will be sufficient to support existing operations through at least the next twelve months. In the longer term, we expect to continue to fund our existing operations with operating profits generated from product sales. Our actual future cash requirements and our ability to generate revenue, however, will depend on many factors, including:

•                  LUNESTA sales;

•                  XOPENEX Inhalation Solution and XOPENEX HFA sales;

•                  BROVANA sales;

•                  successful commercialization of OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol;

•                  successful acquisition of technologies, product candidates, approved products and/or businesses;

•                  successful expansion into foreign markets;

•                  our ability to establish and maintain additional strategic alliances and licensing arrangements;

•                  whether our debt due in 2010 will be paid in cash rather than converted into common stock pursuant to the terms of such debt;

•                  the amount, if any, of 0% notes due 2024 that are repurchased pursuant to our outstanding tender offer or, if not repurchased by us, are converted into cash by the holders in October 2009;

•                  progress of our preclinical and clinical research programs and the number and breadth of these programs;

•                  progress of our development efforts and the development efforts of our strategic partners;

•                  achievement of milestones under our strategic alliance arrangements;

•                  royalties from agreements with parties to which we have licensed our technology;

•                  the outcome of pending litigation, including patent infringement litigation, litigation related to generic competition and/or any possible future litigation; and

•                  the possible future “at risk” launch of generic versions of our products.

If our assumptions underlying our beliefs regarding future revenues and expenses change, or if opportunities or needs arise, we may seek to raise additional cash by selling debt or equity securities or otherwise borrowing money. However, we may not be able to raise such funds on favorable terms, if at all.

Based on our current operating plan, we believe that we will not be required to raise additional capital to fund the repayments of our outstanding convertible debt when due, although we may choose to do so. However, if holders of our 0% notes due 2024 do not trade and/or we do not repurchase all of these notes pursuant to our outstanding tender offer and if some or all of our significant contingent payments become due and payable under our collaboration agreements, we may not be able to make the required payment upon future conversion of the notes. In addition, if we are not able to successfully continue to grow our revenues and properly manage our expenses, it is likely that our business would be materially and adversely affected and that we would be required to raise additional funds in order to repay our outstanding convertible debt.

The current economic crisis has severely diminished the availability of capital. The cost and terms of any such future financing is unclear and we can provide no assurance that we will be able to raise additional funds on terms acceptable to us, if at all.

Acquisition Strategy

In 2008, we utilized an aggregate of $281.0 million in cash to make upfront payments in connection with our transactions with Bial, Nycomed, Arrow and the former shareholders of Oryx. In addition to these upfront payments we have committed to make future payments to these parties, which are described below under the heading “Contractual Obligations.”

As part of our business strategy, we plan to continue to consider and, as appropriate, make acquisitions of other businesses, approved products, product candidates and/or technologies. Our cash reserves and other liquid assets may be inadequate to consummate these acquisitions and it may be necessary for us to raise substantial additional funds and/or issue shares of our capital stock in the future to consummate these transactions. In addition, as a result of our acquisition efforts, we are likely to experience significant charges to earnings for acquisitions and related expenses (whether or not our efforts are successful) that may include transaction costs and closing costs.

Contractual Obligations

Contractual obligations represent future cash commitments and liabilities under agreements with third parties and exclude contingent liabilities for which we cannot reasonably predict future payment, including contingencies related to potential future development, financing and/or commercial milestone payments under collaboration agreements. The following chart summarizes our material contractual obligations as of December 31, 2008:

Contractual Obligations	Total	2009	2010	2011	2012	2013	2014 and beyond
	(In Thousands)
Convertible subordinated debt—par value(1)	$530,470	$382,450	$148,020	$—	$—	$—	$—
Arrow—Levalbuterol/ipratropium(2)	70,000	25,000	25,000	—	20,000	—	—
Arrow—Ciclesonide(3)	47,500	12,500	15,000	—	—	2,500	17,500
Capital lease obligations	1,553	1,242	311	—	—	—	—
Operating leases(4)	5,780	1,988	1,524	1,394	674	200	—
Purchase obligations(5)	116,629	104,579	7,668	3,622	760	—	—
Total material contractual cash obligations(6)	$771,932	$527,759	$197,523	$5,016	$21,434	$2,700	$17,500

(1)                                  $148.0 million of the 0% notes due 2010 may be converted into common stock. To the extent it is converted, such amounts would no longer be a contractual cash obligation. On February 17, 2009, we announced that we commenced a tender offer to purchase for cash up to all $382.5 million aggregate par value amount of our outstanding 0% notes due 2024. We are offering to purchase the notes at a price of $970 for each $1,000 of par value amount of notes tendered. The tender offer will expire at midnight, New York City time, at the end of March 16, 2009, unless extended or earlier terminated pursuant to the terms of the tender offer. Our 0% notes due 2024 that are not repurchased by us pursuant to the tender offer may be converted into cash at the option of the noteholders in October 2009, 2014, 2019 and 2024, as well as under certain conditions. Our 0% notes due 2024 are classified as current liabilities and presented as a 2009 contractual obligation because holders have a right to require us to repurchase the notes beginning in 2009.

(2)                                  See Note I “Goodwill and Intangible Assets” to our consolidated financial statements included with this report relating to future payments to Arrow under the Levalbuterol/ipratropium Product agreement. The 2012 amount represents $20.0 million in future payments, the timing of which is based upon management’s best estimate and assumptions and could shift from period to period. The amounts in the table do not include a potential $23.5 million payment in the fourth quarter of 2009 in the event Arrow exercises its option to receive a lump sum discounted amount in lieu of ongoing royalty payments.

(3)                                  See Note I “Goodwill and Intangible Assets” to our consolidated financial statements included with this report relating to future payments under the agreement with Arrow regarding the Ciclesonide Products. The 2009, 2010, 2013 and 2014 and beyond amounts include $2.5 million, $5.0 million, $2.5 million and $17.5 million, respectively, in future payments, the timing of which is based upon management’s best estimate and assumptions and could shift from period to period. The amounts in the table do not include a potential aggregate payment of up $37.9 million in the fourth quarter of 2009 in the event Arrow exercises its options to receive a lump sum discounted amount in lieu of ongoing royalty payments.

(4)                                  Operating leases include our leased facilities obligations.

(5)                                  Purchase obligations relate to research and development commitments for new and existing products and open purchase orders for the acquisition of goods and services in the ordinary course of business. Our obligation to pay certain of these amounts may be reduced or eliminated based on certain future events.

(6)                                  In addition to the material contractual cash obligations included in this chart, we have committed to make potential future milestone payments to third parties as part of licensing, distribution and development agreements. Payments under these agreements generally become due and payable only upon achievement of certain development, regulatory and/or commercial milestones. For example, Nycomed, Bial and the former shareholders of Oryx may become entitled to receive subsequent payments of up to $280.0 million, $90.0 million and $20.0 million, respectively, if all milestones are met. Because the achievement of these milestones is neither probable nor reasonably estimable, such contingent payments have not been recorded on our consolidated balance sheets and have not been included in this chart.

This table also excludes approximately $24.7 million pertaining to uncertain tax positions as we cannot make a reliable estimate of the period of cash settlement with the respective taxing authorities.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, other than operating leases in the normal course of business, or variable interest entities or activities that include non-exchange-traded contracts accounted for at fair value.

Item 7A.  Quantitative and Qualitative Disclosure about Market Risk.

We are exposed to market risk from changes in interest rates and equity prices, which could affect our future results of operations and financial condition. We manage our exposure to these risks through our regular operating and financing activities.

Interest Rates:  Our cash and cash equivalents consist of cash, money market funds, and short-term investments with original maturities of three months or less. Our short-term investments consist of U.S. government securities, certificates of deposits, corporate commercial paper, corporate bonds, and asset-backed securities. As of December 31, 2008 the carrying value of our cash and cash equivalents and short-term investments of $629.3 million and $62.4 million, respectively, approximated fair value. Due to the conservative nature and relatively short duration of these investments, interest rate risk is mitigated. Our interest income, however, is sensitive to changes in the general level of interest rates and would decrease in a declining interest rate environment.

Our long-term investments consist of equity securities and auction rate securities with carrying values of $3.3 million and $70.9 million, respectively, which approximate fair value. Auction rate securities are long-term variable rate bonds tied to short-term interest rates. After the initial issuance of the securities, the interest rate on the securities is reset periodically, at intervals established at the time of issuance (primarily every 28 days), based on market demand for a reset period. Auction-rate securities are bought and sold in the marketplace through a competitive bidding process referred to as an auction. If there is insufficient interest in the securities at the time of an auction, the auction may not be completed and the rates may be reset to predetermined “penalty” or “maximum” rates.

Substantially all of our auction rate securities are backed by pools of student loans guaranteed by the FFELP and we continue to believe the credit quality of these securities is high based on this guarantee and other collateral. Auctions for these securities began failing in the first quarter of 2008 and continued to fail throughout the remainder of 2008, which we believe is a result of the recent uncertainties in the credit markets. Consequently, the investments are not currently liquid, and we will not be able to access these funds until a future auction of these investments is successful, a buyer is found outside of the auction process, the security is called, or the underlying securities have matured. If the credit ratings of the security issuers deteriorate, the anticipated recovery in market values does not occur or we need funds from the auction-rate securities to meet working capital needs, we may be required to adjust the carrying value of these investments through impairment charges recorded to earnings.

Our investment policy specifies credit quality standards for our investments, and our investment portfolio is monitored for compliance with our investment policy. The primary objective of the investment policy is the preservation of capital. Due to the conservative nature and relatively short duration of our overall investments portfolio, credit and interest rate risk is mitigated.

The interest rates on our convertible senior subordinated notes due 2010 and 2024 are fixed at 0%. Hence, these instruments are not exposed to significant interest rate risk. The aggregate fair value of these convertible notes of $468.8 million is less than the corresponding par value of $530.5 million and carrying value of $514.0 million as of December 31, 2008. Declining interest rates would increase the fair value of these convertible notes.

Equity Prices:  Our convertible subordinated debt is sensitive to fluctuations in the price of our common stock into which the debt is convertible. Changes in equity prices could result in changes in the fair value of our convertible subordinated debt due to the difference between the current market price of the debt and the market price at the date of issuance of the debt. Based on the historical volatility of our common stock and the excess of the conversion prices over the current price of our common stock, however, a change in the price of our common stock of 10% would not have a material effect on the fair value of our convertible notes.

Item 8.  Financial Statements and Supplementary Data.

The financial statements and schedules required by this item are filed as Appendix A hereto and are listed under Item 15 below.

APPENDIX A

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Sepracor Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity (deficit) and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Sepracor Inc. and its subsidiaries (collectively, the “Company”) at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of Sepracor Inc.’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note B to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain income tax positions in 2007. As discussed in Note C to the consolidated financial statements and Note 1 to the financial statement schedule, the Company changed the manner in which it accounts for certain convertible debt instruments and the manner it which it computes earnings per share effective January 1, 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 27, 2009, except for the effects of the changes in accounting for certain convertible debt instruments and the computation of earnings per share discussed in Note C to the consolidated financial statements,  as to which the date is May 14, 2009

SEPRACOR INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008 (as adjusted)	2007 (as adjusted)
	(In Thousands, Except Par Value Amounts)
ASSETS
Current assets:
Cash and cash equivalents	$629,255	$598,929
Short-term investments	62,376	292,659
Accounts receivable, net of allowances of $4,619 and $4,599 at December 31, 2008 and 2007, respectively	177,457	159,644
Inventories	69,003	53,125
Deferred tax asset	121,919	—
Other current assets	32,417	26,934
Total current assets	1,092,427	1,131,291
Long-term investments	74,199	174,031
Property and equipment, net	117,874	87,308
Intangible assets, net	154,936	501
Goodwill	19,898	—
Deferred tax asset	342,200	—
Other assets	5,790	10,344
Total assets	$1,807,324	$1,403,475
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,429	$17,317
Accrued expenses	138,852	206,655
Current portion of long-term debt	367,101	73,962
Product sales allowances and reserves	276,589	245,839
Other current liabilities	37,903	6,887
Total current liabilities	840,874	550,660
Long-term debt	148,326	600,527
Deferred tax liabilities	5,577	—
Other liabilities	87,908	24,736
Total liabilities	1,082,685	1,175,923
Commitments and contingencies (Notes K, L and M)
Stockholders’ equity (deficit):
Preferred stock, $1.00 par value, 1,000 shares authorized, none outstanding at December 31, 2008 and 2007	—	—
Common stock, $.10 par value, 240,000 shares authorized at December 31, 2008 and 2007; 113,357 and 111,955 shares issued; 109,096 and 107,694 shares outstanding, at December 31, 2008 and 2007, respectively	11,335	11,195
Treasury stock, at cost (4,261 shares at December 31, 2008 and 2007)	(232,028)	(232,028)
Additional paid-in capital	2,029,475	1,982,623
Accumulated deficit	(1,064,437)	(1,544,425)
Accumulated other comprehensive (loss) income	(19,706)	10,187
Total stockholders’ equity	724,639	227,552
Total liabilities and stockholders’ equity	$1,807,324	$1,403,475

The accompanying notes are an integral part of the consolidated financial statements.

SEPRACOR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008 (as adjusted)	2007 (as adjusted)	2006 (as adjusted)
	(In Thousands, Except Per Share Amounts)
Revenues:
Product sales, net	$1,215,239	$1,177,256	$1,149,374
Royalties and license fees	77,050	47,974	33,759
Total revenues	1,292,289	1,225,230	1,183,133
Costs and expenses:
Cost of products sold	127,881	114,796	102,579
Cost of royalties earned	2,118	1,320	976
Research and development	246,813	263,756	163,488
Research and development—in-process upon acquisition	89,995	—	—
Selling, marketing and distribution	653,527	699,270	691,650
General and administrative	105,708	80,652	71,189
Amortization of intangible assets	7,368	154	230
Litigation settlement, net	—	34,000	—
Restructuring	(566)	6,921	—
Total costs and expenses	1,232,844	1,200,869	1,030,112
Income from operations	59,445	24,361	153,021
Other income (expense):
Interest income	22,301	46,585	46,589
Gain on extinguishment of debt	4,214	—	—
Interest expense	(34,105)	(28,801)	(46,474)
Equity in investee losses	(1,103)	(507)	(422)
Other expense	(11,960)	(1,002)	(300)
Income before income taxes	38,792	40,636	152,414
(Benefit from) provision for income taxes	(441,196)	6,270	3,656
Net income	$479,988	$34,366	$148,758
Basic net income attributable to common shares and other participating securities	$4.42	$0.32	$1.42
Diluted net income attributable to common shares and other participating securities	$4.13	$0.30	$1.29
Shares used in computing basic and diluted net income attributable to common shares and other participating securities:
Basic	108,562	106,908	105,074
Diluted	116,279	116,418	115,639

The accompanying notes are an integral part of the consolidated financial statements.

SEPRACOR INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’

EQUITY (DEFICIT) AND COMPREHENSIVE INCOME

(In Thousands)

						Accumulated	Total
				Additional	Accumulated	Other	Stockholders’
	Common Stock		Treasury	Paid-in Capital	Deficit	Comprehensive	Equity (Deficit)
	Shares	Amount	Stock	(as adjusted)	(as adjusted)	Income (Loss)	(as adjusted)
BALANCE AT DECEMBER 31, 2005	108,354	$10,835	$(232,028)	$1,835,501	$(1,727,549)	$6,678	$(106,563)
Comprehensive income (loss):
Net income					148,758		148,758
Foreign currency translation						(48)	(48)
Unrealized loss on marketable equity securities						(3,790)	(3,790)
Total comprehensive income							$144,920
Issuance of common stock to employees under stock plans	1,686	169		31,564			31,733
Stock compensation				45,200			45,200
BALANCE AT DECEMBER 31, 2006	110,040	$11,004	$(232,028)	$1,912,265	$(1,578,791)	$2,840	$115,290
Comprehensive income (loss):
Net income					34,366		34,366
Foreign currency translation						3,566	3,566
Unrealized gain on marketable equity securities						3,781	3,781
Total comprehensive income							$41,713
Issuance of common stock to employees under stock plans	1,915	191		35,895			36,086
Stock compensation				34,278			34,278
Tax benefit for stock compensation				185			185
BALANCE AT DECEMBER 31, 2007	111,955	$11,195	$(232,028)	$1,982,623	$(1,544,425)	$10,187	$227,552
Comprehensive income (loss):
Net income					479,988		479,988
Foreign currency translation						(15,480)	(15,480)
Unrealized loss on marketable equity securities						(14,413)	(14,413)
Total comprehensive income							$450,095
Issuance of common stock to employees under stock plans	1,402	140		6,787			6,927
Stock compensation				39,265			39,265
Tax benefit for stock compensation				800			800
BALANCE AT DECEMBER 31, 2008	113,357	$11,335	$(232,028)	$2,029,475	$(1,064,437)	$(19,706)	$724,639

The accompanying notes are an integral part of the consolidated financial statements.

SEPRACOR INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008 (as adjusted)	2007 (as adjusted)	2006 (as adjusted)
	(In Thousands)
Cash flows from operating activities:
Net income	$479,988	$34,366	$148,758
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	34,710	18,664	20,724
Research and development—in-process upon acquisition	89,995	—	—
Interest accretion on license fee liabilities	8,264	—	—
Interest related to accretion of debt discount	25,599	25,781	24,308
Settlement of accreted interest on convertible debt	(23,364)	—	—
Gain on extinguishment of debt	(4,214)	—	—
Impairment on investments	14,380	—	—
Equity in investee losses	1,103	507	422
Stock compensation	39,265	34,278	45,200
Benefit from deferred income taxes	(452,986)	(17,120)	—
Loss (gain) on disposal of patents and property and equipment	796	(5)	53
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(16,177)	15,458	(34,638)
Inventories	(14,169)	(14,699)	1,900
Other assets	(15,997)	14,915	(3,757)
Accounts payable	2,952	6,515	(850)
Accrued expenses	(62,399)	95,738	(75,545)
Product sales allowances and reserves	30,793	78,209	55,262
Other liabilities	854	31,393	(2,949)
Net cash provided by operating activities	139,393	324,000	178,888
Cash flows from investing activities:
Purchases of available-for-sale investments	(38,478)	(179,148)	(96,931)
Sales of available-for-sale investments	64,163	57,878	56,808
Maturities of available-for-sale investments	34,820	43,860	62,700
Purchases of held-to-maturity investments	(319,564)	(671,979)	(980,060)
Maturities of held-to-maturity investments	558,801	1,038,349	1,010,786
Additions to property and equipment	(49,615)	(25,450)	(15,896)
Payments for purchased intangibles	(151,000)	273	150
Investment in non-affiliate	—	—	(8,939)
Change in other assets	—	—	28
Business acquisition, net of cash acquired	(54,953)	—	—
Net cash provided by investing activities	44,174	263,783	28,646
Cash flows from financing activities:
Net proceeds from issuance of common stock	6,927	36,086	31,733
Tax benefit for stock compensation	800	185	—
Repayments of long-term debt and capital leases	(157,440)	(441,164)	(2,015)
Net cash (used in) provided by financing activities	(149,713)	(404,893)	29,718
Effect of exchange rate changes on cash and cash equivalents	(3,528)	628	15
Net increase in cash and cash equivalents	30,326	183,518	237,267
Cash and cash equivalents at beginning of year	598,929	415,411	178,144
Cash and cash equivalents at end of year	$629,255	$598,929	$415,411
Supplemental cash flow data:
Cash paid during the year for interest	$23,546	$11,210	$22,048
Cash paid during the year for income taxes	$8,615	$4,066	$3,656
Supplemental schedule of noncash investing and financing activities:
Fair value of assets acquired under acquisition and license and development agreement	$148,122	$—	$—
Fair value of liabilities assumed under acquisition and license and development agreement	$(92,169)	$—	$—
Net cash paid upon execution of acquisition and license and development agreement	$55,953	$—	$—
Additions to capital leases	$—	$3,260	$—

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A)                                   Nature of the Business

Sepracor Inc. was incorporated in 1984 to research, develop and commercialize products for the synthesis and separation of pharmaceutical and biopharmaceutical compounds. We are now a research-based pharmaceutical company focused on the discovery, development and commercialization of differentiated products that address large and growing markets and unmet medical needs which can be marketed to primary care doctors and specialists through our sales force. Our corporate headquarters are located in Marlborough, Massachusetts.

Our consolidated financial statements include the accounts of Sepracor Inc. and all of our wholly-owned subsidiaries. Our consolidated financial statements include our investment in BioSphere Medical, Inc., or BioSphere, which is recorded under the equity method and our investments in ACADIA Pharmaceuticals Inc., or ACADIA, which we account for as marketable equity securities. Certain prior period amounts have been reclassified to conform to the current period presentation.

We and our subsidiaries are subject to risks common to companies in the industry including, but not limited to, the safety, efficacy and successful development and regulatory approval of product candidates, fluctuations in operating results, protection of proprietary technology, dependence on third-party collaboration partners and third-party sales efforts, limited manufacturing capacity, risk of product liability, compliance with government regulations and dependence on key personnel.

B)                                   Summary of Significant Accounting Policies

Principles of Consolidation:  Our consolidated financial statements include our accounts and all of our wholly-owned subsidiaries accounts. All material intercompany transactions have been eliminated. Investments in affiliated companies, which are 20% to 50% owned, and over which we do not exercise control, are accounted for using the equity method. Investments in affiliated companies, which are less than 20% owned, and over which we do not exercise significant influence, are accounted for using the cost method.

Use of Estimates and Assumptions in the Preparation of Financial Statements:  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the following: (i) the reported amounts of assets, including our intangible assets, and liabilities, (ii) the disclosure of contingent assets and liabilities at the dates of the financial statements and (iii) the reported amounts of revenues, including our product sales allowances and returns, and expenses during the reporting periods. Actual results could differ materially from those estimates.

Translation of Foreign Currencies:  The assets and liabilities of our international subsidiaries are translated into United States dollars using current exchange rates as of the balance sheet date and revenues and expenses are translated at average exchange rates prevailing during the period. The resulting translation adjustment is recorded in accumulated other comprehensive income (loss). Foreign exchange transaction gains and losses are included in net income in the consolidated statements of operations and were not material for the years presented.

Cash and Cash Equivalents:  Investments that are highly liquid with maturities of three months or less are classified as cash and cash equivalents, which primarily consist of cash, money market funds, and short-term investments with original maturities of three months or less. Cash and cash equivalents are stated at cost, which approximates market value.

Investments:  Investments with maturities of greater than three months from the date of purchase but less than one year from the balance sheet date are classified as short-term investments, while investments with maturities beyond one year from the balance sheet date are classified as long-term investments. Short- and long-term investments are classified as either available-for-sale or held-to-maturity. Available-for-sale investments are carried at fair value with unrealized gains and losses recorded as a component of accumulated other comprehensive income. Realized gains and losses on our available-for-sale investments are recognized in results of operations and we recorded losses of $14.6 million, which includes an other-than-temporary impairment loss of $14.4 million on our investment in ACADIA, in 2008 as compared to $0 in 2007. See Note F “Fair Value Measurements” included herein for year end balances. Held-to-maturity investments are recorded at cost plus accrued amortization, which approximates fair value. Held-to-maturity investments were $63.4 million at December 31, 2008, all of which was due within one year. Held-to-maturity investments were $309.5 million at December 31, 2007, of which $271.7 million was due within one year and $37.8 million was due in greater than one year. Realized gains and losses on held-to-maturity securities were insignificant in 2008 and 2007.

We evaluate our investments for possible other-than-temporary impairment by reviewing factors such as the investment rating for the securities, the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer and our ability and intent to hold the investment for a period of time that may be sufficient for anticipated recovery of market value. If it is determined that a decline in value is other-than-temporary an impairment charge is recorded to the extent that the carrying value of the security exceeds the estimated fair market value.

Concentration of Credit Risk:  We have no significant off balance sheet concentration of credit risk. Financial instruments that potentially subject us to concentrations of credit risk primarily consist of the cash and cash equivalents, short- and long-term investments and trade accounts receivable.

The percentage of total revenues from significant customers is as follows:

	Year Ended December 31,
	2008	2007	2006
Customer A	35%	31%	35%
Customer B	27%	29%	26%
Customer C	16%	17%	17%
Customer D	6%	10%	9%

Certain prior year percentages have been reclassified to give effect for a merger of certain of our customers.

Fair Value of Financial Instruments:  The carrying value of cash, short-term investments, accounts receivable, accounts payable and accrued expenses approximate fair value due to their short-term, highly liquid characteristics.

Accounts Receivable and Bad Debt:  Our trade receivables in 2008 and 2007 primarily represent amounts due from wholesalers, distributors and retailers of our pharmaceutical products. We perform ongoing credit evaluations of our customers and we generally do not require collateral. Our allowance for doubtful accounts was $867,000 and $459,000 at December 31, 2008 and 2007, respectively, and our allowance for payment term discounts related to accounts receivable was $3.7 million and $4.1 million at December 31, 2008 and 2007, respectively.

Bad debt write-offs were not significant in 2008, 2007 and 2006; however, we monitor our receivables closely because a few customers provide a large portion of our overall revenues. Customers with amounts due that represent greater than 10% of our accounts receivable balance are as follows at December 31:

	2008	2007
Customer A	41%	29%
Customer B	25%	33%
Customer C	19%	12%
Customer D	2%	15%

Inventories:  Inventories are stated at the lower of cost (first-in, first-out) or market using a standard cost method. We expense costs relating to inventory until such time as we receive approval from the U.S. Food and Drug Administration, or FDA, for a new product, and then we begin to capitalize the costs relating to that product. We write down our inventory for expiration and probable quality assurance and quality control issues identified in the manufacturing process.

Property and Equipment:  Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the balance sheet and any resulting gain or loss is included in the statement of operations. Depreciation is computed using the straight-line method over the following useful lives: three years for computer equipment and software; 3 to 10 years for laboratory, manufacturing and office equipment; and 30 years for buildings. Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements or the remaining term of the lease.

Deferred Financing Costs:  Deferred financing costs relating to expenses incurred to complete convertible subordinated debt offerings are amortized evenly over the earlier of the term of the debt, or the date on which we can first be obligated to repurchase all, or part, of the debt.

Impairment of Long-Lived Assets:  Long-lived assets, which includes property and equipment, intangible assets and other long-term assets, are assessed for impairment in accordance with Statement of Financial Accounting Standard, or SFAS,

No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144, whenever events or changes in circumstances indicate the undiscounted cash flow estimated to be generated by those assets is less than the assets’ carrying amount. Any change in the carrying amount of an asset as a result of our evaluation is separately identified in the consolidated statements of operations in the period that the impairment occurs.

Goodwill:  Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost. In accordance with SFAS No. 142, Accounting for Goodwill and Other Intangible Assets, or SFAS 142, goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair-value based test. Goodwill is assessed annually in the third fiscal quarter of each year for impairment or more frequently if impairment indicators arise. SFAS 142 prescribes a two-step method for determining goodwill impairments. In the first step, we determine the fair value of our reporting units. If the net book value of our reporting units exceeds the fair value, we would then perform the second step of the impairment test, which requires allocation of our reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. An impairment charge will be recognized only when the implied fair value of our reporting unit’s goodwill is less than its carrying amount. In the third quarter of 2008, our goodwill was evaluated for impairment and, based on the fair value of our reporting units, no impairments were identified. As a result of the significance of our goodwill, our results of operations and financial position in a future period could be negatively impacted should an impairment of goodwill occur.

Product Revenue Recognition:  We recognize revenue from product sales, upon delivery, when title to product and associated risk of loss has passed to our customer and collectability is reasonably assured. All revenues from product sales are recorded net of applicable allowances for returns, rebates and other applicable discounts and allowances.

Rebate and Return Reserves:  Certain product sales qualify for rebates from standard list pricing due to government sponsored programs or other contractual agreements. We also issue credit for the return of our products for up to one year after the products’ expiration. We record an estimate for these allowances as reductions of revenue at the time product sales are recorded. We derive reserves for product returns and rebates through an analysis of historical experience updated for changes in facts and circumstances as appropriate and by utilizing reports obtained from external, independent sources. Reserves for rebate programs are shown as product sales allowances and reserves on our balance sheet and were $253.4 million and $221.5 million at December 31, 2008 and 2007, respectively. Reserves for returns are recorded as product sales allowances and reserves on our balance sheet and were $23.2 million and $24.4 million at December 31, 2008 and 2007, respectively.

Royalty Revenue Recognition:  Royalty revenue is recognized based upon estimates of sales of products including our licensed intellectual property in licensed territories in the period in which the sales occur or at the time we received the royalty payment. Royalty revenue estimates are derived when possible from information from the company paying the royalty, or from historical data and third-party prescription data. Changes in market conditions, such as the introduction of competitive products, can lead to significant deviations from historical patterns and therefore cause estimates to be inaccurate. When estimates differ from actual results, the difference is recognized in the following quarter, provided the difference is not material to the results of either quarter. Historically, our estimates have not materially differed from our actual results.

License Fee Revenue Recognition:  We have entered into collaborative agreements with other pharmaceutical companies for the development and commercialization of our eszopiclone product outside of the United States, Canada and Mexico. The terms of these agreements involve multiple deliverables by us, such as license rights, development services, and clinical and commercial supply, in exchange for consideration to us in the form of non-refundable license fees, non-refundable contingent milestones, out-of-pocket cost reimbursements, and royalties on net product sales. Our revenue recognition policy for all multiple revenue-generating arrangements are in accordance with the guidance provided in the Securities and Exchange Commission, or SEC’s, Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, and Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, or SAB No. 101.

Research and Development Expenses:  We expense research and development costs in the period incurred. Upfront and milestone payments made to third parties in connection with our collaborative license and development arrangements are expensed as incurred up to the point of regulatory approval. Milestone payments made to third parties, upon or subsequent to, regulatory approval are capitalized and amortized over the remaining useful life of the acquired intangible asset. Advance payments for future research and development activities are capitalized until the goods have been delivered or services have been performed.

In-Process Research and Development Expenses:  Purchased in-process research and development, or IPR&D, represents the estimated fair value assigned to research and development projects acquired in a purchase business combination or asset acquisition that have not been completed at the date of acquisition and which have no alternative future use. Accordingly, these costs are charged to expense as of the acquisition date.

Advertising Costs:  Advertising costs are expensed as incurred. These costs are comprised of media, agency and production expenses and are included in selling, marketing and distribution expense on the consolidated statements of operations. Advertising expense was $148.2 million, $216.4 million and $234.5 million for fiscal years 2008, 2007 and 2006, respectively.

Income Taxes:  Our income tax expense includes United States and foreign income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effects of these differences are reported as deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to tax benefit carryforwards and to differences between the financial statement amounts of assets and liabilities and their respective tax basis. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established if, based on management’s review of both positive and negative evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized.

Derivatives:  We record all derivative instruments as either assets or liabilities in our consolidated balance sheets and measure those instruments at fair value and subsequent changes in fair value are reflected in current earnings or in accumulated other comprehensive income. In November 2004, we acquired warrants to purchase 200,000 shares of BioSphere common stock. Based on the application of the Black-Scholes option pricing model which incorporates current stock price, expected stock price volatility, expected interest rates and the expected holding period of the warrants, we determined the estimated fair value of the warrants to be $35,000 and $372,000 at December 31, 2008 and 2007, respectively.

Basic and Diluted Net Income Per Common Share: Basic earnings per share, or EPS, excludes dilution and is computed based on the weighted-average number of common shares outstanding during the period. Diluted EPS is based on the weighted-average number of common shares outstanding during the period plus the dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding unvested employee stock options, unvested employee restricted stock units and convertible debt. Potential common shares are not included in the per share calculation when the effect of their inclusion would be anti-dilutive.

Certain unvested restricted shares contain rights to receive nonforfeitable dividends, and thus, are participating securities requiring the two-class method of computing EPS. The calculation of EPS for common stock shown below excludes the income attributable to the unvested restricted shares from the numerator and excludes the dilutive impact of those shares from the denominator.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(in thousands, except per share amounts)

Basic net income per common share:
Net income	$479,988	$34,366	$148,758
Percentage allocated to common shares	99.0%	99.9%	99.9%
Net income attributable to common shares	$475,188	$34,332	$148,609
Weighted average common shares outstanding	107,527	106,847	104,943
Basic net income per common share	$4.42	$0.32	$1.42

Diluted net income per common share:
Net income attributable to diluted shares	$475,753	$34,348	$148,590
Weighted average common shares outstanding — Basic	107,527	106,847	104,943
Effect of dilutive securities:
Stock option and restricted stock	1,608	2,327	3,452
Shares issuable upon conversion of convertible subordinated debt	7,144	7,244	7,244
Weighted average common shares for diluted earnings per share	116,279	116,418	115,639
Diluted net income per common share	$4.09	$0.30	$1.28

Weighted average common shares outstanding	107,527	106,847	104,943
Weighted average common shares and other participating securities	108,562	106,908	105,074
Common share percentage	99.0%	99.9%	99.9%
Diluted share percentage	99.1%	99.9%	99.9%

For the years ended December 31, 2008, 2007 and 2006, 9.9 million, 7.0 million and 3.2 million shares, respectively, were not included in the computation of diluted EPS because inclusion of such shares would be anti-dilutive for the period.

There were 4.8 million shares of common stock reserved for issuance upon conversion of convertible subordinated debt in 2006. There have been no additional shares reserved in 2007 or 2008.

We have issued 0% convertible subordinated notes due 2024, which were not convertible into equity as of December 31, 2008. If and when these notes become convertible into equity, shares of common stock will be reserved under the conversion formula for issuance upon conversion if and when our common stock price exceeds $67.20 per share on the NASDAQ Global Select Market. Prior to such occurrence, the notes are only convertible into cash.

Stock-Based Compensation:  Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), Share-Based Payment, (revised 2004), or SFAS 123(R), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award).

In accordance with SFAS 123(R), SFAS 109, Accounting for Income Taxes, and EITF of the Financial Accounting Standards Board, or FASB, Topic D-32, Intraperiod Tax Allocation of the Tax Effect of Pretax Income from Continuing Operations, we have elected to recognize any excess income tax benefits from stock option exercises in additional paid-in capital only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to us. We measure the tax benefit associated with excess tax deductions related to stock-based compensation expense by multiplying the excess tax deductions by the statutory tax rates. We use the incremental tax benefit approach for utilization of tax attributes.

Recent Accounting Pronouncements:

In October 2008, the FASB issued FASB Staff Position, or FSP, No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, or FSP 157-3, to clarify the application of the provisions of SFAS No. 157, Fair Value Measurements, or SFAS 157, in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 was effective upon issuance and applies to our current financial statements. The application of the provisions of FSP 157-3 did not materially affect our results of operations or financial condition as of and for the year ended December 31, 2008.

In September 2008, the EITF issued EITF No. 08-6, Equity Method Investment Accounting Considerations, or EITF 08-6. EITF 08-6 addresses the effect of SFAS No. 141(R) and SFAS No. 160 on the equity method of accounting. This statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. We do not expect the adoption of EITF 08-6 to have a material impact on our consolidated financial statements.

In June 2008, the EITF issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, or EITF 03-6-1, which states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS under the two-class method. This statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. See Note C, “Adoption of Recent Accounting Standards and Revised Financial Statements,” in the notes to consolidated financial statements regarding the impact of this pronouncement to our consolidated financial statements.

In May 2008, the FASB issued FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1, which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. FSP APB 14-1 requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. FSP APB 14-1 requires retrospective application to the terms of instruments as they existed for all periods presented. Accordingly, prior periods will be adjusted as if the new rule had been in effect in these prior periods. This statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008 and early adoption is not permitted. See Note C, “Adoption of Recent Accounting Standards and Revised Financial Statements,” in the notes to consolidated financial statements regarding the impact of this pronouncement to our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133, or SFAS 161. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities to make transparent the effect of those activities on the entity’s financial position, financial performance and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. We do not expect the adoption of SFAS 161 to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, or SFAS 160. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This pronouncement will be effective for fiscal years beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. We do not expect the adoption of SFAS 160 to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, or SFAS 141(R), which will require an acquiring company to measure all assets acquired and liabilities assumed, including contingent considerations and all contractual contingencies, at fair value as of the acquisition date. In addition, an acquiring company is required to capitalize IPR&D and either amortize it over the life of the product, or write it off if the project is abandoned or impaired. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We expect this statement will have an impact on our accounting for future business combinations once adopted.

In November 2007, the EITF reached a final consensus on Issue No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property, or EITF 07-1. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. We do not expect the adoption of EITF 07-1 to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115, or SFAS 159. SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This election is irrevocable. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2007, with early adoption permitted. Currently, we have not expanded our eligible items subject to the fair value option under SFAS 159. Accordingly, adoption of this statement has had no impact on our financial results.

C)          Adoption of Recent Accounting Standards and Revised Financial Statements

Effective January 1, 2009, we adopted two pronouncements, FSP APB 14-1 and FSP EITF No. 03-6-1, which require us to retrospectively adjust previously reported financial information. As such, certain prior period amounts have been adjusted in these consolidated financial statements to reflect retrospective application of these accounting pronouncements.  While retrospectively applying these two pronouncements, we also recorded certain immaterial adjustments to our historic financial statements as a result of immaterial accounting errors detected during the first quarter of 2009, as described in more detail below.

Adoption of FSP APB 14-1

Effective January 1, 2009, we adopted FSP APB 14-1, which applies to convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 is only effective for our $500.0 million 0% convertible senior notes due 2024, or 0% notes due 2024, issued in September 2004, of which $382.5 million of par value remained outstanding at December 31, 2008.  These notes are convertible into cash and into shares of our common stock under a conversion formula that becomes applicable if and when our common stock price exceeds $67.20 per share on the NASDAQ Global Select Market. Prior to our stock exceeding such price, the 0% notes due 2024 are convertible into cash at the option of the holders in October 2009, 2014, 2019 and 2024, as well as under certain other circumstances.  The 0% notes due 2024 are subject to the provisions of FSP APB 14-1 since the notes can be settled in cash upon conversion.

FSP APB 14-1 requires the issuer of convertible debt instruments with cash settlement features to account for the debt component separately from the equity component (or conversion feature).  In the case of our 0% notes due 2024, the debt component is valued at $372.5 million of the original $500.0 million par value amount, and the equity component (or conversion feature) is valued at $127.5 million of the original $500.0 million par value amount as of the date of the issuance of the notes. The debt component was valued based on the present value of its cash flows using a 5.9% discount rate, which represents our borrowing rate at the date of the issuance of the notes for a similar debt instrument without the conversion feature. The equity component, recorded as additional paid-in capital, represents the difference between the proceeds from the issuance of the 0% notes due 2024 and the fair value of the debt component.  As we had a full tax valuation allowance at the time of issuance of our 0% notes due 2024, the creation of a deferred tax liability of $47.1 million related to the recognition of the debt discount as of the date of the issuance of our 0% notes due 2024 was offset by a corresponding decrease in the tax valuation allowance, so there was no initial tax impact to our financial position or our results of operations.

The debt component is accreted to par using the effective interest method and accretion is reported as a component of interest expense in our consolidated statements of operations. The interest expense attributed to the adoption of FSP APB 14-1 for the years ended December 31, 2008, 2007 and 2006 was $25.6 million, $25.8 million and $24.3 million, respectively. The adoption also resulted in a $28.4 million prior period cumulative adjustment that has been included in the 2006 retained earnings beginning balance. This excludes approximately $800,000 of interest in 2008 that has been capitalized related to qualifying assets under SFAS No.34, Capitalization of Interest Costs.  The equity component is not subsequently re-valued under FSP APB 14-1 as long as it continues to qualify for equity treatment.  The deferred financing costs associated with the issuance of the 0% notes due 2024 were previously reported at $14.1 million. These costs have been allocated proportionately between the liability and equity components. The issuance costs associated with the liability component continues to be included in other assets on our consolidated balance sheets, whereas the issuance costs associated with the equity component are included in additional paid-in-capital and are not amortized.

During the third and fourth quarter of 2008, we completed partial early extinguishments of the 0% notes due 2024, repurchasing notes with a par value of $117.6 million.  We originally reported a net gain on extinguishment of $10.1 million for the year ended December 31, 2008.  The adoption of FSP APB 14-1 also decreased the gain on extinguishment to $4.2 million as a result of $5.9 million of accelerated interest expense, which was recorded against the original gain amount.

Upon retrospective application of FSP APB 14-1, the adoption resulted in a $113.3 million increase in the accumulated deficit at December 31, 2008, comprised of non-cash interest expense of $104.1 million for the years 2004 through 2008, non-cash losses on debt extinguishment of $5.9 million related to the partial extinguishment of our 0% notes due 2024 in 2008, change in income tax provision of $6.4 million, offset by a reduction in deferred financing costs of approximately $3.1 million.  The adoption also resulted in a $76.1 million increase in the accumulated deficit at December 31, 2007, comprised of non-cash interest expense of $78.5 million for the years 2004 through 2007 offset by a reduction in deferred financing costs of approximately $2.4 million. The impact to our diluted EPS reported for the years ended December 31, 2008, 2007 and 2006 was a decrease of $0.32, $0.22 and $0.20, respectively.

The unamortized discount will continue to be recognized until October 2009, which is when we expect the 0% notes due 2024 to be fully converted into cash by the noteholders.  The table below presents the as adjusted and as previously reported December 31, 2008, 2007 and 2006 statement of operations, the December 31, 2008 and 2007 balance sheet data and the December 31, 2008, 2007 and 2006 statements of cash flow data materially affected by the adoption of FSP APB 14-1.

Adoption of FSP EITF 03-6-1

Effective January 1, 2009, we adopted FSP EITF 03-6-1.  FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the earnings allocation in computing EPS under the two-class method as described in SFAS No. 128, Earnings per Share.  Under the guidance of FSP EITF 03-6-1, our unvested share-based payment awards, which contain nonforfeitable rights to dividends, whether paid or unpaid, are considered to be participating securities and are now included in the computation of EPS pursuant to the two-class method.  The impact to reported diluted EPS at December 31, 2008 was a decrease of $0.04 per share, which was originally reported as $4.47, and there was no impact to the reported diluted EPS at December 31, 2007 or 2006.

Adjustments for Immaterial Prior Period Accounting Errors

During the first quarter of 2009, we detected two immaterial accounting errors related to our interest income calculation and our accounting for manufacturing costs associated with our commercial products and product samples.  The correction of the errors has been reflected retrospectively in the applicable periods in 2008, 2007, and 2006. An internal review of our interest income for the first quarter of 2009 detected an error in our interest income calculation for certain adjustable interest rates securities. Our review noted a $1.8 million overstatement of interest income in 2008. To correct this overstatement, we reduced interest income by this amount in 2008. During the first quarter of 2009, we also detected an error in our calculation of accrued commercial product and product sample receipts. This error resulted in an overstatement of cost of product sold over 2008, 2007 and 2006 of $2.4 million, $1.0 million and $1.2 million, respectively; and an overstatement in sales, marketing and distribution expense related to product samples in 2008 and 2007 of $548,000 and $66,000, respectively.  This overstatement of cost of product sold also resulted in a $1.2 million prior period cumulative adjustment that has been included in the 2006 retained earnings beginning balance. To correct this overstatement, we reduced cost of product sold and sales, marketing and distribution expense in the appropriate prior periods. The net impact of these items was an increase to income before income taxes for these items of $1.2 million, $1.1 million and $1.2 million for 2008, 2007 and 2006, respectively. Diluted EPS reported for the years ended December 31, 2008, 2007 and 2006 was increased by $0.01 for each of the years, respectively, due to the correction of the prior period accounting errors.

The following tables set forth the impact of the adoption of FSP APB 14-1 and FSP EITF 03-6-1, as well as the immaterial error adjustments to our consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006, and our consolidated balance sheets as of December 31, 2008 and 2007:

	Year Ended December 31,
	2008	2007	2006
	(in thousands, except per share data)
Consolidated Statements of Operations changes:
Total costs and expenses
As previously reported	$1,236,562	$1,202,697	$1,032,017
As adjusted	$1,232,844	$1,200,869	$1,030,112
Income from operations
As previously reported	$55,727	$22,533	$151,116
As adjusted	$59,445	$24,361	$153,021
Interest income
As previously reported	$24,124	$46,599	$46,589
As adjusted	$22,301	$46,585	$46,589
Gain in extinguishment of debt
As previously reported	$10,082	$—	$—
As adjusted	$4,214	$—	$—
Interest expense
As previously reported	$(8,506)	$(3,020)	$(22,166)
As adjusted	$(34,105)	$(28,801)	$(46,474)
Net income before income taxes
As previously reported	$68,364	$64,603	$174,817
As adjusted	$38,792	$40,636	$152,414
Income taxes
As previously reported	$(446,746)	$6,270	$3,656
As adjusted	$(441,196)	$6,270	$3,656
Net income
As previously reported	$515,110	$58,333	$171,161
As adjusted	$479,988	$34,366	$148,758
Basic net income per common share
As previously reported	$4.79	$0.55	$1.63
As adjusted	$4.42	$0.32	$1.42
Diluted net income per common share
As previously reported	$4.47	$0.50	$1.48
As adjusted	$4.13	$0.30	$1.29

	As of December 31,
	2008	2007
	(in thousands)
Consolidated Balance Sheets changes:
Deferred tax assets
As previously reported	$470,483	$—
As adjusted	$464,119	$—
Other current assets
As previously reported	$34,254	$26,948
As adjusted	$32,417	$26,934
Accrued expense
As previously reported	$146,109	$210,109
As adjusted	$138,852	$206,655
Convertible subordinated debt
As previously reported	$531,938	$723,425
As adjusted	$515,427	$674,489
Additional paid-in capital
As previously reported	$1,905,627	$1,858,775
As adjusted	$2,029,475	$1,982,623
Accumulated deficit
As previously reported	$(956,606)	$(1,471,716)
As adjusted	$(1,064,437)	$(1,544,425)

The following table sets forth the effects of the adjustments on certain line items within our consolidated statements of cash flows for the years ended December 31, 2008, 2007 and 2006.

	Year Ended December 31,
	2008	2007	2006
	(in thousands, except per share data)
Consolidated Statements of Cash Flow changes:
Net cash provided by operating activities
As previously reported	$162,757	$324,000	$178,888
As adjusted	$139,393	$324,000	$178,888
Net cash (used in) provided by financing activities
As previously reported	$(173,077)	$(404,893)	$29,718
As adjusted	$(149,713)	$(404,893)	$29,718

The following tables set forth the effects of the adjustments on certain line items within our consolidated statements of operations and comprehensive income (loss) for each of the quarterly periods in the fiscal years ended December 31, 2008 and 2007.

	For the Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(in thousands, except per share data)
	(unaudited)
Net income applicable to common shares as previously reported	$12,192	$395,080	$19,438	$88,400
Net income attributable to common shares and other participating securities as adjusted	$7,118	$380,933	$10,815	$81,122
Basic net income per common share as previously reported	$0.11	$3.66	$0.18	$0.82
Basic net income attributable to common shares and other participating securities as adjusted	$0.07	$3.52	$0.10	$0.74
Diluted net income per common share as previously reported	$0.11	$3.41	$0.17	$0.77
Diluted net income attributable to common shares and other participating securities as adjusted	$0.06	$3.28	$0.09	$0.70

	For the Quarter Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(in thousands, except per share data)
	(unaudited)
Net income (loss) applicable to common shares as previously reported	$18,815	$4,811	$39,708	$(5,001)
Net income (loss) attributable to common shares and other participating securities as adjusted	$12,985	$(701)	$33,467	$(11,385)
Basic net income (loss) per common share as previously reported	$0.18	$0.05	$0.37	$(0.05)
Basic net income (loss) attributable to common shares and other participating securities as adjusted	$0.12	$(0.01)	$0.31	$(0.11)
Diluted net income (loss) per common share as previously reported	$0.16	$0.04	$0.34	$(0.05)
Diluted net income (loss) attributable to common shares and other participating securities as adjusted	$0.11	$(0.01)	$0.29	$(0.11)

We have revised footnotes H, J, K, N, P, S and T appearing herein to reflect the effects of the matters discussed in this footnote C.

D)            Acquisitions

In June 2008, in order to establish a Canadian commercial presence, we acquired the outstanding capital stock of Oryx Pharmaceuticals, Inc., or Oryx, a specialty pharmaceutical company that markets branded prescription pharmaceutical products to physician specialists and hospitals within Canada and is focused in the cardiovascular, central nervous system, or CNS, disorders, pain and infectious diseases therapeutic areas, for approximately $55.0 million, including $3.0 million of acquisition-related transaction costs and $2.1 million as a post-closing working capital adjustment. We subsequently changed Oryx’s name to Sepracor Pharmaceuticals, Inc., or SPI. In addition, the selling shareholders are entitled to receive milestone payments of up to an aggregate of $20.0 million upon the accomplishment of various regulatory milestones. This acquisition was accounted for under the purchase method of accounting and the results of operations of SPI have been included in our consolidated results from June 1, 2008, the acquisition date. The purchase price of the acquisition was allocated to tangible and intangible assets and assumed liabilities based on their estimated fair values. We have allocated $34.1 million of the purchase price to intangible assets primarily comprised of acquired technology. We are amortizing the acquired technology over estimated average useful lives of 3 to 13 years. The excess purchase price of $24.5 million after this allocation has been accounted for as goodwill.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair values of assets and liabilities recorded in connection with the SPI acquisition:

Total
(In Thousands)
Accounts receivable	$1,982
Inventory	4,568
Other current assets	3,457
Goodwill	24,516
Intangible assets	34,070
Fixed assets	40
Total assets acquired	68,633
Accrued expenses and other current liabilities	3,853
Deferred tax liability	9,827
Cash consideration paid, net of cash acquired	$54,953

The SPI acquisition is not material to our consolidated statements of operations, and therefore, pro forma information is not presented.

E)            Business Investments

ACADIA

In January 2005, we entered into a collaboration agreement with ACADIA for the development of new drug candidates targeted toward the treatment of CNS disorders. This agreement expired pursuant to its terms in January 2008, and we are no longer pursuing the development of the drug candidates subject to this agreement.

In 2005 and 2006, under the terms of the collaboration agreement with ACADIA, we purchased a total of 1,890,422 shares of ACADIA’s common stock for $16.1 million. These publicly traded securities, which are classified as available-for-sale, are accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. We adjust the carrying value of our available-for-sale securities to fair value and report the related temporary unrealized gains and losses as a separate component in other comprehensive income. Declines in the fair value of an available-for-sale security that are estimated to be “other-than-temporary” are recognized as other expense in the consolidated statements of operations, thus establishing a new cost basis for such investments. We evaluate our investment securities portfolio on a quarterly basis to determine whether declines in the fair value of these securities are other-than-temporary. This quarterly evaluation consists of reviewing, among other things, the fair value of our investment securities compared to their carrying amount, the historical volatility of the price of each security and any market and company-specific factors related to each security.

During 2008, based on a significant decline in the value of ACADIA’s common stock, which we believe was the result of adverse clinical results announced in June 2008, we recorded other-than-temporary impairment charges totaling $14.4 million related to this security. These amounts were recognized as other expense in the consolidated statements of operations, thus establishing a new cost basis for the ACADIA investment. As of December 31, 2008, the fair market value of our investment in ACADIA was approximately $1.7 million, which is recorded in long-term investments on the accompanying consolidated balance sheet.

BIOSPHERE

BioSphere was a consolidated subsidiary from 1994 through July 2, 2001. As a result of a public offering of BioSphere common stock in 2001, our ownership of BioSphere was reduced from approximately 55% to 26%. Therefore, effective July 3, 2001, we changed the method of accounting for our investment in BioSphere from consolidating the results of BioSphere operations to the equity method. On November 10, 2004, we purchased from BioSphere, in a private placement, 4,000 shares of BioSphere Series A Convertible Preferred Stock and warrants to purchase an additional 200,000 shares of BioSphere common stock for an aggregate purchase price of $4.0 million. Each share of BioSphere Series A Convertible Preferred Stock is convertible into 250 shares of BioSphere common stock at a conversion price of $4.00 per share. In addition, quarterly dividends of 6% per annum are paid on the shares either in cash or additional shares of Series A Convertible Preferred Stock at BioSphere’s election and as of December 31, 2008, we have received an additional 820 shares of Series A Convertible Preferred Stock in connection with dividend payments.

At December 31, 2008 and 2007, we owned 3,224,333 shares, or approximately 18% of BioSphere’s outstanding common stock. The cost basis of those shares is $4.4 million, and the fair market value of those shares was approximately $6.2 million and $16.5 million as of December 31, 2008 and 2007, respectively. In addition, as of December 31, 2008 and 2007, we owned 4,820 and 4,749 shares of Series A Convertible Preferred Stock, respectively, and warrants to purchase an additional 200,000 shares of common stock. Based on the application of the Black-Scholes option pricing model, we determined the estimated fair value of these warrants to be $35,000 and $372,000 at December 31, 2008 and 2007, respectively, which was recorded as an investment in affiliate. Assuming conversion of our Series A Convertible Preferred Stock and the exercise of our warrants, we would own approximately 23% of BioSphere’s common stock as of December 31, 2008 and 2007. We recorded $1.1 million, $507,000 and $422,000 as our share of BioSphere’s losses for the years ended December 31, 2008, 2007 and 2006, respectively.

F)            Fair Value Measurements

In September 2006, the FASB issued SFAS 157. SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value and expands disclosures about fair value measurements. We partially adopted this statement effective January 1, 2008. In February 2008, the FASB released FSP No. 157-2, Effective Date of FASB Statement No. 157, or FSP 157-2, which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

We have not adopted SFAS 157 as it relates to goodwill and other intangible assets due to the delay allowed by FSP 157-2. We do not expect that the adoption of this standard for non-financial assets and liabilities will have a significant impact on our consolidated financial position, results of operations or cash flows. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value is based upon quoted market prices, where available. Where quoted market prices or other observable inputs are not available, we apply valuation techniques to estimate fair value. SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The three levels of the hierarchy are defined as follows:

Level 1—Inputs to the valuation methodology are quoted market prices for identical assets or liabilities in active markets. The types of assets measured at fair value using Level 1 inputs include our publicly traded equity investments with quoted market prices and money market funds.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from, or corroborated by, observable market data by correlation or other means (market corroborated inputs). The types of assets measured at fair value using Level 2 inputs include our publicly traded debt securities and other marketable securities with quoted market prices, which are in markets that are considered less active.

Level 3—Inputs to the valuation methodology are unobservable inputs based on management’s best estimate of inputs market participants would use in pricing the asset or liability at the measurement date, including assumptions about risk. The types of assets measured at fair value using Level 3 inputs include auction-rate securities where the auctions have failed.

In accordance with the fair value hierarchy described above, the following table shows the fair value of our financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2008:

	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs	Carrying Value at December 31, 2008
	Level 1	Level 2	Level 3	Total
	(In Thousands)
Money market funds	$595,750	$—	$—	$595,750
Asset-backed securities	—	681	—	681
Equity securities(1)	4,539	—	—	4,539
Auction-rate securities	—	—	70,912	70,912
Total	$600,289	$681	$70,912	$671,882

(1)	Included within equity securities is our investment in ACADIA. See Note E “Business Investments” regarding the other-than-temporary impairment taken on this investment during 2008.

Auction-rate securities are long-term variable rate bonds tied to short-term interest rates. After the initial issuance of the securities, the interest rate on the securities is reset periodically, at intervals established at the time of issuance (primarily every twenty-eight days), based on market demand for a reset period. Auction-rate securities are bought and sold in the marketplace through a competitive bidding process referred to as an auction. If there is insufficient interest in the securities at the time of an auction, the auction may not be completed and the rates may be reset to predetermined “penalty” or “maximum” rates.

Substantially all of our auction-rate investments, approximately $70.9 million at December 31, 2008, are backed by pools of student loans guaranteed by the Federal Family Education Loan Program, or FFELP, and we continue to believe that the credit quality of these securities is high based on this guarantee and other collateral. Auctions for these securities began failing in the first quarter of 2008 and continued to fail throughout the remainder of 2008, which we believe is a result of the recent uncertainties in the credit markets. Consequently, the investments are not currently liquid, and we will not be able to access these funds until a future auction of these investments is successful, a buyer is found outside of the auction process, the security is called, or the underlying securities have matured. At the time of the initial investment and through the date of this report, all of these auction-rate securities remain AAA rated by one or more rating agency. We believe we have the ability to hold these investments until the lack of liquidity in these markets is resolved. As a result, we continue to classify the entire balance of our auction-rate securities as non-current available-for-sale investments at fair value on our consolidated balance sheets.

Because of the temporary declines in fair value for the auction-rate securities, which we attribute to liquidity matters rather than credit issues as discussed above, we have recorded an unrealized loss of $8.7 million to other comprehensive income as of December 31, 2008. The decline in the fair value of our auction-rate securities investments was primarily the result of the assumed delay in the return of liquidity to this investment market-sector. Any future fluctuation in fair value related to these instruments that we deem to be temporary, including any recoveries of previous write-downs, would be recorded to other comprehensive income. If current market conditions deteriorate further, we may be required to record additional unrealized losses in other comprehensive income. If the credit ratings of the security issuers deteriorate, the anticipated recovery in market values does not occur or we need funds from the auction-rate securities to meet working capital needs, we may be required to adjust the carrying value of these investments through impairment charges recorded to earnings.

The fair values of these auction-rate securities are estimated utilizing a trinomial discounted cash flow valuation model as of December 31, 2008. This analysis considers, among other items, the maximum interest rate, the probability of passing, failing or default at each auction, the severity of default and the discount rate. These securities were also compared, when possible, to other observable market data or inputs with similar characteristics to the securities that we held, including credit default swaps spreads on securities with similar credit, implied volatility rates on exchange traded options and spreads on corporate credit. The analysis assumes that a successful auction would occur, at par, at some point in time for each security.

All of our assets measured at fair value on a recurring basis using significant Level 3 inputs as of December 31, 2008 were auction-rate securities. The following table summarizes the change in balances for the twelve month period ended December 31, 2008:

Level 3 Auction-Rate Securities
(In Thousands)
Balance at December 31, 2007	$99,900
Unrealized loss included in other comprehensive income	(3,509)
Net settlements	(16,150)
Balance at March 31, 2008	$80,241
Unrealized loss included in other comprehensive income	(447)
Net settlements	(1,600)
Balance at June 30, 2008	$78,194
Unrealized gain included in other comprehensive income	110
Net settlements	(1,250)
Balance at September 30, 2008	$77,054
Unrealized loss included in other comprehensive income	(4,892)
Net settlements	(1,250)
Balance at December 31, 2008	$70,912

G)            Inventories

Inventories consist of the following at December 31:

	2008	2007
	(In Thousands)
Raw materials	$28,306	$26,811
Finished goods	40,697	26,314
	$69,003	$53,125

H)            Property and Equipment

Property and equipment consist of the following at December 31:

	2008 (as adjusted)	2007
	(In Thousands)
Land	$4,150	$4,181
Building	85,976	50,927
Laboratory and manufacturing equipment	46,792	50,233
Office equipment	70,181	61,683
Leasehold improvements	3,156	3,064
	210,255	170,088
Accumulated depreciation and amortization	(92,381)	(82,780)
	$117,874	$87,308

Property and equipment under capital leases at December 31, 2008 and 2007 was $3.3 million and $3.7 million, respectively. Accumulated amortization related to property and equipment under capital leases at December 31, 2008 and 2007 was $1.9 million and $1.2 million, respectively. Depreciation expense was $16.6 million, $15.4 million and $15.6 million including amortization on capital leases of $1.3 million, $1.0 million and $1.6 million, respectively, for the years ended December 31, 2008, 2007 and 2006, respectively.

I)             Goodwill and Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, or SFAS 142, goodwill is tested for impairment at least annually, or on an interim basis if an event occurs or circumstances change that would, more likely than not, reduce the fair value of the reporting unit below its carrying value. We completed our annual impairment review as of the third quarter and concluded that no impairment charge was required as of that date.

The carrying value of goodwill was $19.9 million at December 31, 2008, which is attributed to the SPI acquisition (See Note D “Acquisitions”). Currency translation adjustments of approximately $4.6 million were recorded for the year ended December 31, 2008.

Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to the estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. No impairment charges were required for the year ended December 31, 2008.

In April 2008, we entered into a worldwide license and development agreement with Arrow International Limited, or Arrow, for the development, commercialization, marketing, sale and distribution of Arrow’s levalbuterol/ipratropium combination inhalation solution product, which we refer to as the Levalbuterol/ipratropium Product, in current and all future formulations and delivery modes. We refer to this agreement as the Levalbuterol/ipratropium Product Agreement. We paid Arrow $500,000 upon execution of this agreement and we are also required to pay Arrow an additional $70.0 million as further consideration under the agreement, provided Arrow is not in material breach of certain of its obligations under the agreement. Although these future payments are subject to Arrow’s continued compliance with the agreement, they have been recorded because we believe it is probable that Arrow will be entitled to these future payments. Arrow will also receive single-digit royalties on our sales of the Levalbuterol/ipratropium Product, subject to Arrow’s one-time option exercisable in the fourth quarter of 2009 to receive a lump sum discounted amount of $23.5 million in lieu of ongoing royalty payments.

In April 2008, we also entered into a worldwide license and development agreement with Arrow, which we refer to as the Ciclesonide Agreement, for know-how and intellectual property rights related to stable sterile suspension formulations, for use in the development, commercialization, marketing, sale and distribution of an inhalation solution pharmaceutical product containing ciclesonide as its only active ingredient, or the Nebule Ciclesonide Product, and an inhalation solution pharmaceutical product containing both ciclesonide and arformoterol as its active ingredients, or the Ciclesonide/arformoterol Combination Product. The agreement also includes rights to Arrow’s “U-Bend” packaging technology, which allows increased accuracy in dosing through a novel U-Bend ampule design. We paid Arrow $500,000 upon execution of this agreement, and we are also required to pay Arrow an additional $47.5 million as further consideration under the agreement, provided Arrow is not in material breach of certain of its obligations under the agreement. Although these future payments are subject to Arrow’s continued compliance with the agreement, they have been recorded because we believe it is probable that Arrow will be entitled to these future payments. Arrow will also receive single-digit royalties on our sales of the Nebule Ciclesonide Product and Ciclesonide/arformoterol Combination Product, subject to Arrow’s one-time options exercisable in the fourth quarter of 2009 to receive an aggregate lump sum discounted amount of up to $37.9 million in lieu of ongoing royalty payments.

The total of $117.5 million of future payments due to Arrow, pursuant to the Levalbuterol/ipratropium Product Agreement ($70 million) and the Ciclesonide Agreement ($47.5 million), which we refer to collectively as the Future Payments to Arrow, were recorded at their present value of $78.0 million as other current and long-term liabilities on our consolidated balance sheets as of December 31, 2008. We impute interest expense associated with these liabilities using a 13% interest rate, which are amortized over the expected term of the payments and are recorded as interest expense in our consolidated statements of operations.

Of the $78.0 million of Future Payments to Arrow initially recorded, and the $1.0 million previously paid to Arrow pursuant to the two agreements, $50.8 million was assigned to IPR&D. IPR&D is defined by FASB Interpretation No. 4, Applicability of SFAS Statement No. 2 to Business Combinations Accounted for by the Purchase Method, or FIN 4, as being a development project that has been initiated and achieved material progress but: (i) has not yet reached technological feasibility or has not yet reached the appropriate regulatory approval; (ii) has no alternative future use; and (iii) the fair value is estimable with reasonable certainty. As required by FIN 4, the portion of the purchase price under the

Levalbuterol/ipratropium Product Agreement and the Ciclesonide Agreement allocated to IPR&D was immediately charged to operations following the consummation of the transaction and is reflected in our consolidated statements of operations.

A project-by-project valuation using the guidance in SFAS No. 141, Business Combinations, or SFAS 141, has been conducted to determine the fair value of our research and development projects that were in-process, but not yet completed, as of the date we entered into the Levalbuterol/ipratropium Product Agreement and the Ciclesonide Agreement. The Levalbuterol/ipratropium Product candidate, an inhalation solution with the potential to treat chronic obstructive pulmonary disease, or COPD, was the only project in development under the Levalbuterol/ipratropium Product Agreement as of the valuation date. We have targeted commercial introduction of this product for 2013. The two projects in development pursuant to the Ciclesonide Agreement as of the valuation date were the (i) Nebule Ciclesonide Product candidate and (ii) Ciclesonide/arformoterol Combination Product candidate. The Nebule Ciclesonide Product candidate is an inhalation solution formulation of ciclesonide, which is an inhaled corticosteroid that is intended for the treatment of asthma symptoms, regardless of asthma severity. We have targeted commercial introduction of this product for 2013 or early 2014. The Ciclesonide/arformoterol Combination Product candidate will be comprised of a nebulized version of ciclesonide with arformoterol inhalation solution, which is a long-acting maintenance treatment of bronchoconstriction in patients suffering from COPD. The Ciclesonide/arformoterol Combination Product is targeted for commercial introduction in 2015/2016. Successful development of our products is highly uncertain. Completion costs can be significant, vary for each product and are difficult to predict.

The fair value of IPR&D has been determined by the income approach using the excess cash flow method. The value of the projects has been based on the present value of probability adjusted incremental cash flows, after the deduction of contributory asset charges for other assets employed (including working capital, trade names and acquired workforce). The probability weightings used to determine IPR&D cash flows ranged from 25% to 80%. The discount rates used to determine the present value of IPR&D cash flows ranged from 15% to 25%.

The remaining $28.2 million of acquired intangible assets represent core technology product rights.

During the first quarter of 2008, we entered into an agreement with Nycomed GmbH, or Nycomed, for the exclusive distribution, development and commercialization in the United States, its territories and possessions, of Nycomed’s ciclesonide compound, and products incorporating such compound, including ALVESCO® (ciclesonide) HFA Inhalation Aerosol metered-dose inhaler, or MDI, for use in the treatment of asthma, OMNARIS™ (ciclesonide) Nasal Spray for use in the treatment of allergic rhinitis and three development projects for line extensions. Under the agreement, we paid Nycomed an upfront payment of $150.0 million in February 2008 and may be required to make subsequent payments of up to $280.0 million over the life of the agreement upon accomplishment of various development and sales milestones. The transaction was accounted for under the purchase method of accounting and the purchase price was allocated to identifiable intangible assets based on their estimated fair values.

Of the $150.0 million of intangible assets related to the Nycomed transaction, $39.2 million was assigned to IPR&D. As required by FIN 4, the portion of the purchase price allocated to IPR&D was immediately charged to operations following the consummation of the transaction and is reflected in our consolidated statements of operations.

A project-by-project valuation using the guidance in SFAS 141 has been conducted to determine the fair value of Nycomed’s research and development projects that were in-process, but not yet completed, as of the consummation of the Nycomed transaction. The three projects in development as of the valuation date were a hydrofluoroalkane, or HFA, MDI and two other respiratory-related candidates. We have targeted commercial introduction of the HFA MDI for 2012. One of the respiratory candidates is a combination therapy that is comprised of ciclesonide and a long-acting beta-agonist (we have selected arformoterol), which we have targeted for commercial introduction for 2014. The second respiratory candidate is an inhalation solution for which we have targeted commercial introduction at the end of 2013 or early 2014.

The fair value of IPR&D has been determined by the income approach using the excess cash flow method. The value of the Nycomed projects has been based on the present value of probability adjusted incremental cash flows, after the deduction of contributory asset charges for other assets employed (including working capital, trade names and acquired workforce). The probability weightings used to determine IPR&D cash flows ranged from 65% to 86%. The discount rate used to determine the present value of IPR&D cash flows was approximately 25%.

The remaining $110.8 million of acquired intangible assets related to the Nycomed transaction include: OMNARIS Nasal Spray product rights for $21.2 million, ALVESCO HFA Inhalation Aerosol product rights for $30.0 million, and core technology product rights for $59.6 million.

Our intangible assets included in the consolidated balance sheets are detailed as follows:

	December 31, 2008			December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amounts	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amounts
	(In Thousands)
SPI’s intangible assets	$27,839	$(2,094)	$25,745	$—	$—	$—
Arrow’s intangible assets	28,238	(1,255)	26,983	—	—	—
Nycomed’s intangible assets	110,763	(8,925)	101,838	—	—	—
Patents and other intangible assets	2,259	(1,889)	370	2,259	(1,758)	501
Total intangible assets	$169,099	$(14,163)	$154,936	$2,259	$(1,758)	$501

SPI intangible assets are being amortized over 3 to 13 years; Arrow intangible assets are being amortized over 15 years; Nycomed intangible assets are being amortized over 8 to 15 years; and patents are being amortized over 10 years.

The gross carrying value of intangible assets decreased by approximately $6.2 million for the year ended December 31, 2008 due to the effect of foreign currency translation.

The estimated aggregate amortization expense for each of the next five years is $10.9 million, $10.5 million, $9.4 million, $8.5 million and $8.3 million in 2009, 2010, 2011, 2012 and 2013, respectively.

J)            Accrued Expenses

Accrued expenses consist of the following at December 31:

	2008 (as adjusted)	2007 (as adjusted)
	(In Thousands)
Research and development costs	$30,120	$19,437
Sales and marketing costs	14,202	30,969
Compensation costs	43,716	37,084
Manufacturing costs	14,093	15,752
Royalties	14,485	10,006
Licensing fee	—	67,500
Other	22,236	25,907
Total accrued expenses	$138,852	$206,655

K)            Debt and Lease Obligations

Convertible subordinated debt and capital lease obligations consist of the following at December 31:

	2008 (as adjusted)	2007 (as adjusted)
	(In Thousands)
0% Series A convertible senior subordinated notes due 2008	$—	$72,800
0% Series B convertible senior subordinated notes due 2010	148,020	148,020
0% convertible senior subordinated notes due 2024	365,939	451,064
Capital lease obligations	1,468	2,605
Total debt	515,427	674,489
Less current portion	(367,101)	(73,962)
Total long-term debt	$148,326	$600,527

0% Series A Convertible Subordinated Notes due 2008

In December 2008, we paid in full $72.8 million in par value amount of outstanding 0% Series A convertible subordinated notes, which matured on December 15, 2008.

0% Series B Convertible Senior Subordinated Notes due 2010

In December 2003, we issued $400.0 million in par value amount of 0% Series B convertible senior subordinated notes due 2010, or 0% notes due 2010. In January 2004, pursuant to an option granted to the initial purchasers of our 0% notes due 2010, we issued an additional $100.0 million of 0% notes due 2010. Net of issuance costs, our proceeds were approximately $97.2 million. The 0% notes due 2010 are convertible into common stock, at the option of the holder, at a price of $29.84 per share. The 0% notes due 2010 do not bear interest and are not redeemable. We may be required to repurchase the 0% notes due 2010 at the option of the holders if there is a change in control of Sepracor or upon the termination of trading of our common stock on NASDAQ or similar markets. Upon the satisfaction of any of the previously mentioned conditions as of the last day of the reporting period, or during the twelve months prior to the maturity date, we would classify the then par value balance of the 0% notes due 2010 as a current liability on our consolidated balance sheets. As part of the sale of the 0% notes due 2010, we incurred offering costs of $11.3 million, which have been recorded as deferred financing costs and are being amortized over the term of the notes.

During September 2004, certain holders of our 0% notes due 2010 agreed to convert $352.0 million in par value amount of their 0% notes due 2010 into an aggregate of 11,797,483 shares of our common stock. As an inducement to convert their notes, we paid the holders of the 0% notes due 2010 cash payments of $45.9 million. These amounts were recorded as a loss on conversion of convertible notes. Deferred financing costs related to the converted 0% notes due 2010 of $8.8 million were netted against the amount of debt converted into equity. At December 31, 2008 and 2007, $148.0 million of our 0% notes due 2010 remained outstanding.

0% Convertible Senior Subordinated Notes due 2024

In September 2004, we issued $500.0 million in par value amount of 0% convertible senior subordinated notes due 2024, or 0% notes due 2024. Holders may convert the notes into cash and, if applicable, shares of our common stock at a conversion rate of 14.8816 shares of common stock per $1,000 par value amount of notes (which is equal to a conversion price of approximately $67.20 per share), subject to adjustment, before the close of business on the business day immediately preceding October 15, 2024 only under the following circumstances:

•      during any fiscal quarter beginning after December 31, 2004, if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last day of the preceding fiscal quarter is more than 130% of the conversion price per share of common stock on the last day of such preceding quarter;

•      during the five business day period following any five consecutive trading day period, or the measurement period, in which the trading price per note on each day of that measurement period is less than 98% of the closing sale price of our common stock multiplied by the conversion rate on each such day;

•      if the notes have been called for redemption;

•      upon the occurrence and continuance of specified corporate transactions; and

•      in connection with a transaction or event constituting a fundamental change occurring on or prior to October 20, 2009.

Upon conversion of the 0% notes due 2024, if the adjusted conversion value of the notes, which is defined as the product of (i) the conversion rate in effect on the conversion date; and (ii) the average of the daily volume weighted average price of our common stock for each of the five consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion, is less than or equal to the par value amount of the notes, then we will convert the notes for an amount in cash equal to the adjusted conversion value of the notes. If the adjusted conversion value of the 0% notes due 2024 is greater than the par value amount of the notes, then we will convert the notes into whole shares of our common stock for an amount equal to the adjusted conversion value of the notes less the par value amount of the notes, plus an amount in cash equal to the par value amount of the notes plus the cash value of any fractional shares of our common stock. During 2008, none of the listed circumstances occurred and there was no conversion of debt.

The 0% notes due 2024 do not bear interest. On or after October 20, 2009, we have the option to redeem for cash all or part of the 0% notes due 2024 at any time at a redemption price equal to 100% of the par value amount of the notes to be redeemed. We may be required by the note holders to repurchase for cash all or part of the 0% notes due 2024 on October 15 of 2009, 2014 and 2019 at a repurchase price equal to 100% of the par value amount of the notes to be repurchased. We may be required to repurchase for cash all or part of the 0% notes due 2024 upon a change in control of Sepracor or a termination of trading of our common stock on the NASDAQ or similar markets at a repurchase price equal to 100% of the par value amount of the notes to be repurchased, plus in certain change in control circumstances, an additional make-whole payment. Our 0% notes due 2024 will be classified as current liabilities and presented in the current portion of long-term debt on our consolidated balance sheets upon satisfaction of any of the previously mentioned conditions or if the reporting period is within twelve months of the first putable date of October 15, 2009. At December 31, 2008, our 0% notes due 2024 are classified as current liabilities on our consolidated balance sheets as a result of the October 2009 put date. In connection with the sale of the 0% notes due 2024, we incurred offering costs of approximately $14.2 million, which have been recorded as $10.6 million in deferred financing costs in accordance with FSP APB 14-1 and are being amortized over 5 years, the note holders first potential redemption date.

The debt and equity components of our 0% notes due 2024 are valued at $372.5 million and $127.5 million, respectively, of the original $500.0 million principal amount as of the date of the issuance of the notes.  The debt component was valued based on the present value of its cash flows using a 5.9% discount rate.  The principal amount of the outstanding 0% notes due 2024, the unamortized discount and the net carrying value at December 31, 2008 were $382.5 million, $16.5 million and $366.0 million, respectively, and at December 31, 2007 were $500.0 million, $48.9 million and $451.1 million, respectively.  Interest expense for the years ended December 31, 2008, 2007 and 2006 was $25.6 million, $25.8 million and $24.3 million, respectively.  This excludes approximately $800,000 of interest in 2008 that has been capitalized related to qualifying assets under SFAS No. 34, Capitalization of Interest Costs.

During the second half of 2008, we repurchased and retired, at our option in privately negotiated transactions, an aggregate of $117.6 million par value amount of our 0% notes due 2024. In connection with these transactions, we recognized a gain on extinguishment of $4.2 million.

The aggregate par value maturities of short- and long-term debt, excluding capital lease obligations, are $382.5 million in 2009 and $148.0 million in 2010. The estimated fair value of our debt, which is estimated based on quoted market prices, was approximately $468.8 million and $683.2 million, compared to its carrying value of $514.0 million and $671.9 million at December 31, 2008 and 2007, respectively.

We lease certain buildings and laboratory facilities under non-cancelable operating lease agreements that expire through 2014. Estimated future minimum lease payments with a term of more than one year as of December 31, 2008 are as follows: $2.0 million in 2009; $1.5 million in 2010; $1.4 million in 2011, $674,000 in 2012 and $200,000 in 2013. Rental expense was $2.1 million, $1.5 million and $1.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

L)            Commitments and Contingencies

Collaboration Agreements

See Note I “Goodwill and Intangible Assets” regarding commitments for future payments under the Arrow Levalbuterol/ipratoropium Product Agreement, Arrow Ciclesonide Agreement and Nycomed agreement.

We have committed to make potential future milestone payments to third parties as part of licensing, distribution and development agreements. Payments under these agreements generally become due and payable only upon achievement of certain development, regulatory and/or commercial milestones. We may also be required to make additional payments to Nycomed, Bial-Portela & Ca, S.A., and the former shareholders of SPI, of up to $280.0 million, $90.0 million and $20.0 million, respectively, if all milestones under the agreements with these parties are met. Because the achievement of these milestones is neither probable nor reasonably estimable, such contingent payments have not been recorded on our consolidated balance sheets.

Indemnification Obligations

We enter into indemnification agreements under which we indemnify and hold harmless certain parties, including customers such as wholesalers, collaboration partners and parties conducting research on our behalf against claims, liabilities and losses brought by third parties to the extent that the claims arise out of (i) injury or death to person or property caused by defect in our marketed products or clinical trial product candidates, (ii) negligence in the manufacture or distribution of the product or clinical trial product candidate, or (iii) a material breach by Sepracor. We have no liabilities recorded for these guarantees at December 31, 2008 and 2007 and, if liabilities were incurred, we have insurance policies covering products, clinical trials and general liabilities, which could mitigate any losses. Although we maintain product liability insurance coverage for our clinical trials and products we commercialize, it is possible that we will not be able to obtain further liability insurance on acceptable terms, if at all, and that our insurance coverage may not provide adequate coverage against all potential claims.

Under our certificate of incorporation we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments we could be required to make under the terms of our certificate of incorporation is unlimited, however, we believe the fair value of this indemnification is minimal.

M)           Litigation

Litigation Related to Generic Competition and Patent Infringement

Patent litigation involves complex legal and factual questions. We can provide no assurance concerning the duration or outcome of any patent-related lawsuits. If we, third parties from whom we receive royalties, or third parties from whom we have licensed products or received other rights to commercialize products, are not successful in enforcing our respective patents, the companies seeking to market generic versions of our marketed drugs and the drugs of our licensees will not be excluded, for the full term of the respective patents, from marketing their generic versions of our marketed products or third-party products for which we have licensed rights to our patents. Introduction of generic equivalents of any of our marketed products or third-party products for which we have licensed rights to our patents before the expiration of our or our collaborators’ patents would have a material adverse effect on our business, financial condition and results of operations.

Levalbuterol Hydrochloride Inhalation Solution Abbreviated New Drug Applications

In September 2005, we received notification that the FDA had received an Abbreviated New Drug Application, or ANDA, from Breath seeking approval of a generic version of our 1.25 mg/3 mL, 0.63 mg/3 mL and 0.31 mg/3 mL XOPENEX Inhalation Solution. Breath’s submission includes a Paragraph IV certification alleging that our patents listed in FDA publication entitled Approved Drug Products with Therapeutic Equivalence Evaluations, commonly referred to as the “Orange Book,” for these three dosages of XOPENEX Inhalation Solution are invalid, unenforceable or not infringed by the generic version for which Breath sought approval. In October 2005, we filed a civil action against Breath for patent infringement in the United States District Court for the District of Massachusetts, No. 1:06-CV-10043.

In April 2008, we entered into a settlement and license agreement with Breath to resolve this litigation. The agreement permits Breath to sell its generic versions of these XOPENEX Inhalation Solution products in the United States under the terms of an exclusive 180-day license commencing on August 20, 2012 and a non-exclusive license thereafter. Upon launch, Breath will pay us a double-digit royalty on gross profits generated from the sales of generic versions of these XOPENEX Inhalation Solution products. Under the agreement, Breath agrees not to sell any of the products covered by our patents that are the subject of the license before the date on which the license commences. On May 1, 2008, the parties submitted to the court an agreed order of dismissal without prejudice, which the court approved. The litigation is now concluded.

In connection with the settlement and license agreement with Breath, in April 2008 we also entered into a supply agreement with Breath whereby, effective August 20, 2012, we will exclusively supply levalbuterol products (1.25 mg/3 mL, 0.63 mg/3 mL and 0.31 mg/3 mL) to Breath, under our New Drug Application, or NDA, for a period of 180 days, which we refer to as the Initial Term, and on a non-exclusive basis for two and one-half years thereafter. In addition to the royalties described above, Breath will pay us on a cost plus margin basis for supply of these levalbuterol products. The supply agreement contains provisions regarding termination for cause and convenience, including either party’s right to terminate the agreement at any time after the Initial Term upon nine months written notice. Both the exclusive license under the settlement and license agreement and the exclusive supply obligations under the supply agreement could become effective prior to August 20, 2012 if a third-party launches a generic version of those dosages of XOPENEX Inhalation Solution or if the parties otherwise mutually agree.

In May 2008, we provided to the Federal Trade Commission and Department of Justice Antitrust Division the notifications of the settlement with Breath as required under Section 1112(a) of the Medicare Prescription Drug Improvement and Modernization Act of 2003. The settlement with Breath and the other agreements with Breath and its affiliates, including the supply agreement, the agreement for the acquisition of Oryx and license agreements with Arrow, may be reviewed by antitrust enforcement agencies, such as the Federal Trade Commission and Department of Justice Antitrust Division. There can be no assurances that governmental authorities will not seek to challenge the settlement with Breath or that a competitor, customer or other third-party will not initiate a private action under antitrust or other laws challenging the settlement with Breath. We may not prevail in any such challenges or litigation and, in any event, may incur significant costs in the event of an investigation or in defending any action under antitrust laws.

In January 2006, we received notification that the FDA had received an ANDA from Dey, L.P., seeking approval of a generic version of our 1.25 mg/3 mL, 0.63 mg/3 mL, and 0.31 mg/3 mL XOPENEX Inhalation Solution. Dey, L.P.’s submission includes a Paragraph IV certification alleging that our patents listed in the Orange Book for these three dosages of XOPENEX Inhalation Solution are invalid, unenforceable, or not infringed by the generic version for which Dey, L.P. has sought approval. In February 2006, we filed a civil action against Dey, L.P. for patent infringement and the case is pending in the United States District Court for the District of Delaware, C.A. No. 06-113.

In August 2006, we received notification that the FDA had received an ANDA from Dey, L.P. seeking approval of a generic version of our 1.25 mg/0.5 mL XOPENEX Inhalation Solution concentrate. Dey, L.P.’s submission includes a Paragraph IV certification alleging that our patents listed in the Orange Book for 1.25 mg/0.5 mL XOPENEX Inhalation Solution concentrate are invalid, unenforceable, or not infringed by the generic version for which Dey, L.P. is seeking approval. In September 2006, we filed a civil action against Dey, L.P. for patent infringement in the United States District Court for the District of Delaware, C.A. No. 06-604. In September 2006, both civil actions we filed against Dey, L.P. were consolidated into a single suit.

In May 2007, we received notification that the FDA had received an ANDA from Barr Laboratories, Inc., or Barr, seeking approval of a generic version of our 1.25 mg/3 mL, 0.63 mg/3 mL and 0.31 mg/3 mL XOPENEX Inhalation Solution. Barr’s submission includes a Paragraph IV certification alleging that our patents listed in the Orange Book for these three dosages of XOPENEX Inhalation Solution are invalid, unenforceable or not infringed by the generic version for which Barr has sought approval. In July 2007, we filed a civil action against Barr for patent infringement and the case is pending in the United States District Court for the District of Delaware.

In March 2008, the trial judge consolidated the Dey, L.P. and Barr cases for all purposes, including discovery and trial, and the consolidated case is pending as C.A. No. 06-113. The court held a Markman hearing in July 2008, to address the parties’ disputed issues of patent claim interpretation and issued its written decision and ruling on these matters in December 2008. A pretrial conference is scheduled for September 2009 and trial is currently scheduled to begin within 120 days of the pretrial conference.

In June 2008, Dey, L.P. filed a Complaint against us in the United States District Court for the District of Delaware, C.A. No. 08-372. The Complaint is a declaratory judgment action in which Dey, L.P. seeks a declaration of non-infringement and invalidity of United States Patent 6,451,289 owned by us. Dey, L.P. had previously sent us notice that its ANDA contained a Paragraph IV certification against the 6,451,289 patent, and we did not commence litigation in response. We filed a Motion to Dismiss for lack of subject matter jurisdiction in response to the Complaint. In January 2009, the court entered an order denying our Motion to Dismiss and issued a corresponding opinion shortly thereafter. In February 2009, we filed a Motion for Certification of the court’s order denying our Motion to Dismiss and to stay the proceedings pending resolution of appeal. The court subsequently issued an order staying this case pending its decision on our Motion for Certification and to stay the proceedings pending resolution of appeal.

The filing of an action for patent infringement under the Hatch-Waxman Act results in an automatic 30-month stay of the FDA’s authority to grant final marketing approval to those companies that filed an ANDA containing a Paragraph IV certification against one or more of our XOPENEX Inhalation Solution patents. If an ANDA submission that includes a Paragraph IV certification is filed against a patent for a drug that has been granted five year new chemical entity data exclusivity, and that ANDA is filed between years four and five of the date the data exclusivity was awarded, such as in the case of the recently filed ANDAs with Paragraph IV certifications regarding LUNESTA, the statutory stay will run for 7.5 years from the NDA approval date. The first filer of an ANDA with a Paragraph IV certification is potentially entitled to a 180-day period of semi-exclusivity during which the FDA cannot approve subsequently filed ANDAs. The 180-day semi-exclusivity period would begin to run only upon first commercial marketing by the first filer. There are, however, also certain events that could cause the first filer to forfeit the 180-day semi-exclusivity period, which we refer to as a forfeiture event.

For our 1.25 mg/3 mL, 0.63 mg/3 mL, and 0.31 mg/3 mL dosages of XOPENEX Inhalation Solution, we believe that Breath is the sole first filer and potentially entitled to 180 days of semi-exclusivity against subsequent ANDA filers for those three dosages. The 30-month stay against Breath’s ANDA expired on March 7, 2008. On April 9, 2008, the FDA granted final approval to Breath’s ANDA for all three dosages. However, if a forfeiture event occurs and the FDA determines that Breath has forfeited the 180-day semi-exclusivity period for those three dosages, other ANDA filers who have been granted final approval by the FDA could commence an “at risk” launch upon expiration of the 30-month stay. For those three dosages, the 30-month stay against Dey, L.P. expired on July 9, 2008 and the 30-month stay against Barr expires on or about November 30, 2009.

For our 1.25 mg/0.5 mL XOPENEX Inhalation Solution concentrate, we believe that Dey, L.P. is the sole first filer and potentially entitled to 180 days of semi-exclusivity for that concentration. The 30-month stay against Dey, L.P.’s ANDA for that concentration expired on February 14, 2009. Dey, L.P. may receive final approval to sell 1.25mg/0.5 mL levalbuterol from the FDA at any time and could thereafter commence an “at risk” launch.

Although we could seek recovery of any damages sustained in connection with any activities conducted by a party that infringes a valid and enforceable claim in our patents, whether we are ultimately entitled to such damages would be determined by the court in connection with our ongoing legal proceedings with each party desiring to launch generic levalbuterol hydrochloride products. If any of these parties were to commence selling a generic alternative to our XOPENEX Inhalation Solution products prior to the resolution of these ongoing legal proceedings, or there is a court determination that the products these companies wish to market do not infringe our patents, or that our patents are invalid or unenforceable, it would have a material adverse effect on our business, financial condition and results of operations. In addition, our previously issued guidance regarding our projected financial results may no longer be accurate, and we would have to revise such guidance.

Eszopiclone Abbreviated New Drug Applications

Beginning February 9, 2009, we received notices from Teva Pharmaceuticals USA, Inc., Cobalt Laboratories Inc., Dr. Reddy’s Laboratories Ltd. and Dr. Reddy’s Laboratories, Inc., Orchid Healthcare, a division of Orchid Chemicals & Pharmaceuticals Ltd., Glenmark Generics, Inc., Roxane Laboratories, Inc., Lupin Ltd, Wockhardt Limited and Sun Pharma Global Inc., that each has filed an ANDA with the FDA for generic versions of eszopiclone tablets (1 mg, 2 mg and 3 mg). Each submission includes a Paragraph IV certification alleging that one or more of our patents listed in the Orange Book for LUNESTA is invalid, unenforceable or not infringed by their respective proposed generic products. We anticipate receipt of additional notices that other ANDAs with Paragraph IV certifications have been filed by different generic pharmaceutical companies. We are currently contemplating commencing civil actions against these parties for patent infringement and will consider commencing patent infringement litigation against any other company that files an ANDA that includes a Paragraph IV certification with respect to eszopiclone.

If we commence patent infringement litigation against any of these ANDA filers and/or any others within 45 days of our receipt of their respective Paragraph IV notices, ANDA approval will be stayed until June 15, 2012, or potentially 6 months thereafter if we successfully obtain a pediatric exclusivity extension, or until a court decides that our patents are invalid, unenforceable or not infringed, whichever is earlier. Should we successfully enforce our patents, ANDA approval should not occur until expiration of the applicable patents, one of which may be extended by our outstanding patent term extension application.

Desloratadine Abbreviated New Drug Applications

Certain of Schering-Plough Corporation’s, or Schering-Plough, CLARINEX products for which we receive sales royalties are currently the subject of patent infringement litigation. Since June 2007, the FDA has received ANDAs relating to various dosage forms of CLARINEX from eleven different generic pharmaceutical companies. These ANDA submissions include Paragraph IV certifications alleging that our patents, which Schering-Plough (as exclusive licensee of such patents) listed in the Orange Book for these products, are invalid, unenforceable and/or not infringed by the submitter’s proposed product. We and the University of Massachusetts, co-owners of certain patents listed in the Orange Book, filed civil actions against these parties for patent infringement in the United States District Court for the District of New Jersey. In April 2008, the trial judge consolidated these cases for all purposes including discovery and trial. The court has not set a trial date. We believe that all of these ANDAs are subject to a statutory stay of approval until at least December 21, 2009 based on previous litigation commenced by Schering-Plough against these parties in separate civil actions involving another patent.

In March 2008, we entered into a consent agreement with Glenmark Pharmaceuticals, Inc., or Glenmark, one of the eleven generic pharmaceutical companies that filed a Paragraph IV certification against our patents, whereby Glenmark agreed not to pursue its case and to not market CLARINEX 5 mg tablets until the expiration of our patents listed by Schering-Plough in the Orange Book or until these patents are found invalid or unenforceable.

As a result of separate formal settlement agreements that Schering-Plough entered into with several ANDA filers involved in litigation with Schering-Plough, or Schering-Plough Settlement Agreements, we and the University of Massachusetts submitted, and the court approved, stipulations of dismissal without prejudice against five of the ANDA filers that we sued. In addition, we and the University of Massachusetts submitted one additional stipulation of dismissal without prejudice that is awaiting approval by the court and have actions remaining against four additional ANDA filers. The Schering-Plough Settlement Agreements entered to date permit generic entry of CLARINEX-D-12 Hour, CLARINEX-D -24

Hour and CLARINEX REDITABS on January 1, 2012 and CLARINEX 5 mg tablet on July 1, 2012. Upon generic entry of each product by a party to a Schering-Plough Settlement Agreement, our right to receive royalties on sales of such product will be significantly reduced.

Levocetirizine Abbreviated New Drug Applications

Beginning in February 2008, we and UCB S.A. received notices from Synthon Pharmaceuticals, Inc., or Synthon, Sun Pharmaceutical Industries Limited of Andheri (East), or Sun, Sandoz Inc., or Sandoz, and Pliva Hrvatska D.O.O. and Barr, or Pliva/Barr, that each has filed an ANDA seeking approval to market a generic version of XYZAL 5 mg tablets, and that each ANDA contained a Paragraph IV certification alleging that United States Patent 5,698,558, owned by us and exclusively licensed to UCB S.A., is invalid, unenforceable or not infringed. Beginning in April 2008, UCB S.A. filed in its name and on our behalf civil actions for patent infringement in the United States District Court for the Eastern District of North Carolina against Synthon, Sun, Sandoz, Pliva/Barr. We believe that all of these ANDAs are subject to a 30-month statutory stay of approval, resulting from the filing of lawsuits for patent infringement, the earliest of which, against Synthon, is scheduled to expire on or about August 29, 2010. In August 2008, the trial judge consolidated these cases for all purposes including discovery and trial. The court has not set a trial date.

BROVANA Patent Infringement Claim

In April 2007, we were served with a Complaint filed in the United States District Court for the Southern District of New York, C.A. No. 1:07-cv-2353, by Dey, L.P. and Dey, Inc., referred to collectively as Dey, alleging that the manufacture and sale of BROVANA infringes or will induce infringement of a single United States patent for which Dey owns all rights, title and interest. In April 2007, we filed an Answer and Counterclaims to this Complaint seeking to invalidate the originally asserted patent and a second related patent. In May 2007, Dey filed a reply asserting infringement of the second patent. In March 2008, United States Patent 7,348,362, or the ‘362 patent, entitled “Bronchodilation b-agonist compositions and Methods” issued and Dey, L.P. is the assignee of the patent. In August 2008, the court granted our Motion to Amend our Answer and Counterclaims to seek declaratory judgment that the ‘362 patent is invalid and unenforceable and to add Mylan Inc., Dey, L.P.’s parent corporation, as a party. Between December 2008 and January 2009, U.S. patents 7,462,645; 7,465,756; and 7,473,710 all entitled “Bronchodilation b-agonist compositions and Methods” issued. These three patents claim priority to the same parent patent application that issued as the ‘362 patent. In January 2009, Dey filed a motion to add these three patents to the case, which we did not oppose.

Under the current trial scheduling order, the trial will begin no earlier than October 2, 2009. It is too early to make a reasonable assessment as to the likely outcome or impact of this litigation. We are unable to reasonably estimate any possible range of loss or liability related to this lawsuit due to its uncertain resolution.

Class Action Litigation Settlement

In June 2007, we filed in the United States District Court for the District of Massachusetts, or the Court, a Stipulation of Settlement regarding two securities class action lawsuits, or class actions, then pending in the Court naming Sepracor and certain of our current and former officers and one director as defendants. The class actions, which were filed on behalf of certain purchasers of our equity and debt securities, or the plaintiffs, alleged that the defendants violated the Federal securities laws by making false and misleading statements relating to the testing, safety and likelihood of approval of tecastemizole by the FDA. Under the terms of the Stipulation of Settlement, in June 2007 we paid into escrow $52.5 million in settlement of the class actions and, in July 2007, received an $18.5 million reimbursement from our insurance carriers. We recorded the litigation settlement expense of $34.0 million, relating to this matter, during the quarter ended March 31, 2007. In September 2007, the Court granted final approval of the Stipulation of Settlement and entered a final judgment consistent with the Stipulation of Settlement. The settlement is now final and the total settlement amount has been released from escrow.

Other Legal Proceedings

We have been named as the defendant in two separate lawsuits filed in the United States District Court for the Middle District of Florida (Sharp, et al., filed July 17, 2008) and the United States District Court for the District of Arizona (Greeves, et al., served September 9, 2008) claiming that our pharmaceutical sales representatives should have been categorized as “non-exempt” rather than “exempt” employees under the Fair Labor Standards Act. Both lawsuits claim that we owe damages, overtime wages, interest, costs and attorneys’ fees for periods preceding the filing of the respective actions. Other companies in the pharmaceutical industry face substantially similar lawsuits. We filed an Answer to the Complaint in each of the Sharp and Greeves litigation on October 10, 2008 and October 15, 2008, respectively. Discovery in each case is proceeding and no trial dates have been set. Based upon the facts as presently known, we do not believe that it is likely that either collective action will result in liability that would be material to our financial position. We believe these lawsuits are without merit and we are prepared to defend against them vigorously.

From time to time we are party to other legal proceedings in the course of our business. We do not, however, expect such other legal proceedings to have a material adverse effect on our business, financial condition or results of operations.

N)            Stockholders’ Equity

Preferred Stock

Our board of directors is authorized, without stockholder approval, but subject to any limitations prescribed by law, to issue up to 1,000,000 shares of preferred stock, in one or more series. Each such series will have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors.

Other Comprehensive Income

The changes in the components of other comprehensive income at December 31, 2008 and 2007 were as follows:

	2008 (as adjusted)	2007 (as adjusted)
	(In Thousands)
Net income	$479,988	$34,366
Net unrealized (loss) gain on available-for-sale securities	(14,413)	3,781
Net foreign currency translation adjustments	(15,480)	3,566
Other comprehensive (loss) income	(29,893)	7,347
Comprehensive income	$450,095	$41,713

Accumulated balances within other comprehensive income (loss) were as follows:

	2008	2007
	(In Thousands)
Net unrealized (loss) gain on available-for-sale securities	$(9,642)	$4,771
Net foreign currency translation adjustments	(10,064)	5,416
Accumulated other comprehensive (loss) income	$(19,706)	$10,187

The net unrealized loss on available-for-sale securities for the year ended December 31, 2008 primarily reflects the market loss on our auction-rate securities.

O)           Stock Plans

The 1997 Stock Option Plan, or 1997 Plan, permitted us to grant non-qualified stock options, or NSOs, to purchase up to 1.0 million shares of common stock to our employees and consultants. Executive officers were not entitled to receive stock options under the 1997 Plan. NSOs granted under the 1997 Plan have an exercise price equal to the fair market value at the date of grant, a maximum term of ten years from the date of grant and generally vest over five years. The 1997 Plan expired in the fourth quarter of 2007.

The 1999 Director Stock Option Plan, or 1999 Director Plan, permitted us to grant NSOs to purchase up to 1.8 million shares of common stock to our non-employee directors. The 1999 Director Plan will no longer be used for further equity award grants.

The 2000 Stock Incentive Plan, as amended, or 2000 Plan, permits us to grant incentive stock options, or ISOs, NSOs and restricted stock awards to purchase up to 15.0 million shares of common stock to our employees, officers, directors and consultants. Stock options granted under the 2000 Plan have an exercise price equal to the fair market value at the date of grant, a maximum term of ten years from the date of grant and generally vest over five years.

The 2002 Stock Incentive Plan, as amended, or 2002 Plan, permits us to grant NSOs and restricted stock awards to purchase up to 4.0 million shares of common stock to our employees, other than executive officers. Stock options granted under the 2002 Plan have an exercise price equal to the fair market value at the date of grant, a maximum term of ten years from the date of grant and generally vest over five years.

The 2008 Director Stock Incentive Plan, or 2008 Director Plan, permits us to grant NSOs and restricted stock awards to purchase up to 500,000 shares of common stock to our non-employee directors. Stock options granted under this plan have a maximum term of ten years and an exercise price equal to the fair market value at the date of grant. Stock options granted to new directors vest in equal annual installments over five years and the annual grants to directors vest in full on the day prior to the first annual meeting following the date of grant.

On January 1, 2006, we adopted the provisions of SFAS 123(R), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award). We adopted SFAS 123(R) using the modified prospective application method, under which prior periods are not retrospectively revised for comparative purposes. Accordingly, no compensation expense for stock options was recognized for the periods prior to January 1, 2006.

The following table presents stock-based compensation expense by award type for the years ended December 31, 2008, 2007 and 2006, respectively:

	2008	2007	2006
	(In Thousands)
Employee stock options	$27,375	$27,695	$41,385
Restricted stock	10,413	5,104	1,930
Employee stock purchase plan	1,477	1,479	1,885
Stock-based compensation expense	$39,265	$34,278	$45,200

The following table presents stock-based compensation expense included in our consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006, respectively:

	2008	2007	2006
	(In Thousands)
Cost of products sold	$665	$496	$454
Research and development	9,124	9,470	10,984
Selling, marketing and distribution	10,961	11,425	15,386
General and administrative	18,515	12,887	18,376
Stock-based compensation expense	$39,265	$34,278	$45,200

We estimate the fair value of stock options using the Black-Scholes valuation model. This valuation model takes into account the exercise price of the award, as well as a variety of assumptions. The assumptions we use to estimate the fair value of stock options include the expected term, the expected volatility of our stock over the expected term, the risk-free interest rate over the expected term, and our expected annual dividend yield. We believe that the valuation technique and the approach we utilized to develop the underlying assumptions are appropriate in calculating the fair values of the stock options granted in the years ended December 31, 2008, 2007 and 2006. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

The following table presents the weighted average assumptions used in the Black-Scholes valuation model to determine the fair value of stock options granted for the years ended December 31, 2008, 2007 and 2006, respectively:

	2008	2007	2006
Expected term	6.0 years	5.6 years	5.5 years
Expected volatility factor	50%	28%	30%
Risk-free interest rate	3.0%	4.45%	4.70%
Expected annual dividend yield	—	—	—

The following tables summarize information about the number of outstanding and exercisable options as of December 31, 2008 segregated by price range (in thousands, except for per share amounts and contractual life):

	Options Outstanding			Options Exercisable
Exercise Price Range	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price Per Share	Number of Options Exercisable	Weighted-Average Exercise Price Per Share
$6.24 - $11.09	577	3.8	$6.40	561	$6.27
$11.57 - $18.06	863	4.3	$13.50	682	$13.10
$18.45 - $27.70	3,339	7.6	$22.76	1,072	$24.42
$28.01 - $44.15	524	5.6	$36.27	309	$39.15
$44.78 - $71.88	4,998	6.4	$53.08	2,654	$53.81
$87.31 - $87.50	112	1.4	$87.48	112	$87.48
	10,413	6.4	$37.02	5,390	$37.72

The following tables summarize stock option activity for the plans (in thousands, except for per share amounts and contractual life):

	2008
	Number of Options	Weighted-Average Exercise Price Per Share		Weighted-Average Remaining Contractual Terms (In Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2007	10,799	$36.99	(1)
Granted	2,586	45.34
Exercised	(1,360)	22.09
Cancelled	(1,001)	48.86
Expired	(593)	39.74
Outstanding at December 31, 2007	10,431	$39.73
Granted	2,304	21.21
Exercised	(164)	14.29
Cancelled	(694)	25.75
Expired	(1,464)	29.99
Outstanding at December 31, 2008	10,413	$37.02		6.4	$2,345
Exercisable at December 31, 2008	5,390	$37.72		4.5	$2,345
Expected to vest at December 31, 2008	10,025	$37.74		6.2	$2,345

(1)           In March 2007, the exercise price of certain stock options was increased at the election of the officers holding such options.

The total intrinsic value of stock options exercised during the year ended December 31, 2008 and 2007 was $1.6 million and $33.6 million, respectively.

At December 31, 2008, unrecognized compensation expense related to non-vested stock options and restricted stock was $63.4 million and $27.4 million, respectively, which is expected to be recognized over weighted average periods of 3.1 years and 2.3 years, respectively.

Restricted Stock and Restricted Stock Units

Under the equity incentive plans, in addition to stock options, we granted certain employees restricted stock and restricted stock units, which we refer to collectively as restricted shares. Such awards generally vest annually over a one to five year period from the date of grant. Ownership of restricted shares typically cannot be transferred until the shares have vested. In connection with restricted share grants, we record compensation expense based on the fair value of the shares granted amortized on a straight-line basis over the vesting period.

The following tables summarize non-vested share activity for our plans (in thousands, except for per share amounts):

	Stock Options		Restricted Stock
	Number of Shares (In Thousands)	Weighted Average Fair Value	Number of Shares (In Thousands)	Weighted Average Fair Value
Non-vested at December 31, 2006	4,544	$22.65	174	$55.34
Granted	2,586	15.84	418	41.03
Vested	(1,424)	19.33	(46)	55.24
Forfeited	(1,001)	23.22	(44)	53.53
Non-vested at December 31, 2007	4,705	$18.91	502	$41.94
Granted	2,304	10.52	1,074	20.65
Vested	(1,292)	19.66	(169)	41.05
Forfeited	(694)	10.97	(38)	25.00
Non-vested at December 31, 2008	5,023	$15.06	1,369	$25.52

Employee Stock Purchase Plan

The 1998 Employee Stock Purchase Plan, as amended, or 1998 ESPP, permits an aggregate of 1,900,000 shares of common stock to be purchased by employees at 85% of market value on the first or last day of each six-month offering period, whichever is lower, through accumulation of payroll deductions ranging from 1% to 10% of compensation subject to certain limitations. Employees purchased approximately 346,000, 207,000 and 167,000 shares for a total of $4.6 million, $6.0 million and $7.3 million, respectively, during the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, there were approximately 386,000 shares of common stock authorized for future issuance under the 1998 ESPP.

At December 31, 2008, the estimated unrecognized compensation expense related to the December 1, 2008 offering period of the 1998 ESPP, which concludes on May 31, 2009, was $804,000. The associated expense is amortized on a straight-line basis over the offering period.

P)            Income Taxes

The components of income tax expense consist of the following at December 31:

	2008 (as adjusted)	2007	2006
	(In Thousands)
Current income tax expense
Federal	$6,000	$19,764	$3,530
State	5,652	2,940	126
Foreign	138	686	—
Total current income tax expense	$11,790	$23,390	$3,656
Deferred income tax expense
Federal	$(434,275)	$(15,376)	$—
State	(15,022)	(1,744)	—
Foreign	(3,689)	—	—
Total deferred income tax benefit	$(452,986)	$(17,120)	$—
Total current and deferred income tax expense	$(441,196)	$6,270	$3,656

For each of the years ended December 31, 2008, 2007 and 2006, our United States Federal statutory tax rate was 35%, 35% and 34% and our effective tax rate was a credit of 1,137.3% and an expense of 15.4% and 2.4%, respectively. Our effective tax rate varies from our statutory tax rate for the years ended December 31 principally due to the following:

	2008 (as adjusted)	2007 (as adjusted)	2006 (as adjusted)
United States Federal statutory tax rate	35.0%	35.0%	34.0%
State income taxes, net of U.S. Federal tax expense	8.5	7.8	6.8
Tax rate and tax law differential of foreign operations	11.5	1.4	—
Research and development credits	(14.5)	(18.1)	(5.0)
Change in valuation allowance	(1,211.1)	(14.9)	(35.5)
Non-deductible items	4.2	0.5	0.6
Other	4.3	—	(0.2)
Deferred compensation amortization	—	7.1	1.7
Stock based compensation	24.9	—	—
	(1,137.3)%	15.4%	2.4%

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to tax benefit carryforwards and to differences between the financial statement amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established if, based on management’s review of both positive and negative evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized. To the extent we establish a valuation allowance or increase this allowance in a period, we include an expense within the tax provision in the statement of operations.

As of the end of the first quarter of 2008, a full valuation allowance was recorded against our net deferred tax assets in the United States and foreign jurisdictions. Based upon our settlement with Breath during the second quarter of 2008, our operating results over recent years and through June 30, 2008 and an assessment of our expected future results of operations, we determined that it is more likely than not that we will realize a substantial portion of our deferred tax assets in the United States and a foreign jurisdiction. As a result, during the second quarter of 2008, we released a total of $443.4 million of our valuation allowance, which was recorded as an income tax benefit.

As of December 31, 2008, we had a remaining valuation allowance recorded against United States net deferred tax assets of $182.8 million which consists of $145.1 million for stock based compensation deductions and $6.9 million of stock based compensation research and development credits that will be credited to additional paid-in-capital when realized; $1.9 million for certain state operating loss carryforwards, $9.0 million for capital losses and $19.9 million of research and development credits that will likely expire without being utilized. Additionally, there is a non-U.S. valuation allowance of $1.1 million for non-U.S. operating loss and tax credit carryforwards that will likely expire without being utilized.

At December 31, 2008, we had Federal tax net operating loss carryforwards of approximately $866.1 million, which expire in the years 2021 through 2025 and state tax net operating loss carryforwards of approximately $158.0 million, which expire in the years 2009 through 2025. Based upon the Internal Revenue Code and changes in company ownership, utilization of the net operating losses and tax credit carryforwards may be subject to an annual limitation. At December 31, 2008, we had non-U.S. net operating loss carryforwards of approximately $6.3 million, which will expire in the years 2009 through 2026. At December 31, 2008, we had Federal and state research and experimentation credit carryforwards of approximately $56.4 million and $31.4 million, respectively, which will expire from 2009 through 2028 and 2023, respectively, Canadian federal investment tax credits of $3.8 million, which expire in the years 2009 through 2028 and federal alternative minimum tax credits of $12.0 million which do not expire.

The components of net deferred taxes were as follows at December 31:

	2008 (as adjusted)	2007 (as adjusted)
	(In Thousands)
Assets
Net operating loss carryforwards	$311,731	$379,516
Research and development capitalization	16,321	24,161
Tax credit carryforwards	93,142	93,984
Accrued expenses	19,714	10,968
Reserves	100,394	92,472
Depreciation	2,528	2,592
Intangibles	28,770	1,664
Other	9,438	8,112
License fee	39,396	29,227
Stock based compensation	16,413	15,351
Basis difference of subsidiaries	13,231	4,118
Liabilities
Interest expense	(6,364)	(18,588)
Deferred revenue on license fees	(2,275)	(103)
Valuation allowance	(183,897)	(643,474)
Net deferred taxes	$458,542	$—

The United States and foreign components of income before income taxes were as follows for the years ended December 31:

	2008 (as adjusted)	2007 (as adjusted)	2006 (as adjusted)
	(In Thousands)
United States	$46,490	$45,495	$156,214
Foreign	(7,697)	(4,860)	(3,800)
Total	$38,793	$40,635	$152,414

We file tax returns in the United States Federal jurisdiction and in various state, local and foreign jurisdictions. During the third quarter of 2007, the Internal Revenue Service, or IRS, formally concluded its examination of our 2004 and 2005 federal income tax returns, and no payment was due as a result of the audit. We are no longer subject to IRS examination for years prior to 2005, although carryforward attributes that were generated prior to 2005 may still be adjusted upon examination by the tax authorities if they either have been or will be used in a future period. Our foreign income tax returns are not currently under examination. In 2008, the Canada Revenue Agency completed its examination of our Scientific Research and Experimental Development claims for the years ended December 31, 2006, 2005, 2004 and 2003, and no payment was due as a result of the audit. With limited exceptions, our foreign income tax returns are no longer subject to examination for years prior to 2004, although carryforward attributes that were generated prior to these periods may still be adjusted upon examination if they either have been or will be used in a future period. Undistributed earnings of non-U.S. subsidiaries approximated $7.6 million at December 31, 2008. We intend to reinvest these earnings indefinitely in operations outside the United States. The estimate of additional income tax if such earnings were remitted to the U.S. approximates $2.9 million.

Effective January 1, 2007, we adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, or FIN 48. The implementation of FIN 48 did not have a material impact on our consolidated financial statements or results of operations. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$—
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	18,438
Balance at December 31, 2007	$18,438
Additions based on tax positions related to the current year	1,098
Additions for tax positions of prior years	18,316
Reductions for tax positions of prior years	(13,185)
Balance at December 31, 2008	$24,667

The $24.7 million of unrecognized tax benefits represents approximately $10.6 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deduction. Because of the impact of deferred income tax accounting, other than for interest and penalties, the disallowance of the shorter deductibility period would not change the effective income tax rate but would accelerate the payment of cash to the taxing authority to an earlier period by approximately $900,000. Approximately $13.2 million of tax positions relate to certain tax credits which have not been utilized as of December 31, 2008. We expect the liability for unrecognized tax benefits to change by an insignificant amount during the next 12 months.

We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. This policy did not change as a result of the adoption of FIN 48. We have accrued approximately $183,000, $210,000 and $0 of interest as of December 31, 2008, 2007 and 2006, respectively, and $0 of penalties.

We completed a research tax credit study in 2008. The results of the study are included in the unrecognized tax benefits balance as of December 31, 2008.

Q)           Employees’ Savings Plan

We have a 401(k) savings plan for all domestic employees. Under the provisions of our 401(k) savings plan, employees may voluntarily contribute up to 60% of their compensation, up to the statutory limit. In addition, we can make a matching contribution at our discretion. We matched 50% of the first $7,000, $7,000 and $5,000 contributed by employees up to $3,500, $3,500 and $2,500 maximum per employee during 2008, 2007 and 2006, respectively. We incurred expenses of $5.2 million, $5.4 million and $3.9 million in 2008, 2007 and 2006, respectively, as a result of our matching contribution.

R)            Restructuring Charges

During the year ended December 31, 2007, we completed an evaluation of our sales force structure, size and allocation in an attempt to maximize efficiency of our sales force. This evaluation resulted in a decision to restructure and re-align our sales force. The restructuring program was completed by December 31, 2007, approximately 300 positions were eliminated and we recorded a charge of $6.9 million. This charge was primarily comprised of severance costs for terminated employees and contract termination costs for excess leased computer equipment and company cars.

During 2008, we reversed $566,000 of our restructure reserve primarily as a result of a change in estimate associated with employee severance costs and contract terminations.

The following table sets forth the restructuring accrual activity during the years ended December 31, 2008 and 2007:

	Employee Related Items and Benefits	Contract Terminations	Total
	(In Thousands)
Restructuring charges accrual at December 31, 2006	$—	$—	$—
Initial provision	6,493	428	6,921
Cash payments	(187)	—	(187)
Restructuring charges accrual at December 31, 2007	$6,306	$428	$6,734
Adjustments to the initial provision	(239)	(327)	(566)
Cash payments	(6,067)	(101)	(6,168)
Restructuring charges accrual at December 31, 2008	$—	$—	$—

S)            Business Segment Reporting

With the addition of SPI, we now report and operate in two segments distinguished by strategic business units that offer different products: (i) Sepracor Inc., which consists of Sepracor and our subsidiaries other than SPI and currently engages in the discovery, research and development and commercialization of pharmaceutical products and (ii) SPI, which currently engages in the licensing and commercialization of pharmaceutical products in Canada.

Following the acquisition of SPI in June 2008, in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, we began to separately report information for the SPI segment. The accounting policies of both segments are the same as those described in the summary of significant accounting policies, which are contained in Note B “Summary of Significant Accounting Policies”.

The tables below represent segment information for the periods identified and provides a reconciliation of segment information to total consolidated information. Reconciliations of segment information for the years ended December 31, 2007 and 2006 are not presented as Sepracor had only one segment during those periods. For the Sepracor segment and SPI, segment income (loss) from operations represents segment gross profit less direct research and development expenses, acquired IPR&D, direct selling, general and administrative expenses and amortization of intangible assets. There are no inter-segment revenues and we do not report capital expenditures by segment as such information is not used by our chief operating decision-maker.

	December 31, 2008 (as adjusted)
	Sepracor	SPI	Consolidated
	(In Thousands)
Product revenues	$1,204,187	$11,052	$1,215,239
Royalties and license fees	76,152	898	77,050
Total revenues	$1,280,339	$11,950	$1,292,289
Income (loss) from operations	$60,699	$(1,254)	$59,445
Total assets	$1,751,397	$55,927	$1,807,324
Depreciation and amortization	$33,019	$2,117	$35,136

Reconciling information between reportable segments and consolidated totals is shown in the following table:

December 31, 2008 (as adjusted)
(In Thousands)
Income (loss) from operations	$59,445
Interest income	22,301
Interest expense	(34,105)
Gain on extinguishment of debt	4,214
Equity in investee losses	(1,103)
Other income (expense)	(11,960)
Income (loss) before income taxes	$38,792

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All of our revenues in 2008, 2007 and 2006 were received from unaffiliated customers located in the United States and Canada. Product revenue by product is presented below, and since revenue for SPI is less than 1% of total revenue we have only presented this information on a consolidated basis for SPI:

	2008	2007	2006
	(In Thousands)
Product sales:
XOPENEX Inhalation Solution	$441,011	$487,189	$542,944
LUNESTA	600,283	600,904	565,436
XOPENEX HFA	74,213	74,883	40,994
BROVANA	57,239	14,280	—
OMNARIS Nasal Spray	14,632	—	—
ALVESCO HFA Inhalation Aerosol	16,809	—	—
SPI	11,052	—	—
Total product sales	$1,215,239	$1,177,256	$1,149,374

Long-lived asset information, which is comprised of property and equipment, by geographic area is presented below:

	2008 (as adjusted)	2007	2006
	(In Thousands)
Long-lived assets:
United States	$106,217	$75,151	$64,156
Canada	11,657	12,157	8,655
Total long-lived assets	$117,874	$87,308	$72,811

T)            Quarterly Consolidated Financial Data (Unaudited)

	First Quarter (as adjusted)	Second Quarter(1) (as adjusted)	Third Quarter (as adjusted)	Fourth Quarter (as adjusted)
	(In Thousands, Except Per Share Data)
2008
Net revenues	$320,779	$294,145	$307,673	$369,692
Gross profit	$292,703	$266,899	$272,155	$330,533
Net income attributable to common shares and other participating securities	$7,118	$380,933	$10,815	$81,122
Basic net income attributable to common shares and other participating securities	$0.07	$3.52	$0.10	$0.74
Diluted net income attributable to common shares and other participating securities	$0.06	$3.28	$0.09	$0.70

2007
Net revenues	$327,700	$276,792	$280,758	$339,980
Gross profit	$296,425	$251,927	$254,367	$306,395
Net income (loss) attributable to common shares and other participating securities	$12,985	$(701)	$33,467	$(11,385)
Basic net income (loss) attributable to common shares and other participating securities	$0.12	$(0.01)	$0.31	$(0.11)
Diluted net income (loss) attributable to common shares and other participating securities	$0.11	$(0.01)	$0.29	$(0.11)

(1)           The three months ended June 30, 2008 includes the release of our valuation allowance.

U)            Subsequent Events

In January 2009, we announced a corporate restructuring and workforce reduction plan pursuant to which we intend to reduce our workforce by approximately 20%, or approximately 530 positions, of which approximately 180 are corporate positions and approximately 350 are field-based positions. We expect to substantially complete the workforce reduction by the end of the second quarter of 2009. In addition, we eliminated approximately 410 contract sales organization sales representative positions. In total, our sales positions were reduced to approximately 1,325.

As a result of the reduction in workforce, we expect to record charges and make future payments of between $33.0 million and $37.0 million, a substantial portion of which we anticipate will be recorded in the first quarter of 2009. We currently expect these charges to consist of approximately $23.0 million to $24.0 million relating to employee termination benefits and approximately $10.0 million to $13.0 million relating to other charges, including contract sales organization termination fees and lease termination fees associated with office locations, equipment and automobiles. The increase in the estimate of our restructuring charge from our previously announced range primarily relates to recent decisions to vacate two additional office locations and fees related to the termination of our contact sales organization earlier than previously anticipated. Our estimated restructuring charge is based on a number of assumptions. Actual results may differ materially and additional charges not currently expected may be incurred in connection with, or as a result of, these reductions.

On February 17, 2009, we announced that we commenced a tender offer to purchase for cash up to all $382.5 million aggregate par value amount of our outstanding 0% notes due 2024. The terms and conditions of the offer are set forth in the Schedule TO, Offer to Purchase and the related Letter of Transmittal filed with the SEC on February 17, 2009. We are offering to purchase the notes at a price of $970 for each $1,000 of par value amount of notes tendered. The tender offer will expire at midnight, New York City time, at the end of March 16, 2009, unless extended or earlier terminated pursuant to the terms of the tender offer. The tender offer will not be contingent upon any minimum number of notes being tendered but is subject to certain conditions described in the Offer to Purchase.

SEPRACOR INC.

Schedule II

Valuation and Qualifying Accounts and Reserves

Years Ended December 31, 2008, 2007 and 2006

(In Thousands)

Description	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Allowance for Doubtful Accounts(2)
Year Ended December 31, 2008	$459	$450	$42	$867
Year Ended December 31, 2007	$470	$—	$11	$459
Year Ended December 31, 2006	$470	$—	$—	$470
Sales Rebates, Chargebacks & Allowances(3)
Year Ended December 31, 2008	$221,488	$493,470	$461,596	$253,362
Year Ended December 31, 2007	$144,413	$355,666	$278,591	$221,488
Year Ended December 31, 2006	$96,099	$236,470	$188,156	$144,413
Sales Return Reserves(4)
Year Ended December 31, 2008	$24,351	$19,213	$20,337	$23,227
Year Ended December 31, 2007	$23,218	$29,606	$28,473	$24,351
Year Ended December 31, 2006	$16,269	$20,253	$13,304	$23,218
Deferred Tax Asset Valuation Allowance(1) (as adjusted)
Year Ended December 31, 2008	$643,474	$29,531	$489,108	$183,897
Year Ended December 31, 2007	$667,174	$144,974	$168,674	$643,474
Year Ended December 31, 2006	$700,863	$14,223	$47,912	$667,174

(1)           As discussed in Note C to the consolidated financial statements, we changed the manner in which we account for certain convertible debt instruments effective January 1, 2009, which has been reflected in this schedule. Additions to Deferred Tax Asset Valuation Allowance are recorded as expense.

(2)           Additions to Allowance for Doubtful Accounts are recorded as an expense.

(3)           Additions to Sales Rebates, Chargebacks and Allowances are recorded as a reduction of revenue.

(4)           Additions to Sales Return Reserves are recorded as a reduction of revenue.

S-1